     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 1997

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          ACCLAIM ENTERTAINMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    7372                                   38-2698904
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------

                               ONE ACCLAIM PLAZA
                           GLEN COVE, NEW YORK 11542
                                 (516) 656-5000
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                   Copies to:

                     GREGORY E. FISCHBACH                                        JAYSHREE PARTHASARATHY, ESQ.
                   CHIEF EXECUTIVE OFFICER                                           ROSENMAN & COLIN LLP
                 ACCLAIM ENTERTAINMENT, INC.                                          575 MADISON AVENUE
                      ONE ACCLAIM PLAZA                                            NEW YORK, NEW YORK 10022
                  GLEN COVE, NEW YORK 11542                                       TELEPHONE: (212) 940-8800
                        (516) 656-5000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED             PROPOSED
          TITLE OF EACH CLASS              AMOUNT TO BE    MAXIMUM OFFERING    MAXIMUM AGGREGATE        AMOUNT OF
     OF SECURITIES TO BE REGISTERED         REGISTERED     PRICE PER UNIT(1)   OFFERING PRICE(2)    REGISTRATION FEE
Common stock, par value $0.02 per            3,014,725
  share.................................      shares             $5.06           $15,254,508.50         $4,622.58

(1) The 3,014,725 shares are to be offered from time to time by selling stockholders based upon prevailing market prices.

(2) Estimated, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, solely for the purpose of determining the registration fee, based on the average of high and low prices of the Common Stock as quoted on The NASDAQ Stock Market National Market System on March 13, 1997.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH   , 1997

PROSPECTUS

                               3,014,725 Shares

                          ACCLAIM ENTERTAINMENT, INC.

                                  COMMON STOCK

                            ------------------------

     The 3,014,725 shares (the 'Shares') of common stock, par value $0.02 per share (the 'Common Stock'), of Acclaim Entertainment, Inc. ('Acclaim', and, together with its subsidiaries, the 'Company') covered by this Prospectus are being offered and sold by the selling stockholders (the 'Selling Stockholders') named herein. The Shares were originally issued by the Company to the Selling Stockholders in separate privately- negotiated transactions pursuant to the exemption from registration provided under Section 4(2) of the Securities Act of 1933 (the 'Securities Act'). See 'Selling Stockholders.'

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Company has been advised by the Selling Stockholders that they may from time to time sell all or a portion of the Shares on The NASDAQ Stock Market, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or in private transactions at negotiated prices and on terms to be determined at the time of sale. The Shares may be sold directly, through an underwritten offering, through agents designated from time to time or to or through broker-dealers designated from time to time. To the extent required, the number of Shares to be sold, the purchase price, the public offering price, if applicable, the name of any such agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus. The Selling Stockholders may also sell all or a portion of the Shares pursuant to Rule 144 promulgated under the Securities Act, to the extent that such sales may be made in compliance with such Rule. See 'Plan of Distribution.' The Company knows of no selling arrangement between any underwriter, agent or broker-dealer and the Selling Stockholders.

     The Selling Stockholders and any broker-dealers or agents who participate with the Selling Stockholders in the distribution of any Shares may be deemed to be 'underwriters' as such term is defined under the Securities Act and any discount or commission received by them and any profit on the sale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Selling Stockholders have agreed to indemnify the Company, and the Company has agreed to indemnify the Selling Stockholders, against certain liabilities, including liabilities under the Securities Act. See 'Plan of Distribution' for a description of this agreement and other arrangements between the Company and the Selling Stockholders. Expenses of this offering (excluding legal and accounting fees, if any, incurred by the Selling Stockholders, which will be borne in full by the Selling Stockholders), estimated at $35,000, will be paid by the Company.
                            ------------------------

     SEE 'RISK FACTORS' ON PAGE 7 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.
                            ------------------------

     The Common Stock is traded on The NASDAQ Stock Market National Market System under the symbol 'AKLM.' On March 13, 1997, the last reported sale price of the Common Stock was $5.06 per share.
                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The offering is subject to withdrawal and cancellation at any time, without notice.
                            ------------------------

                 The date of this Prospectus is March __, 1997.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus, including certain statements in 'THE COMPANY,' 'MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS' and 'BUSINESS' sections, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the 'Exchange Act'). When used in this Prospectus, the words 'believe,' 'anticipate,' 'think,' 'intend,' 'plan,' 'will be,' 'strategy' and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the Company are subject to certain risks and uncertainties, including those discussed in 'RISK FACTORS' on pages 10 to 25, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange Commission (the 'Commission'). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 40 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site at 'http://www.sec.gov' that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

     The Company has filed with the Commission a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the 'Registration Statement') under the Securities Act with respect to the registration of the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the contents of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, as well as items of information omitted from this Prospectus but contained in the Registration Statement and reports and other information filed by the Company, may be inspected without charge at the public reference facilities referred to above and copies of all or any part thereof may be obtained from the Commission upon request and payment of the prescribed fee.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Consolidated Financial Statements and notes thereto, appearing elsewhere in this Prospectus. All references to a fiscal year are to the Company's fiscal year which ends August 31.

                                  THE COMPANY

     The Company is a developer, publisher and mass marketer of interactive entertainment software products ('Software') for use with dedicated interactive entertainment hardware platforms ('Entertainment Platforms') and multimedia personal computer systems ('PCs'). The Company operates its own Software design studios, and a motion capture studio, and markets and distributes its products in the major territories throughout the world. The Company's operating strategy is to develop Software for the Entertainment Platforms and PCs that dominate the interactive entertainment market at a given time or which the Company perceives as having the potential for achieving mass market acceptance. The Company's strategy is to emphasize sports simulation and arcade style titles for Entertainment Platforms and fantasy/role-playing, adventure and sports simulation titles for PCs. The Company intends to continue to support its existing key brands with the introduction of new titles supporting those brands and to develop one additional key brand each year based on its original and licensed properties, which may then be featured on an annual basis in successive titles.

     The Company also engages in: (i) the development and publication of comic books, which commenced in July 1994 through the acquisition of Acclaim Comics, Inc. ('Acclaim Comics'); (ii) the distribution of Software titles developed by other software publishers ('Affiliated Labels'), which commenced in the first quarter of fiscal 1995; (iii) the marketing of its motion capture technology and studio services, which commenced in the first quarter of fiscal 1995; and (iv) the distribution of coin- operated video arcade games, which commenced in May 1996.

     The Company believes the Software industry is driven by the size of the installed base of, and the rapid technological changes in, Entertainment Platforms such as those manufactured by Nintendo Co., Ltd. (Japan) (Nintendo Co., Ltd. (Japan) and its subsidiary, Nintendo of America, Inc., are collectively herein referred to as 'Nintendo'), Sony Corporation (Sony Corporation and its subsidiary, Sony Computer Entertainment of America, are collectively herein referred to as 'Sony') and Sega Enterprises Ltd. ('Sega') and PCs. The industry is characterized by rapid technological change, resulting in Entertainment Platform and related Software product cycles. No single Entertainment Platform or system has achieved long-term dominance in the interactive entertainment market. See 'Risk Factors.'

     In fiscal 1996, the Company suffered a substantial decrease in revenues as compared to fiscal 1994 and 1995, and recorded a loss from operations of $274.5 million. The Company's decrease in revenues was primarily a result of the transition in the interactive entertainment market from 16-bit platforms to the next generation platforms. The Company had anticipated that Software sales for the 16-bit Entertainment Platforms would continue at historic levels through December 1996. However, the 16-bit Software market matured much more rapidly than anticipated and the Company's Christmas 1995 16-bit Software sales were substantially lower than anticipated and, by April 1996, the Company derived minimal profits from such Software sales and exited the 16-bit and portable cartridge market. Additionally, during the past three years the Company had invested in three Software development studios, a comic book publishing operation and a motion capture studio, all of which significantly increased the Company's fixed operating costs. See 'Management's Discussion of Financial Conditions and Results of Operations.' The Company believes that the strength of its anticipated new product releases, combined with its recently implemented expense reduction initiatives and strong distribution channels, position the Company to benefit from the expanding market for next generation Software to be used on the new Entertainment Platforms.

     On February 26, 1997, the Company closed its offering (the 'Convertible Note Offering') of $50 million aggregate principal amount of 10% Convertible Subordinated Notes due 2002 (the 'Notes'). The net proceeds of the Convertible Notes Offering were used, in part, to retire $16.0 million of indebtedness to Midland Bank plc ('Midland') and to pay down $2 million of indebtedness to Fleet Bank, N.A. ('Fleet'). On March 5, 1997, the

Company completed the sale of substantially all of the assets and certain liabilities of Acclaim Redemption Games, Inc. (formerly Lazer-Tron Corporation) ('Lazer-Tron') for $6 million in cash. See 'Recent Developments.'

     The Company sells its Software primarily to mass merchandisers, large retail toy store chains, department stores and specialty stores, including Toys R Us, Walmart, K Mart, Target and Sears, among others. The Company generally does not have written agreements with its customers. The loss of any important customer could have a material adverse effect on the Company. See 'Risk Factors.'

     A Delaware corporation, Acclaim was founded in 1987 and has overseas operations in Japan, Canada, France, Germany, Spain and the United Kingdom.

     The Company's principal executive offices are located at One Acclaim Plaza, Glen Cove, New York 11542, and its telephone number is (516) 656-5000.

                                  RISK FACTORS

     See 'Risk Factors' for information that should be considered by prospective investors.

                                  THE OFFERING


Common Stock Offered......................  3,014,725 shares of Common Stock by the Selling Stockholders.

Common Stock Outstanding Prior to and
  After the Offering......................  50,055,060 shares(1)(2)

Use of Proceeds...........................  The Company will not receive any proceeds from the sale of any of the
                                            Shares by the Selling Stockholders

NASDAQ National Market Symbol.............  AKLM

------------------
(1) Excludes 18,752,159 shares subject to options and warrants granted by the Company and outstanding at March 10, 1997.

(2) Does not give effect to any conversion of the Notes into Common Stock. See 'Recent Developments.'

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following summary consolidated financial information should be read in conjunction with the consolidated financial statements of the Company and the notes thereto and the 'Management's Discussion and Analysis of Financial Condition and Results of Operations' section appearing elsewhere in this Prospectus. The consolidated financial statement data as of and for the fiscal years ended August 31, 1994, 1995 and 1996 are derived from, and are qualified by reference to, the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The consolidated financial statements of the Company have been audited by Grant Thornton LLP, independent certified public accountants, for the fiscal years ended August 31, 1992, 1993, 1994 and 1995. The auditors' report for fiscal 1995 included an explanatory paragraph as to uncertainty relating to the eventual outcome of certain class action lawsuits. The consolidated financial statements of the Company for the fiscal year ended August 31, 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The auditors' report for fiscal 1996 includes an explanatory paragraph relating to the Company's ability to continue as a 'going concern' and indicates that the auditors were unable to review the selected quarterly data in accordance with professional standards. The consolidated financial statement data with respect to the fiscal years ended August 31, 1992 and 1993 are derived from audited consolidated financial statements of the Company not included in this Prospectus. The consolidated financial statement data for the three months ended November 30, 1995 and 1996 has been derived from, and is qualified by reference to, the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus and for the three months ended November 30, 1996, and includes all adjustments consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the results of the Company for such period.


                                                                                                   THREE MONTHS ENDED
                                                   FISCAL YEAR ENDED AUGUST 31,                       NOVEMBER 30,
                                     ---------------------------------------------------------    --------------------
                                     1992(1)       1993      1994(2)     1995(3)      1996(4)     1995(5)       1996
                                     --------    --------    --------    --------    ---------    --------    --------
                                                         (IN 000'S, EXCEPT PER SHARE INFORMATION)
STATEMENT OF OPERATIONS DATA:
Net revenues......................   $214,628    $327,091    $480,756    $566,723    $ 161,945    $134,447    $ 53,338
Cost of revenues..................    114,114     170,748     220,744     268,501      180,072      75,863      23,442
Gross (loss) profit...............    100,514     156,343     260,012     298,222      (18,127)      58,58     429,896
Selling, advertising, general and
  administrative expenses.........     66,493     101,950     172,099     203,930      200,440      47,494      35,344
Product development...............      2,149       3,036       4,626      10,126       34,582       5,089       7,545
Operating interest................      1,583       1,183       1,979       3,957        6,417       1,032         960
Depreciation and amortization.....      3,197       3,227       3,838       9,543       14,910       3,497       4,158
(Loss) earnings from operations...     27,092      46,947      77,470      70,666     (274,476)      1,472     (18,111)
Other income (expense), net.......     (3,255)      1,138        (475)      5,608        5,609        (597)     (1,119)
(Loss) earnings before income
  taxes...........................     23,837      48,085      76,995      76,274     (268,867)        875     (19,230)
Net (loss) earnings...............   $ 13,846    $ 28,185    $ 45,055    $ 44,770    $(221,368)   $    595    $(19,000)
                                     --------    --------    --------    --------    ---------    --------    --------
                                     --------    --------    --------    --------    ---------    --------    --------
Net (loss) earnings per common and
  common equivalent share(6)......   $   0.37    $   0.63    $   1.00    $   0.86    $   (4.47)   $   0.01    $  (0.38)
                                     --------    --------    --------    --------    ---------    --------    --------
                                     --------    --------    --------    --------    ---------    --------    --------
Weighted average number of common
  and common equivalent shares
  outstanding.....................     37,815      44,875      45,150      52,300       49,515      56,640      49,700

                                                                                           NOVEMBER 30, 1996
                                                                                     -----------------------------
                                                                                      ACTUAL        AS ADJUSTED(7)
                                                                                     --------       --------------
BALANCE SHEET DATA:
Working capital (deficiency)......................................................   $(25,009)         $ 22,391
Total assets......................................................................    224,226           254,726
Current portion of long-term debt.................................................     23,916             4,416
Long-term liabilities.............................................................      3,994            53,994
Stockholders' equity..............................................................     75,231            75,231

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------
(1) Includes results of operations of Arena Entertainment, Inc. from January 4, 1992.

(2) Includes results of operations of Acclaim Comics, Inc. from July 29, 1994.

(3) Includes results of operations of Iguana Entertainment, Inc. from January 4, 1995 and of Acclaim Redemption Games, Inc. for the entire year.

(4) Includes results of operations of Sculptured Software, Inc. and Probe Entertainment Limited for the entire year.

(5) Adjustments in the fourth quarter of fiscal 1996, on a pre-tax basis, aggregated $138.3 million, a portion of which related to prior quarters. Accordingly, for comparative quarterly purposes, during fiscal 1997, the 1996 quarterly operating results may not necessarily be indicative of the results of operations for such quarterly periods if these year-end adjustments could be allocated to the respective quarters. See Note 22 of Notes to Consolidated Financial Statements.

(6) All common share information has been restated to reflect the three-for-two stock split in the form of a 50% stock dividend distributed on August 23, 1993.

(7) After giving effect to the repayment of $1.5 million Midland Bank plc debt in January 1997, the Convertible Notes Offering (as defined herein) and the application of the net proceeds therefrom. See 'Recent Developments.'

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors, among others, should be considered carefully in evaluating the investment in the Company offered hereby.

RECENT OPERATING RESULTS

     The Company's net revenues declined from $134.4 million for the three months ended November 30, 1995 to $53.3 million for the three months ended November 30, 1996 and from $566.7 million in fiscal 1995 to $161.9 million in fiscal 1996. The Company had net earnings of $0.6 million for the three months ended November 30, 1995 and a net loss of $(19.0) million for the three months ended November 30, 1996 and net earnings of $44.8 million in fiscal 1995 and a net loss of $(221.4) million in fiscal 1996. The loss for fiscal 1996 includes, among other things, the second and fourth quarter special cartridge video charges taken by the Company aggregating approximately $114 million. Adjustments in the fourth quarter of fiscal 1996, on a pre-tax basis, aggregated $138.3 million, a portion of which related to prior quarters. Accordingly, for comparative quarterly purposes, during fiscal 1997, the 1996 quarterly operating results may not necessarily be indicative of the results of operations for such quarterly periods if these year-end adjustments could be allocated to the respective quarters. The Company believes that its revenues and operating results from the sale of its Software for 32- and 64- bit hardware platforms and for PCs during the remainder of fiscal 1997 will be materially less than its revenues and operating profits in fiscal 1994 and 1995. The Company may not be able to offset the decline in 16-bit Software sales with increased sales of Software for the new Entertainment Platforms and PC systems in fiscal 1998 and beyond. In such event, the Company's results of operations and profitability will continue to be materially adversely affected. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations.'

LIQUIDITY AND BANK RELATIONSHIPS

     The Company's net cash used in operations was approximately $15.7 million for the three months ended November 30, 1995 and the Company's net cash provided by operations was approximately $30.5 million for the three months ended November 30, 1996 primarily due to an approximate $53 million income tax refund related to the carryback of its loss for fiscal 1996. The Company's net cash used in operations increased from approximately $7.3 million in fiscal 1995 to approximately $38.3 million in fiscal 1996. Without giving effect to the tax refund during the first quarter of fiscal 1997, the Company has experienced negative cash flow from operations in recent periods primarily due to the industry transition from 16-bit to 32- and 64-bit Entertainment Platforms and related Software titles.

     The Company anticipates that its cash flows from operations will not be sufficient to cover its operating expenses during the remainder of fiscal 1997. There can be no assurance that the Company's operating expenses will not materially exceed cash flows available from the Company's operations in future periods. To provide liquidity, the Company has reduced the number of its employees, has raised approximately $47.4 million of net proceeds in the Convertible Note Offering, and is currently pursuing various alternatives, including further expense reductions, the raising of additional capital, including a $7.5 million short term facility to be provided by BNY Financial Corporation ('BNY') and up to $15 million of borrowings from hardware vendors, and the sale of certain other assets.

     As discussed below (see 'Recent Developments') the Company (i) on February 26, 1997, consummated the Convertible Note Offering, (ii) used approximately $16.0 million of the net proceeds of the Convertible Note Offering to retire its term loan to Midland and $2.0 million of such proceeds to pay down its mortgage loan from Fleet, (iii) recently effected a series of amendments to its loan covenants with BNY and Fleet in connection with obtaining waivers of its defaults under those agreements and (iv) on March 5, 1997, sold substantially all of the assets and certain liabilities of Acclaim Redemption Games, Inc. (formerly Lazer-Tron Corporation) for $6 million in cash. There can be no assurance that additional capital infusions will be available or that any additional capital infusions or sales could be effected on satisfactory terms. In addition to the foregoing, the Company's liquidity is materially dependent in the short-term on the Company's ability to achieve its anticipated sales levels for its titles, including Turok: Dinosaur Hunter and, in the future, on its ability to develop and market 'hit' Software for the Entertainment Platforms that dominate the interactive entertainment market, as discussed below. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity.'

     At August 31, 1996 and November 30, 1996 the Company was in default of various financial and other covenants under its loan agreements with BNY, Midland and Fleet. The inclusion of a 'going concern' paragraph in respect of the Company's fiscal 1996 audit report also constituted an event of default under the loan facility with BNY and Midland. The Midland loan was repaid on February 27, 1997 with a portion of the proceeds of the Convertible Note Offering, and BNY and Fleet have waived the defaults at August 31, 1996 and November 30, 1996, including the 'going concern' default. Although the Company is current in its payments under all its existing facilities, BNY has conditioned its waiver of the defaults on the Company's ability to pay its outstanding obligations as they become due by March 31, 1997. At February 28, 1997, the Company had approximately $76.6 million of outstanding indebtedness which includes $10.5 million of letters of credit, $5 million of obligations under capital leases and $50 million of the Notes. Although the Company believes it will be able to remain in compliance with the new financial covenants obtained from its lenders, there can be no assurance that additional covenant defaults, or a payment default, will not occur in the future. The Company's ability to meet these covenants and meet such obligations can be affected by factors beyond its control. There can be no assurance that the Company will be able to obtain waivers of any future default or that the lenders will not exercise their remedies including acceleration of the loans, demand for immediate repayment and/or foreclosure on any collateral securing such loans. In such event, the Company's operations would be materially adversely affected.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT

     As of November 30, 1996, as adjusted for the Company's repayment of $1.5 million of Midland debt in January 1997, the offering of the Notes and the application of the proceeds therefrom, the Company's total long-term debt (including current portion) would have been $65.5 million. On the same pro forma basis, the Company's pre-tax earnings would have been insufficient to cover fixed charges by $272.3 million for the year ended August 30, 1996 and $20.2 million for the quarter ended November 30, 1996.

     The Company had violated certain financial covenants under its bank agreements. See 'Liquidity and Bank Relationships' below. The Company's ability to satisfy its obligations will be dependent upon its future performance, which is subject to prevailing economic conditions and financial, business and other factors, including factors beyond the Company's control. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Recent Developments.'

     The level of the Company's indebtedness could have important consequences to investors in the Company, because: (i) a portion of the Company's cash flow from operations must be dedicated to debt service, including the Notes and the

Company's existing bank obligations, and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, or to pursue possible expansion of its business or acquisitions, may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the interactive entertainment industry and economic conditions generally, making it more vulnerable to adverse economic conditions and limiting its ability to withstand competitive pressures or take advantage of business opportunities. Certain of the Company's competitors currently operate on a less leveraged basis, and are likely to have significantly greater operating and financing flexibility than the Company.

     The Company believes that, based upon current levels of operations, it should be able to meet its interest obligations on the Notes, and its interest and principal obligations under its bank agreements when due. However, if the Company cannot generate sufficient cash flow from operations to meet its debt obligations when due, the Company might be required to restructure or refinance its indebtedness. There can be no assurance that any such restructuring or refinancing will be effected on satisfactory terms or will be permitted by the terms of the Indenture dated as of February 26, 1997 between the Company and IBJ Schroder Bank & Trust Company (the 'Trustee'). or the Company's existing indebtedness. There can be no assurance that the Company's operating cash flows will be sufficient to meet its debt service requirements or to repay the Notes at maturity or that the Company will be able to refinance the Notes or other indebtedness at maturity. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Prior Rights of Creditors', below.

PRIOR RIGHTS OF CREDITORS

     The Company has outstanding long-term indebtedness of $76.6 million at February 28, 1997, including $10.5 million of letters of credit, $5 million under capital leases and $50 million of the Notes. The Company's failure to make payments of interest or principal on such indebtedness when due may result in defaults under its agreements with respect to such indebtedness and under the Indenture, governing the Notes (the 'Indenture') permits the Company or its subsidiaries to incur certain additional indebtedness. Certain of such indebtedness is secured by liens on substantially all of the assets of the Company.

     In addition, the Indenture provides that, upon the occurrence of certain events (each a 'Repurchase Event'), the Company may be obligated to repurchase all or a portion of the outstanding Notes. If a Repurchase Event were to occur and the Company did not have, or could not obtain, sufficient financial resources to repurchase the Notes, such failure to repurchase the Notes would constitute an event of default under the Indenture. The occurrence of certain Repurchase Events would also constitute a default under certain of the Company's current debt agreements, including the Company's main credit facility with BNY, and may constitute an event of default under the terms of future agreements with respect to the Company's borrowings. The default under the Indenture for the Company's failure to effect a repurchase of the Notes would also constitute an event of default under certain of such other existing debt agreements.

     Further, the Company's ability to meet its debt service obligations are, in part, dependent upon its receipt of dividends and other advances and transfers of funds from its subsidiaries. The ability of the Company's subsidiaries to pay such dividends and make such advances will be subject to applicable state and foreign law regulating the payment of dividends and the terms of the Company's existing bank agreements and the Indenture. A significant portion of the Company's assets, operations, trade payables and other indebtedness are located at subsidiaries of the Company and the creditors of such subsidiaries would generally recover from the assets of such subsidiaries on the obligations owed to them by such subsidiaries prior to any recovery by creditors of the Company and prior to any distribution of remaining assets to equity holders of the Company.

     An event of default with respect to the Company's current bank agreements may result in acceleration of the Company's obligations under such bank agreements or demand by the lenders for immediate repayment and would entitle any secured creditor in respect of such debt to proceed against the collateral securing such defaulted loan. An event of default under the Indenture may result in action by the Trustee on behalf of the Noteholders. In the event of such acceleration by the Company's creditors or action by the Trustee, holders of indebtedness would be entitled to payment out of the assets of the Company. If the Company becomes insolvent, is liquidated or reorganized, it is possible that there will not be sufficient assets remaining after payment to such creditors for any distribution to holders of Common Stock.

GOING CONCERN CONSIDERATIONS

     The report of KPMG Peat Marwick LLP, independent auditors for the Company, on the Company's financial statements for the fiscal year ended August 31, 1996 includes an explanatory paragraph relating to substantial doubt as to the ability of the Company to continue as a going concern. The Company incurred significant losses from operations in fiscal 1996 and in the first quarter of fiscal 1997 and anticipates incurring material losses for the second and third quarters of fiscal 1997 and losses for fiscal 1997. As discussed above, the Company was in default of various covenants under the agreements with certain of its lenders. In addition, the Company has experienced, and expects to continue to experience during fiscal 1997, negative cash flow from operations, and is a party to significant litigation, including various class action lawsuits. A 'going concern' explanatory paragraph is expected to have a material adverse effect on the terms of any bank financing or capital the Company may seek in the future. See Note 2 of Notes to Consolidated Financial Statements.

LITIGATION

     The Company and certain of its directors and executive officers are parties to various litigations, including federal class actions, arising in connection with the December 1995 revision of the Company's previously announced earnings, the 1995 acquisition of Lazer-Tron, statements made with respect to the Company's agreement with WMS Industries, Inc., a dispute with Spectrum Holobyte California, Inc. and distribution arrangements with Digital Pictures, Inc. and Sound Source Interactive, Inc. The Company is also subject to a private order of investigation from the Commission arising out of the Company's earnings estimate for fiscal 1995 and its decision in the second quarter of fiscal 1996 to exit the 16-bit portable and cartridge markets and various other litigations and claims arising in the ordinary course of business. See 'Legal Proceedings' and Note 20 of Notes to the Consolidated Financial Statements. The Company could issue significant amounts of its securities and/or use a portion of the net proceeds from the Convertible Note Offering in order to settle such litigations. The Company could also be the subject of additional material claims from the Selling Stockholders alleging that the Company was to effect registration statements for the resale by such stockholders and of all or a portion of their shares of Common Stock based on such stockholders, inability to sell all or a portion of their shares of Common Stock pursuant to such registration statements at times when the Company's securities were publicly traded for prices significantly higher than the current market price. No provision for any liability that may result upon adjudication of these matters has been recognized in the Company's consolidated financial statements. Accordingly, any payments of settlements or judgments with respect to these litigations would result in a charge to earnings and would have a material adverse effect on the financial condition and results of operations of the Company. Other than ordinary course litigations, the resolution of which the Company believes would have a material adverse effect on its business, an adverse result in the other litigations to which the Company is a party could have a material adverse effect on the Company. A portion of any settlement or judgment in one or more of the litigations to which the Company is a party may be covered by the Company's insurance.

INDUSTRY TRENDS; PLATFORM TRANSITION; TECHNOLOGICAL CHANGE

     The interactive entertainment industry is characterized by, and the Company anticipates that in both the short- and long-term future it will continue to undergo, rapid technological change due in large part to (i) the introduction of Entertainment Platforms incorporating more advanced processors and operating systems, (ii) the impact of technological changes embodied in PCs and Software therefor, (iii) the development of electronic and wireless delivery systems, and
(iv) the entry and participation of new companies in the industry. These factors have resulted in Entertainment Platform and Software life cycles. As a result, the Company must continually anticipate and adapt its products to emerging Entertainment Platforms and systems and evolving consumer preferences. There can be no assurance that the Company will be successful in developing and marketing Software for new Entertainment Platforms. No single Entertainment Platform or system has achieved long-term dominance. The process of developing Software products such as those offered by the Company is extremely complex and is expected to become more complex and expensive in the future as consumers demand more sophisticated and elaborate features and as new platforms and technologies are introduced.

     Development of Software for emerging Entertainment Platforms requires substantial investments in research and development for new and improved technologies in the areas of graphics, sound, digitized speech, music and video. Such research and development must occur well in advance of the release of new

Entertainment Platforms in order to allow sufficient lead time to develop and introduce new Software products on a timely basis. This generally requires the Company to predict the probable success of future Entertainment Platforms as much as 12 to 24 months prior to their introduction. Substantially all of the Company's revenues in fiscal 1997 are anticipated to be derived from the sale of Software designed to be played on the Sony PlayStation, the Sega Saturn, the Nintendo N64 and PCs. At any given time, the Company has expended significant development and marketing resources on product development for platforms (such as the 16- bit Nintendo SNES and Sega Genesis platforms) that could have shorter life cycles than the Company expected, as in fiscal 1996, or on products designed for new platforms (such as the Sony PlayStation and Nintendo N64) that have not yet achieved large installed bases. If the Company does not accurately predict the success, size of the installed base and life cycle of existing or future Entertainment Platforms due to, among other things, the long Software development lead times involved, it could be in the position, as it was in fiscal 1996 and in the first quarter of fiscal 1997, of marketing Software for
(i) new Entertainment Platforms that have not yet achieved significant market penetration and/or (ii) Entertainment Platforms that have become or are becoming obsolete due to the introduction or success of new Entertainment Platforms. There can be no assurance that the Company will be able to accurately predict such matters, and its failure to do so would have a material adverse effect on the Company.

     Failure to develop products for Entertainment Platforms that achieve significant market acceptance, discontinuance of development for a platform that has a longer than expected life cycle, development for a platform that does not achieve a significant installed base or continued development for a platform that has a shorter than expected life cycle, may have a material adverse effect on the Company's business, financial condition and operating results.

     The Company's results of operations and profitability have been materially adversely affected during the fiscal year ended August 31, 1996 and the fiscal quarter ended November 30, 1996, and are anticipated to be so affected during the balance of fiscal 1997, by the material decline in sales of the Company's 16-bit Software and the transition to the new Entertainment Platforms described herein. The Company is currently developing Software for the Sony PlayStation, the Sega Saturn, the Nintendo N64 and PC systems. There are a significant number of Software titles for the 32-bit platform market competing for limited shelf space. In addition, the 32-bit (PlayStation and Saturn) and 64- bit (N64) platforms have not yet achieved market penetration similar to that of the 16-bit platforms (Nintendo SNES and Sega Genesis); accordingly, the number of units of each Software title sold for these newer Entertainment Platforms is significantly less than the number of units of a title generally sold during 1993, 1994 and 1995 for the 16-bit platforms. There can be no assurance that any of the new platforms will achieve market penetration similar to that achieved by the Nintendo SNES and Sega Genesis systems.

REVENUE AND EARNINGS FLUCTUATIONS; SEASONALITY


     The Company has historically derived substantially all of its revenues from the publication and distribution of Software for then dominant Entertainment Platforms. The Company's revenues are subject to fluctuation during transition periods, as occurred in fiscal 1996 and the first quarter of fiscal 1997, when new Entertainment Platforms have been introduced but none has achieved mass market penetration. In addition, the Company's earnings are materially affected by the timing of release of new Software titles produced by the Company. Product development schedules are difficult to predict due, in large part, to the difficulty of scheduling accurately the creative process and, with respect to the Software for new Entertainment Platforms, the use of new development tools and the learning process associated with development for new technologies. Earnings may also be materially impacted by other factors including, but not limited to (i) the level and timing of market acceptance of Software titles,
(ii) increases or decreases in development and/or promotion expenses for new titles and new versions of existing titles, (iii) the timing of orders from major customers and (iv) changes in shipment volume.

     A significant portion of the Company's revenues in any quarter is generally derived from sales of new Software titles introduced in that quarter or in the immediately preceding quarter. If the Company were unable to commence volume shipments of a significant new product during the scheduled quarter, the Company's revenues and earnings would likely be materially and adversely affected in that quarter. In addition, because a majority of the unit sales for a product typically occur in the first 90 to 120 days following the introduction of the product, the Company's earnings may increase significantly in a period in which a major product introduction occurs and may decline in the following period or in periods in which there are no major product introductions. Certain operating expenses are fixed and do not vary directly in relation to revenue. Consequently, if net revenue is below expectations, the Company's operating results are likely to be materially and adversely affected.

     The interactive entertainment industry is highly seasonal. Typically, net revenue is highest during the last calendar quarter (which includes the holiday buying season), declines in the first calendar quarter, is lowest in the second calendar quarter and increases in the third calendar quarter. The seasonal pattern is due primarily to the increased demand for Software during the year-end holiday buying season. The Company's earnings, however, vary significantly and are largely dependent on releases of major new products and, as such, may not necessarily reflect the seasonal patterns of the industry as a whole. The Company expects that its operating results will continue to fluctuate significantly in the future.

DEPENDENCE ON ENTERTAINMENT PLATFORM MANUFACTURERS; NEED FOR LICENSE RENEWALS

     In fiscal years 1994, 1995 and 1996, the Company derived 45%, 47% and 29% of its gross revenues, respectively, from sales of Nintendo-compatible products. In fiscal years 1994, 1995 and 1996, the Company derived 55%, 46%, and 36% of its gross revenues, respectively, from sales of Sega-compatible products. The Company derived 19% of its gross revenues from sales of Sony-compatible products in fiscal year 1996. For the fiscal quarter ended November 30, 1996, the Company derived 13%, 19% and 48% of its gross revenues, respectively, from sales of Nintendo-, Sega- and Sony-compatible products. Accordingly, the Company is substantially dependent on Nintendo as the sole manufacturer of N64 hardware and Software for that platform and as the sole licensor of the proprietary information and the technology needed to develop Software for that platform; on Sega as the sole manufacturer of Saturn hardware and as the sole licensor of the proprietary information and the technology needed to develop Software for that platform; and on Sony as the sole manufacturer of PlayStation hardware and Software and as the sole licensor of the proprietary information and the technology needed to develop Software for that platform. The dedicated hardware platform manufacturers have in the past and may in the future limit the number of titles that the Company can release in any year, which may limit any future growth in sales.

     The Company has historically been able to renew and/or negotiate extensions of its Software license agreements with Entertainment Platform developers. However, there can be no assurance that, at the end of their current terms, the Company will continue to be able to do so or that the Company will be successful in negotiating definitive license agreements with developers of new hardware systems. The Company has current, executed license agreements with Sony with respect to the PlayStation platform in the United States, Canada and Japan and is operating under an oral agreement with respect to the development and publishing of titles for the Playstation in Europe. Currently, the Company and Sega are operating in the ordinary course under the terms of an agreement that expired in December 1995 and, with respect to the Saturn platform, under an oral agreement and other arrangements. The Company has executed an agreement with Nintendo with respect to the N64 platform in Japan, covering the release of approved titles, and an agreement with respect to the development and production of one Software title for N64 in the Western Hemisphere. The Company has yet to execute a formal agreement with Nintendo with respect to further development of titles for the N64 platform in North America and Europe, although the Company has been advised of the basic terms of such N64 license and is doing business with Nintendo under an oral agreement and other arrangements. There can be no assurance, however, that the Company will be successful in negotiating agreements with respect to the Sony PlayStation, Sega Saturn and Nintendo N64 platforms. The inability to negotiate agreements with developers of new Entertainment Platforms or the termination of all of the Company's license agreements or other arrangements will, and the termination of any one of the Company's license agreements or other arrangements could, have a material adverse effect on the Company's financial position and results of operations. See 'Business--Platform License Agreements' and 'Intellectual Property Licenses.'

     The Company depends on Nintendo, Sega and Sony for the protection of the intellectual property rights to their respective Entertainment Platforms and technology and their ability to discourage unauthorized persons from producing Software for Nintendo, Sega and Sony platforms. The Company also relies upon the Entertainment Platform manufacturers for the manufacturing of certain software cartridges and compact-disk ('CD') based system-read only memories ('ROM') for the next generation platforms.

RELIANCE ON NEW PRODUCTS; PRODUCT DELAYS


     The Company's ability to maintain favorable relations with retailers and to receive the maximum advantage from its advertising expenditures is dependent in part on its ability to provide retailers with a timely and continuous flow of product. The life cycle of a Software title generally ranges from less than three months to upwards of twelve months, with the majority of sales occurring in the first 90-120 days after release. The Company generally actively markets its 10-15 most recent releases. Accordingly, the Company is constantly required to develop, introduce and sell new Software in order to generate revenue and/or to replace declining revenues from previously released products. In addition, consumer preferences for Software are difficult to predict, and few video game products achieve sustained market acceptance. There can be no assurance that new products introduced by the Company will be released in a timely fashion, will achieve any significant degree of market acceptance, or that such acceptance will be sustained for any meaningful period. Competition for retail shelf space, consumer preferences and other factors could result in the shortening of the life cycle for older products and increase the importance of the Company's ability to release product on a timely basis.

     The Company's current production schedules contemplate that the Company will commence shipment of a number of new products in fiscal 1997. Shipment dates will vary depending on its own quality assurance testing, as well as that by the platform or hardware company, and other development factors. The Company generally submits new games to the dedicated platform manufacturers and other intellectual property licensors for approval prior to development and/or manufacturing. Rejection as a result of bugs in Software or a substantial delay in approval of a product by a Entertainment Platform manufacturer or licensor could have a material adverse effect on the Company's financial condition and results of operations. In the past, the Company has experienced significant delays in the introduction of certain new products. There can be no assurance that such delays will not occur and materially adversely affect the Company in the future. It is likely that in the future certain new products will not be released in accordance with the Company's internal development schedule or the expectations of public market analysts and investors. A significant delay in the introduction of, or the presence of a defect in, one or more new products could have a material adverse effect on the ultimate success of such product. If the Company is not able to develop, introduce and sell new competitive titles on a timely basis, its results of operations and profitability would be materially adversely affected.

RELIANCE ON 'HIT' TITLES

     The market for Software is 'hits' driven and accordingly the Company's future success is dependent in large part on its ability to develop and market 'hit' titles for Entertainment Platforms with significant installed bases. In the first quarter of fiscal 1997, sales of the Company's top two titles accounted for 11% and 10% of the Company's gross sales for that period. There can be no assurance that the Company will be able to publish 'hit' titles for Entertainment Platforms with significant installed bases and, if it is unable to do so for any reason, its financial condition, results of operations and profitability could be materially adversely affected, as they were in fiscal 1996.

INVENTORY MANAGEMENT; RISK OF PRODUCT RETURNS

     The Company is generally not contractually obligated to accept returns, except for defective product. However, the Company permits its customers to return or exchange Software titles and may provide price protection and discounts on slow moving titles unsold by a customer. Management must make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Among the more significant estimates are allowances for estimated returns, price concessions and other discounts. At the time of product shipment, the Company establishes reserves in respect of such estimates taking into account the potential for product returns and other discounts based on historical return rates, seasonality, retail inventories and other factors. In fiscal 1996, price protection, returns, exchanges and other concessions were materially higher than the Company's reserves therefor, as a result of which the Company's results of operations and liquidity in fiscal 1996 were materially adversely affected. The Company believes that, as of November 30, 1996, it has established adequate reserves for future price protection, returns, exchanges and other concessions but there can be no assurance that the Company's reserves therefor will not be exceeded, which event would have a material adverse affect on the Company's financial condition and results of operations.

     In addition, the Company has offered and anticipates that it will continue to offer stock-balancing programs for its PC Software. The Company has established reserves for such programs, which have not been material to date. No assurance can be given that future stock-balancing programs will not become material and/or will not exceed the Company's reserves for such programs and, if so exceeded, the Company's results of operations and financial condition could be materially adversely affected. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

INCREASED PRODUCT DEVELOPMENT COSTS

     In order to manage its Software development process and to ensure access to a pool of Software developers, development tools and engines in an increasingly competitive market, the Company acquired three Software development studios in calendar 1995. However, such acquisitions resulted in the Company's fixed Software development and operating costs being significantly higher in fiscal 1996 and in the first quarter of fiscal 1997 as compared to historical levels and such costs were not offset by revenues from Software developed by the studios. These costs further contributed to the Company's results of operations and profitability being materially adversely affected in fiscal 1996 and in the first quarter of fiscal 1997. No assurance can be given that such costs will not continue to have a material adverse effect on the Company's operations in future periods.

COMPETITION

     The market for consumer Software products is highly competitive. Only a small percentage of products introduced in the Software market achieve any degree of sustained market acceptance. Competition is based primarily upon price, access to retail shelf space, product enhancements, ability to operate on popular platforms, availability of titles (including 'hits'), new product introductions, marketing support and distribution systems.

     The Company competes with a variety of companies which offer products that compete directly with one or more of the Company's products. Typically, the Company's chief competitor on an Entertainment Platform is the hardware manufacturer of that platform, to whom the Company pays royalties and, in some cases, manufacturing charges. Accordingly, the hardware manufacturers have a price, marketing and distribution advantage with respect to Software marketed by them and such advantage is particularly important in a mature or declining market which supports fewer full-priced titles and is characterized by customers who make purchasing decisions on non-'hit' products based primarily on price (as compared to developing markets with limited Software titles, when price has been a less important factor in Software sales). The Company's competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing and product development resources than those of the Company such as Nintendo, Sega and Sony. The Company's competitors also include a number of independent Software publishers licensed by the hardware manufacturers.

     Additionally, the entry and participation of new industries and companies, including diversified entertainment companies, in markets in which the Company competes may adversely affect the Company's performance in such markets. The availability of significant financial resources has become a major competitive factor in the Software industry, principally as a result of the technical sophistication of advanced multimedia computer game products requiring substantial investments in research and development. In particular, many of the Company's competitors are developing on-line interactive computer games and interactive networks that will be competitive with the Company's products. As competition increases, significant price competition and reduced profit margins may result. In addition, competition from new technologies may reduce demand in markets in which the Company has traditionally competed. Prolonged price competition or reduced demand as a result of competing technologies would have a material adverse effect on the Company's business, financial condition and operating results. No assurance can be given that the Company will be able to compete successfully. See 'Business--Competition.'

INTELLECTUAL PROPERTY LICENSES AND PROPRIETARY RIGHTS

     To date, most of the Company's Software incorporates for marketing purposes properties or trademarks owned by third parties, such as the World Wrestling Federation ('WWF'), the National Basketball Association ('NBA'), National Football League ('NFL') or their respective players' associations, which properties are licensed to the Company. In addition, the Company in the past has obtained agreements with outside developers for the development of a significant portion of its Software under such agreements with independent developers, and in such cases the Company usually acquires copyrights to the underlying Software and obtains the exclusive right to such Software for a period of time and may have a limited period in which to market and distribute Software. To the extent future product releases are not derived from the Company's proprietary properties, the Company's future success will also be dependent upon its ability to procure licenses for additional popular intellectual properties. There is intense competition for such licenses, and there can be no assurance that the Company will be successful in acquiring additional intellectual property rights with significant commercial value. There can be no assurance that such licenses will be available on reasonable terms or at all.

     The Company relies primarily on a combination of copyrights, trade secret laws, patent and trademark laws, nondisclosure agreements and other copy protection methods to protect its product and proprietary rights. It is the Company's policy that all employees and third-party developers sign nondisclosure agreements. There can be no assurance that these measures will be sufficient to protect the Company's intellectual property rights against infringement. The Company has 'shrinkwrap' license agreements with the end users of its PC products, but the Company relies on the copyright laws to prevent unauthorized distribution of its other Software. Existing copyright laws afford only limited protection. However, notwithstanding the Company's rights to its Software, it may be possible for unauthorized third parties to illegally copy the Company's products or to reverse engineer or otherwise obtain and use information that the Company regards as proprietary. Unauthorized illegal copying occurs within the Software industry, and if a significant amount of unauthorized copying of the Company's published products or products distributed by it were to occur, the Company's business, operating results and financial condition could be materially adversely affected. Policing illegal unauthorized use of the Company's products is difficult, and Software piracy can be expected to be a persistent problem. Further, the laws of certain countries in which the Company's products are or may be distributed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States.

     The Company believes that its products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties. However, as the number of Software products in the industry increases, the Company believes that claims and lawsuits with respect to Software infringement will increase. From time to time, third parties have asserted that features or content of certain of the Company's products may infringe upon intellectual property rights of such parties, and the Company has asserted that third parties have likewise infringed the Company's proprietary rights; certain of these claims have resulted in litigation by and against the Company. To date, no such claims have had an adverse effect on the Company's ability to develop, market or sell its products. There can be no assurance that existing or future infringement claims by or against the Company will not result in costly litigation or require the Company to license the intellectual property rights of third parties. See 'Legal Proceedings.'


     The owners of intellectual property licensed by the Company generally reserve the right to protect such intellectual property against infringement. See 'Business--Intellectual Property Licenses.'

INTERNATIONAL SALES

     International sales represented approximately 25%, 41% and 53% of the Company's net revenues in fiscal 1995 and 1996 and for the fiscal quarter ended November 30, 1996, respectively. The Company expects that international sales will continue to account for a significant portion of its net revenues in future periods. International sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other economic barriers, fluctuating exchange rates, difficulties in staffing and managing foreign operations and the possibility of difficulty in accounts receivable collection. Because the Company does not believe exposure to foreign currency losses is currently material, the Company currently has no formal financial instruments in place as a hedge against foreign currency risks. In some markets, localization of the Company's products is essential to achieve market penetration. The Company may incur incremental costs and experience delays in localizing its products. These or other factors could have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, operating results and financial condition.

NEW BUSINESS VENTURES

     During the last three fiscal years, the Company has completed acquisitions, or has commenced operations, of various new businesses including (i) the publication of comic books, (ii) the distribution of Affiliated Labels Software,
(iii) the marketing of its motion capture technology and studio services, and
(iv) the distribution of coin-operated video games. The Company also acquired three Software development studios in calendar 1995. The Company has made significant investments and has incurred significant expenses in connection with the acquisition and/or establishment of such businesses in fiscal 1995 and 1996, and anticipates that it will continue to incur significant expenses in connection with certain of the operations thereof. To date, none of such new businesses has generated material revenues and there can be no assurance that such businesses will generate material revenues or the timing thereof. To the extent the Company continues to incur material expenses in connection with such ventures during periods when they do not generate significant revenues, the Company's results of operations and profitability will be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL AND EMPLOYEES

     The interactive entertainment industry is characterized by a high level of employee mobility and aggressive recruiting among competitors for personnel with technical, marketing, sales, product development and management skills. The ability to identify, hire and retain such personnel is essential to the Company's success. No assurance can be given that the Company will be able to attract and retain such personnel or that it will not experience significant cost increases in order to do so.

     In particular, the Company is highly dependent on the management services of Gregory Fischbach, Co-Chairman of the Board and Chief Executive Officer, and

James Scoroposki, Co- Chairman of the Board and Senior Executive Vice President, of the Company. The loss of the services of any of the Company's senior management could have a material adverse effect on the Company's business, operating results and financial condition. Although the Company has employment agreements with Messrs. Fischbach and Scoroposki, there can be no assurance that such employees will not leave or compete with the Company. The Company's failure to attract additional qualified employees or to retain the services of key personnel could materially and adversely affect the Company's business, operating results and financial condition.

ANTI-TAKEOVER PROVISIONS

     The Company's Board of Directors has the authority to issue shares of preferred stock and to determine the designations, preferences and rights and the qualifications or restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate actions, could have the effect of making it more difficult for a third-party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the 'DGCL'). In general, this statute prohibits a publicly held Delaware corporation from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Employment arrangements with certain members of the Company's management provide for severance payments upon termination of their employment after a 'change in control' of the Company as defined in such agreements. See 'Employment Agreements' and 'Description of Capital Stock.'

VOLATILITY OF STOCK PRICE

     There has been a history of significant volatility in the market prices of companies engaged in the Software industry, including the Company. It is likely that the market price of the Common Stock will continue to be highly volatile. Factors such as the timing and market acceptance of product introductions by the Company, the introduction of products by the Company's competitors, loss of key personnel of the Company, variations in quarterly operating results or changes in market conditions in the Software industry generally may, have a significant impact on the market price of the Common Stock. In the past, the Company has experienced significant fluctuations in its operating results and, if the Company's future revenue or operating results or product releases do not meet the expectations of public market analysts and investors, the price of the Common Stock would likely be materially adversely affected. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of Software companies and companies in the interactive entertainment industry and which have often been unrelated to the operating performance of these companies. See 'Market Price of and Dividends on the Company's Common Equity and Related Matters.'

SHARES ELIGIBLE FOR FUTURE SALE

     As of March 10, 1997, the Company had a total of 50,055,060 shares of Common Stock outstanding. Upon the issuance of the shares of Common Stock issuable upon conversion of the Convertible Notes based on an initial conversion price of $5.18 per share, approximately 59,707,569 shares of Common Stock will be outstanding, of which 26,737,238 will be 'restricted' securities within the meaning of Rule 144 under the Securities Act. Generally, under Rule 144, a person who has held restricted shares for two years (one year commencing in April 1997) may sell such shares, subject to certain volume limitations and other restrictions, without registration under the Securities Act. As of the date of this Prospectus, 5,351,099 shares of Common Stock are covered by effective registration statements under the Securities Act for sale on a delayed or continuous basis by certain stockholders of the Company. In addition and subject to certain limitations, holders of approximately 19,570,759 shares of the Common Stock (including Common Stock issuable upon the exercise of options or other convertible securities including the BNY warrants referred to below, 2,625,000 shares covered by warrants granted to certain executive officers of the Company, 2,744,455 of the Shares being offered by the Selling Shareholders and 9,652,509 shares of Common Stock issuable upon the conversion of the Notes which Common Stock the Company plans to register in the near future), have contractual rights to require the Company to register such shares for future sale. In addition, the Company may be required to issue a material amount of shares of Common Stock or securities convertible into Common Stock in connection with settling certain pending litigations to which it is a party. See 'Legal Proceedings.'

     Further, the Company has registered on registration statements on Form S-8 the 15,000,000 shares of Common Stock subject to options under the Company's 1988 Stock Option Plan, and on a registration statement on Form S-8 the 123,540 shares of Common Stock issued under the Company's 1995 Restricted Stock Plan. As of February 20, 1997, options to purchase 11,607,009 shares of Common Stock were outstanding under the 1988 Stock Option Plan, of which options to purchase approximately 2,388,534 shares were exercisable as of such date. In addition, options to purchase 653,000 shares of Common Stock were granted outside the 1988 Stock Option Plan of which options to purchase 290,007 shares remain outstanding as of January 31, 1997. BNY has also been granted warrants to purchase 200,000 shares of Common Stock with respect to which BNY has certain registration rights. In addition, on February 26, 1997, the Company granted an aggregate of 4,070,150 options to purchase shares of Common Stock exercisable at $4.81 per share to existing employees, subject to stockholder approval of an amendment to the 1988 Stock Option Plan or the adoption of a new stock option plan on substantially the same terms as the 1988 Stock Option Plan. In connection with licensing and distribution arrangements and acquisitions of other companies, the Company has issued and may continue to issue Common Stock or securities convertible into Common Stock. Any such issuances or future issuances of substantial amounts of Common Stock could adversely affect prevailing market prices for the Common Stock and could adversely affect the Company's ability to raise needed capital.

    MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON EQUITY AND RELATED
                              STOCKHOLDER MATTERS

MARKET PRICE

     The Common Stock is traded on NASDAQ. On March 13, 1997, the closing sale price of the Common Stock was $5.06 per share. As of such date, there were approximately 1,293,000 registered holders of record of the Common Stock.

     The following table sets forth the range of high and low sales prices for the Common Stock for each of the periods indicated:

PRICE PERIOD                                                                             HIGH      LOW
-------------------------------------------------------------------------------------   ------    ------
Fiscal Year 1995
  First Quarter......................................................................   $20.63    $15.63
  Second Quarter.....................................................................    15.63     13.44
  Third Quarter......................................................................    17.50     13.69
  Fourth Quarter.....................................................................    27.50     16.25

Fiscal Year 1996
  First Quarter......................................................................    28.19     19.56
  Second Quarter.....................................................................    20.00     10.00
  Third Quarter......................................................................    13.63      7.63
  Fourth Quarter.....................................................................    11.88      7.31

Fiscal Year 1997
  First Quarter......................................................................     8.63      3.94
  Second Quarter.....................................................................     6.88      3.00
  Third Quarter (through March 13, 1997).............................................     6.13      5.06

DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on the Common Stock and has no present intention to declare or pay cash dividends on the Common Stock in the foreseeable future. The Company is subject to various financial covenants with its lenders that could limit and/or prohibit the payment of dividends in the future. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and Note 13 of the Notes to Consolidated Financial Statements. The Company intends to retain earnings, if any, which it may realize in the foreseeable future to finance its operations.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of any of the Shares by the Selling Stockholders.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at November 30, 1996 and as adjusted at that date to give effect to the Convertible Note Offering and the application of the proceeds therefrom. This table should be read in conjunction with the consolidated financial statements of the Company and the notes thereto, and other information included elsewhere in this Prospectus.

                                                                                             NOVEMBER 30, 1996
                                                                                         --------------------------
                                                                                          ACTUAL     AS ADJUSTED(1)
                                                                                         --------    --------------
                                                                                               (IN THOUSANDS)
Liabilities:
Short-term:
  Short-term borrowings...............................................................   $  5,398       $  5,398
  Current Portion of long-term debt...................................................     23,916          4,416
  Obligations under capital leases--current...........................................      1,923          1,923
                                                                                         --------    --------------
       Total short-term debt..........................................................     31,237         11,737
Long-term debt:
  Convertible Subordinated Notes......................................................         --         50,000
  Obligations under capital leases--non-current.......................................      3,787          3,787
                                                                                         --------    --------------
       Total debt.....................................................................     35,024         65,524
Stockholders' equity:
  Preferred stock, $0.01 par value; 1,000 shares authorized; none issued..............         --             --
  Common stock, $0.02 par value; 100,000 shares authorized; 50,045 shares issued......      1,001          1,001
  Additional paid-in capital..........................................................    166,851        166,851
  Accumulated deficit.................................................................    (89,642)       (89,642)
  Treasury stock, 348 shares..........................................................     (1,813)        (1,813)
  Foreign currency translation adjustment.............................................     (1,009)        (1,009)
  Unrealized loss on marketable equity securities.....................................       (157)          (157)
                                                                                         --------    --------------
       Total stockholders' equity.....................................................     75,231         75,231
                                                                                         --------    --------------
       Total capitalization...........................................................   $110,255       $140,755
                                                                                         --------    --------------
                                                                                         --------    --------------


------------------
(1) After giving effect to the repayment of $1.5 million of Midland debt in January 1997, the Convertible Note Offering and the application of the net proceeds thereof.

                         SELECTED FINANCIAL INFORMATION

     The following selected consolidated financial information should be read in conjunction with the consolidated financial statements of the Company and the notes thereto and the 'Management's Discussion and Analysis of Financial Condition and Results of Operations' section appearing elsewhere herein. The consolidated financial statement information as of and for the fiscal years ended August 31, 1994, 1995 and 1996 are derived from, and are qualified by reference to, the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The consolidated financial statement data with respect to the fiscal years ended August 31, 1992 and 1993 are derived from audited consolidated financial statements of the Company not included in this Prospectus. The consolidated financial statements of the Company for the fiscal years ended August 31, 1992, 1993, 1994 and 1995 have been audited by Grant Thornton LLP, independent certified public accountants. The auditors' report for fiscal 1995 included an explanatory paragraph as to uncertainty relating to the eventual outcome of certain class action lawsuits. The consolidated financial statements of the Company for fiscal 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The auditors' report for fiscal 1996 includes an explanatory paragraph relating to the Company's ability to continue as a 'going concern' and indicates that the auditors were unable to review the selected quarterly data in accordance with professional standards. The consolidated financial statement data for the three months ended November 30, 1995 and 1996 has been derived from, and is qualified by reference to, the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus and for the three months ended November 30, 1996 and includes all adjustments consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the results of the Company for such period.

                                                                                                   THREE MONTHS ENDED
                                                   FISCAL YEAR ENDED AUGUST 31,                       NOVEMBER 30,
                                     ---------------------------------------------------------    --------------------
                                     1992(1)       1993      1994(2)     1995(3)      1996(4)     1995(5)       1996
                                     --------    --------    --------    --------    ---------    --------    --------
                                                         (IN 000'S, EXCEPT PER SHARE INFORMATION)
STATEMENT OF OPERATIONS DATA:
Net revenues......................   $214,628    $327,091    $480,756    $566,723    $ 161,945    $134,447    $ 53,338
Cost of revenues..................    114,114     170,748     220,744     268,501      180,072      75,863      23,442
Gross (loss) profit...............    100,514     156,343     260,012     298,222      (18,127)     58,584      29,896
Selling, advertising, general and
  administrative expenses.........     66,493     101,950     172,099     203,930      200,440      47,494      35,344
Product development...............      2,149       3,036       4,626      10,126       34,582       5,089       7,545
Operating interest................      1,583       1,183       1,979       3,957        6,417       1,032         960
Depreciation and amortization.....      3,197       3,227       3,838       9,543       14,910       3,497       4,158
(Loss) earnings from operations...     27,092      46,947      77,470       0,666     (274,476)      1,472     (18,111)
Other income (expense), net.......     (3,255)      1,138        (475)      5,608        5,609        (597)     (1,119)
(Loss) earnings before income
  taxes...........................     23,837      48,085      76,995      76,274     (268,867)        875     (19,230)

Net (loss) earnings...............   $ 13,846    $ 28,185    $ 45,055    $ 44,770    $(221,368)   $    595    $(19,000)
                                     --------    --------    --------    --------    ---------    --------    --------
                                     --------    --------    --------    --------    ---------    --------    --------
Net (loss) earnings per common and
  common equivalent share.........   $   0.37    $   0.63    $   1.00    $   0.86    $   (4.47)   $   0.01    $  (0.38)
                                     --------    --------    --------    --------    ---------    --------    --------
                                     --------    --------    --------    --------    ---------    --------    --------
Weighted average number of common
  and common equivalent shares
  outstanding.....................     37,815      44,875      45,150      52,300       49,515      56,640      49,700

BALANCE SHEET DATA:
Working capital (deficiency)......   $ 51,402    $ 80,564    $131,820    $200,455    $ (10,039)               $(25,009)
Total assets......................    129,179     206,771     335,878     442,827      239,651                 224,226
Current portion of long-term
  debt............................         87          87       1,538      25,196       25,527                  23,916
Long-term liabilities.............      3,380       2,538      41,754         461        4,032                   3,994
Stockholders' equity..............     64,706      96,867     175,243     314,707       93,589                  75,231

------------------
(1) Includes results of operations of Arena Entertainment, Inc. from January 4, 1992.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(2) Includes results of operations of Acclaim Comics, Inc. from July 29, 1994.

(3) Includes results of operations of Iguana Entertainment, Ltd. from January 4, 1995 and of Lazer-Tron for the entire year.

(4) Includes results of operations of Sculptured Software, Inc. and Probe Entertainment Limited for the entire year.

(5) Adjustments in the fourth quarter of fiscal 1996, on a pre-tax basis, aggregated $138.3 million, a portion of which related to prior quarters. Accordingly, for comparative quarterly purposes, during fiscal 1997, the 1996 quarterly operating results may not necessarily be indicative of the results of operations for such quarterly periods if these year-end adjustments could be allocated to the respective quarters. See Note 22 of Notes to Consolidated Financial Statements.

(6) All common share information has been restated to reflect the three-for-two stock split in the form of a 50% stock dividend distributed on August 23, 1993.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is a developer, publisher and mass marketer of Software for use with Entertainment Platforms and PCs. The Company operates its own design studios, a motion capture studio and markets and distributes its products in the major territories throughout the world. The Company's operating strategy is to develop Software for the Entertainment Platforms and PC systems that dominate the interactive entertainment market at a given time or which the Company perceives as having the potential for achieving mass market acceptance. The Company's strategy is to emphasize sports simulation and arcade-style titles for Entertainment Platforms and fantasy/role-playing, adventure and sports simulation titles for PCs. The Company intends to continue to support its existing brands with the introduction of new titles under those brand names and to develop one additional key brand each year based on its original and licensed properties, which may then be featured on an annual basis in successive titles.

     The Company also engages in: (i) the development and publication of comic books, which commenced in July 1994 through its subsidiary, Acclaim Comics; (ii) the distribution of Software titles developed under Affiliated Labels, which commenced in the first quarter of fiscal 1995; (iii) the marketing of its motion capture technology and studio services, which commenced in the first quarter of fiscal 1995; and (iv) the distribution of coin-operated video arcade games, which commenced in May 1996.

     The interactive entertainment Software industry is driven by the size of the installed base of Entertainment Platforms such as those manufactured by Nintendo, Sony and Sega and Pcs. The industry is characterized by rapid technological change, resulting in Entertainment Platform and related Software product cycles. No single Entertainment Platform or system has achieved long-term dominance in the interactive entertainment market.

     Based on information available in 1994 and based on its historical experience with respect to the transition from 8-bit to 16-bit platforms, the Company believed that Software sales for 16-bit platforms would, although continuing to decrease overall, still dominate the interactive entertainment market in 1995 and that such sales would remain substantial through the 1996 holiday season. Accordingly, although the Company's strategy for the Christmas 1995 season was to develop Software for multiple Entertainment Platforms and PC systems, the Company anticipated that substantially all of its revenues in fiscal 1995 would be derived from its 16-bit Software sales. The Company also anticipated that its sales of 32-bit and PC Software in fiscal 1996 would grow as compared to fiscal 1995 but that the majority of its revenues in fiscal 1996 would still be derived from 16-bit Software sales. However, the 16-bit Software market matured much more rapidly than anticipated by the Company, the Company's Christmas 1995 16-bit Software sales were substantially lower than anticipated and, by April 1996, the Company derived minimal profits from such Software sales and made the decision to exit the 16-bit and portable cartridge markets.

     In connection with the Company's decision to exit the 16-bit and portable

Software markets in April 1996, the Company recorded a special cartridge video charge of approximately $48.9 million in the second quarter of fiscal 1996, consisting of provisions of approximately $28.8 million and approximately $20.1 million, respectively, to adjust accounts receivable and inventories at February 29, 1996 to their estimated net realizable values in conjunction with management's decision to exit the portable and 16-bit cartridge market.

     The Company recorded a loss from operations of $274.5 million for fiscal 1996, which included an additional charge related to 16-bit and portable Software of $65.0 million in the fourth quarter ended August 31, 1996, and a net loss (on an after tax basis) of $221.4 million for fiscal 1996. The net loss for the fourth quarter of fiscal 1996 of $162.2 million reflects additional write-offs of receivables, the establishment of additional receivables and inventory reserves, severance charges incurred in the fourth quarter in connection with the downsizing of the Company and the reduction of certain deferred costs, as well as an operating loss for the period resulting primarily from price protection and similar concessions granted to retailers at greater than anticipated levels in connection with the Company's 16-bit and 32-bit Software. See 'Risk Factors' and Note 22 of Notes to Consolidated Financial Statements.

     As a result of the industry transition to 32- and 64-bit Entertainment Platforms, the Company's Software sales during fiscal 1996 and the first quarter of fiscal 1997 were significantly lower than for the comparable period in fiscal 1995 and the first quarter of fiscal 1996, respectively. Management expects that unless and until the installed base of 32- bit and 64-bit Entertainment Platforms increases substantially, its unit sales and revenues from the sale of Software for these platforms will be substantially lower than Software sales levels achieved prior to fiscal 1996, when the current transition began. Management anticipates that the Company will continue to incur material losses for the second quarter of fiscal 1997 and losses for fiscal 1997. No assurance can be given as to the future growth of the installed base of 32-bit and 64-bit Entertainment Platforms or of the Company's results of operations and profitability in future periods. See 'Risk Factors--Industry Trends; Platform Transition; Technological Change.'

     The Company is continuing to sell its existing 16-bit and portable cartridge Software inventory and has released, and may continue to release, 16-bit and/or portable Software selectively to support its key brands and, if requested by a retailer, may produce additional units of particular title(s) on a special order basis.

     The rapid technological advances in game systems have significantly changed the look and feel of Software as well as the Software development process. According to Company estimates, the average development cost for a title three years ago was approximately $300,000 to $400,000, while the average development cost is currently between $1 million and $2 million. As a result of the Company's acquisitions of Iguana Entertainment, Inc. ('Iguana'), Sculptured Software, Inc. ('Sculptured') and Probe Entertainment, Inc. ('Probe') in 1995

(two of which were completed in fiscal 1996), the Company's fixed costs relating to the development of Software and its general and administrative expenses were substantially higher in fiscal 1996 and the first quarter of fiscal 1997 as compared to prior periods. See 'Risk Factors' and '--Operating Expenses.' Such expenses in the aggregate had a material adverse impact on the Company's profitability in fiscal 1996 and in the first quarter of fiscal 1997. Management plans to reduce the dollar level of product development expenses incurred in fiscal 1997.

     In August 1996, the Company down-sized and reorganized some of its operations. Severance charges and other costs related to the downsizing of approximately $5 million were incurred in the fourth quarter of fiscal 1996. Management anticipates that the Company will realize operating expense reductions resulting therefrom commencing in fiscal 1997.

     The Company's ability to generate sales growth and profitability will be materially dependent on (i) the growth of the Software market for 32-bit and 64-bit Entertainment Platforms and PC systems, (ii) the Company's ability to identify, develop and publish 'hit' Software for Entertainment Platforms with significant installed bases, (iii) the development of, and the generation of revenues from, its other entertainment operations, and (iv) the success of the Company's cost reduction efforts.

RESULTS OF OPERATIONS

  Recent Operating Results

     The Company's 1997 second fiscal quarter net revenues through January 31, 1997 were approximately $18.7 million. The Company incurred continuing net operating losses in the 1997 second fiscal quarter due to decreased revenues and the lower level of gross margin associated with the cartridge business. See also 'Recent Developments' for a discussion of actions recently taken by the Company that will affect its liquidity and operating results.

  Historical Operating Results

     The decrease in the Company's net revenues from $134.4 million for the three months ended November 30, 1995 to $53.3 million for the three months ended November 30, 1996 was predominantly due to reduced unit sales of 16-bit Software and to a lesser extent a reduction in average unit selling prices for 16-bit Software, which were not offset by sales of 32-bit and PC Software. See '--Overview,' 'Risk Factors--Industry Trends; Platform Transition; Technological Change,' 'Risk Factors--Inventory Management; Risk of Product Returns' and Note 4 of Notes to Unaudited Consolidated Financial Statements. To date, the Company has not generated material revenues from any of its operations other than Software publishing and no assurance can be given that the Company will be able to generate such revenues in the future.

     The decrease in the Company's net revenues from $566.7 million for the year ended August 31, 1995 to $161.9 million for the year ended August 31, 1996 was predominantly due to reduced unit sales of 16-bit Software, increased returns and allowances relating primarily to 16-bit Software and a reduction in average unit selling prices for 16-bit Software. Management anticipates that sales of the Company's 32- and 64-bit and PC

Software in fiscal 1997 will not offset the reduction in revenues from sales of 16-bit Software and no assurance can be given with respect to the Company's revenues in fiscal 1998 and beyond.

     The increase in the Company's net revenues from $480.8 million for the year ended August 31, 1994 to $566.7 million for the year ended August 31, 1995 was in part due to increased sales of 32-bit and PC Software and increased foreign sales and, to a lesser extent, revenues of Lazer-Tron (which are included in the Company's results of operations for the year) and Acclaim Comics.

     A significant portion of the Company's revenues in any quarter are generally derived from Software first released in that quarter or in the immediately preceding quarter. In the quarter ended November 30, 1995, WWF Arcade and Quarterback Club '96 accounted for 21% and 10% of the Company's gross revenues, respectively, and, in the quarter ended November 30, 1996, Alien Trilogy and NBA Jam Extreme accounted for 11% and 10% of the Company's gross revenues, respectively.

     The Company is substantially dependent on Sony, Sega and Nintendo as the sole manufacturers of the Entertainment Platforms marketed by them and as the sole licensors of the proprietary information and technology needed to develop Software for those platforms. For the three months ended November 30, 1995 and 1996, the Company derived 43% and 13% of its gross revenues, respectively, from sales of Nintendo-compatible Software and for the three months ended November 30, 1995 and 1996, the Company derived 37% and 19% of its gross revenues, respectively, from sales of Sega-compatible Software. In addition, for the three months ended November 30, 1995 and 1996, the Company derived 9% and 48% of its gross revenues from sales of Software for the Sony PlayStation.

     In fiscal years 1994, 1995 and 1996, the Company derived 45%, 47% and 29% of its gross revenues, respectively, from sales of Nintendo-compatible Software and in fiscal years 1994, 1995 and 1996, the Company derived 55%, 46% and 36% of its gross revenues, respectively, from sales of Sega-compatible Software. In addition, in fiscal 1996, the Company derived 19% of its gross revenues from sales of Software for the Sony PlayStation.

GROSS PROFIT

     Excluding the impact of the special cartridge video charge, gross profit fluctuates as a result of six factors: (i) the level of returns and allowances;
(ii) the number of 'hit' products and average unit selling prices; (iii) the percentage of sales of CD Software; (iv) the level of manufacture by the Company of its Software; (v) the percentage of foreign sales; and (vi) the percentage of foreign sales to third party distributors.

     The Company's gross profit is adversely impacted by increases in the level of returns and allowances to retailers, which reduces the average unit price obtained for its Software sales. Similarly, lack of 'hit' titles or a low number of 'hit' titles, resulting in lower average unit sales prices, adversely impacts the Company's gross profits.

     The Company's margins on sales of CD Software are higher than those on cartridge Software as a result of significantly lower product costs.

     The Company arranges for the manufacture by subcontractors of its Sega Software under its agreement with Sega. See 'Business--License Agreements.' The cost of Software manufactured by the Company, together with the royalties payable to Sega for such manufacturing, is lower than the cost of the Company's Software products when manufactured by Sega. The royalty payable to Sega for Software manufactured by the Company is included as an operating expense, rather than as part of cost of revenues and increased levels of manufacturing by the Company result in higher gross profit as a percentage of net revenues. Software for the Sony and Nintendo platforms is manufactured by Sony and Nintendo, respectively. Royalties are payable to Sony and Nintendo as part of the product cost at the time of manufacture and such costs are included in the Company's cost of revenues sold which results in lower gross profit as a percentage of net revenues when compared to gross profit on sales of Sega Software.

     The Company's margins on foreign cartridge Software sales are typically lower than those on domestic sales due to higher prices charged by hardware licensors for Software distributed by the Company outside North America. The Company's margins on foreign cartridge Software sales to third party distributors are approximately one-third lower than those on sales that the Company makes directly to foreign retailers.

     Gross profit decreased from $58.6 million (44% of net revenues) for the three months ended November 30, 1995 to $29.9 million (56% of net revenues) for the three months ended November 30, 1996. The percentage increase in gross profit is primarily attributable to higher levels of sales of CD Software (for the PC and for 32-bit platforms) as margins on CD Software are higher than those on cartridge Software as a result of significantly lower CD product costs. The dollar decrease is predominantly due to lower sales volumes.

     Gross profit decreased from $298.2 million (53% of net revenues) for the year ended August 31, 1995 to a gross loss of $(18.1) million ((11.2)% of net revenues) for the year ended August 31, 1996 predominantly due to increased returns and allowances relating to 16-bit Software.

     Gross profit increased from $260.0 million (54% of net revenues) for the year ended August 31, 1994 to $298.2 million (53% of net revenues) for the year ended August 31, 1995. The dollar increase is predominantly attributable to increased sales volume. The reduction in gross profit as a percentage of net revenues is primarily attributable to the lower percentage of sales of Sega Software (all of which was manufactured by the Company) during fiscal 1995, which was offset by increased sales of higher margin CD Software in that year.

     Management anticipates that the Company's future gross profit will be affected by (i) the percentage of returns, price protection and other similar concessions in respect of the Company's Software sales and (ii) the Company's product mix (i.e., the percentage of CD Software and sales related to the Company's new businesses). Although gross margins on sales of CD Software are, and are anticipated to continue to be, higher than those on sales of cartridge Software, management believes that stock-balancing programs for its PC Software products will result in higher rates of returns of such product as compared to the historical rate of return of cartridge Software. As the percentage of sales of PC Software products increases, management anticipates that its reserves for such returns will increase, thereby offsetting a portion of the higher gross margins generated from CD Software sales.

     The Company purchases substantially all of its products at prices payable in United States dollars. Appreciation of the yen could result in increased prices charged by Sony, Sega or Nintendo to the Company (although, to date, none of them has effected such a price increase), which the Company may not be able to pass on to its customers and which could adversely affect its results of operations.

OPERATING EXPENSES

     Selling, advertising, general and administrative expenses decreased from $47.5 million (35% of net revenues) for the three months ended November 30, 1995 to $35.3 million (66% of net revenues) for the three months ended November 30, 1996. The dollar decrease is primarily attributable to reduced selling expenses resulting from decreased sales volume and decreased advertising expenses. The percentage increase is attributable to reduced sales volume.

     Selling, advertising, general and administrative expenses decreased from $203.9 million (36% of net revenues) for fiscal 1995 to $200.4 million (124% of net revenues) for fiscal 1996. The dollar decrease is primarily attributable to the decreased sales volume discussed above offset, in part, by increased overhead expenses relating to the operations of the studios in fiscal 1996. The percentage increase is attributable to reduced sales volume.

     Selling, advertising, general and administrative expenses increased from $172.1 million (36% of net revenues) for fiscal 1994 to $203.9 million (36% of net revenues) for fiscal 1995. The dollar increase is attributable to increased sales volume.

     Product development expenses increased from $5.1 million (4% of net revenues) for the three months ended November 30, 1995 to $7.5 million (14% of net revenues) for the three months ended November 30, 1996 due to increased internal Software development.

     Product development expenses increased from $4.6 million (1% of net revenues) in fiscal 1994 to 10.1 million (2% of net revenues) in fiscal 1995 to $34.6 million (21% of net revenues in fiscal 1996 due to the increase in Software development resulting from the acquisition of the three Software studios in calendar 1995. A substantial portion of such expenses were previously included as royalties paid to independent Software studios.

     Operating interest expense was $1.0 million (0.8% of net revenues) for the three months ended November 30, 1995 and $1.0 million (2% of net revenues) for the three months ended November 30, 1996. The dollar decrease was primarily attributable to decreased sales volume and to lower outstanding balances under the

Company's principal credit facility. The percentage increase is attributable to lower net revenues in the first quarter of fiscal 1997.

     Operating interest expense was $2.0 million (0.4% of net revenues) for fiscal 1994, $4.0 million (0.7% of net revenues) for fiscal 1995 and $6.4 million (4% of net revenues) for fiscal 1996. The increase was primarily attributable, in fiscal 1995, to increased sales volume and, in fiscal 1996, to higher outstanding balances under the Company's principal credit facility.

     Depreciation and amortization increased from $3.5 million (3% of net revenue) for the three months ended November 30, 1995 to $4.2 million (8% of net revenues) for the three months ended November 30, 1996. The increase is primarily attributable to depreciation relating to fixed assets held by the studios and to the reduction, in the fourth quarter of fiscal 1996, of the estimated remaining life of goodwill relating to Acclaim Comics from forty to twenty years.

     Depreciation and amortization increased from $3.8 million (1% of net revenue) for fiscal 1994 to $9.5 million (2% of net revenues) for fiscal 1995 to $14.9 million (9% of net revenues) for fiscal 1996. The increase in fiscal 1995 is primarily attributable to increased amortization of the excess of costs over net assets acquired arising from the acquisition of Acclaim Comics and Iguana and depreciation relating to the acquisition of the Company's corporate headquarters. The increase in fiscal 1996 is primarily attributable to depreciation relating to the Company's corporate headquarters and of fixed assets held by the studios.

     During the fourth quarter of fiscal 1996, based on current conditions in the comic book industry, the Company reduced the estimated remaining life of goodwill relating to Acclaim Comics from forty years to twenty years, which increased the related amortization expense by approximately $300,000 in the fourth quarter.

SEASONALITY

     The Company's business is seasonal, with higher revenues and operating income typically occurring during its first and second fiscal quarters (which correspond to the Christmas and post- Christmas selling season). The timing of the delivery of Software titles and the releases of new products cause material fluctuations in the Company's quarterly revenues and earnings.

LIQUIDITY AND CAPITAL RESOURCES

     The Company derived net cash from operating activities of approximately $30.5 million during the three months ended November 30, 1996 and used net cash from operating activities of approximately $15.7 million during the three months ended November 30, 1995. The increase in net cash from operations during the three months ended November 30, 1996 as compared to the three months ended

November 30, 1995 was primarily attributable to an income tax refund of approximately $53 million related to the carryback of the Company's loss for fiscal 1996. The decrease in cash received from customers is primarily attributable to lower sales resulting from the maturation of the 16-bit market and the related transition to 32- and 64-bit platforms. See '--Overview.'

     The Company used net cash from operating activities of approximately $38.3 million and $7.3 million in fiscal 1996 and 1995, respectively, and derived approximately $29.1 million of net cash from operating activities in fiscal 1994. The decrease in net cash from operations in fiscal 1996 as compared to fiscal 1995 was primarily attributable to a decrease in cash received from customers. The decrease in cash received from customers is primarily attributable to lower sales resulting from the maturation of the 16-bit market and the related transition to 32- and 64-bit platforms. See '--Overview.'

     The decrease in net cash from operations in fiscal 1995 as compared to fiscal 1994 was primarily attributable to relatively lower proceeds received from the Company's customers and, to a lesser extent, higher payments of interest to the Company's commercial lenders in connection with higher outstanding balances on the Company's working capital loans and acquisition financing. See Notes 2, 3 and 13 of Notes to Consolidated Financial Statements.

     The Company derived net cash from investing activities of approximately $7.7 million and $1.2 million during the three months ended November 30, 1996 and 1995, respectively. The increase in net cash from investing activities in the three months ended November 30, 1996 as compared to the three months ended November 30, 1995 is primarily attributable to proceeds derived from the sale of Tele-Communications, Inc. ('TCI') capital stock offset by cash associated with the acquisition of certain subsidiaries in the 1996 fiscal quarter, which reflects cash held by subsidiaries at the respective dates of acquisition. In addition, lower cash amounts were expended on the acquisition of fixed assets in the three months ended November 30, 1996 as compared to the three months ended November 30, 1995.

     The Company derived net cash from investing activities of approximately $7.4 million and $26.4 million in fiscal 1996 and 1995, respectively, and used net cash in financing activities of approximately $63.0 million in fiscal 1994. The decrease in net cash from investing activities in fiscal 1996 as compared to fiscal 1995 is primarily attributable to lower proceeds (approximately $14.6 million and $57.2 million in fiscal 1996 and 1995, respectively) derived from the sale of capital stock of TCI (due to sales of a lower number of shares of such stock), partially offset by (i) higher cash associated with the acquisition of certain subsidiaries (approximately $7.9 million from Sculptured and Probe in fiscal 1996 as compared to $1.7 million from Lazer-Tron and Iguana in fiscal
1995), which reflects cash held by subsidiaries at the respective dates of acquisition, and (ii) lower cash expended on the acquisition of fixed assets in fiscal 1996 as compared to fiscal 1995. See Notes 5, 6, and 9 of Notes to Consolidated Financial Statements.


     The increase in net cash provided by investing activities in fiscal 1995 as compared to fiscal 1994 is primarily attributable to (i) the sale of TCI capital stock in fiscal 1995, (ii) cash used for the acquisition of Acclaim Comics in fiscal 1994 partially offset by higher cash expended on the acquisition of fixed assets in fiscal 1995 as compared to fiscal 1994. See Notes 6 and 9 of Notes to Consolidated Financial Statements.

     The Company used net cash in financing activities of approximately $1.2 million and $0.4 million during the three months ended November 30, 1996 and November 30, 1995, respectively.

     The increase in net cash used in financing activities in the three months ended November 30, 1996 as compared to the three months ended November 30, 1995 is primarily attributable to decreased exercises of stock options and warrants during the three months ended November 30, 1996 offset by higher payments in respect of short-term loans in the three months ended November 30, 1995.

     The Company derived net cash from financing activities of approximately $5.0 million in fiscal 1996, used net cash from financing activities of approximately $9.6 million in fiscal 1995 and derived net cash from financing activities of approximately $41.2 million in fiscal 1994.

     The increase in net cash provided by financing activities in fiscal 1996 as compared to fiscal 1995 is primarily attributable to (i) proceeds from mortgage financing of the Company's headquarters in Glen Cove, (ii) the restructuring of the Midland financing in fiscal 1995, which required pre-payment of a portion of such debt and (iii) an increase in proceeds from short-term bank loans in fiscal 1996. See Notes 11 and 13 of Notes to Consolidated Financial Statements.

     The decrease from approximately $41.2 million of net cash provided by financing activities in fiscal 1994 as compared to approximately $9.6 million of net cash used in financing activities in fiscal 1995 is primarily attributable to the $40 million loan from Midland in fiscal 1994 in connection with the acquisition of Acclaim Comics.

     The Company generally purchases its inventory of Nintendo and Sega Software (to the extent not manufactured by the Company) by opening letters of credit when placing the purchase order. At November 30, 1995 and 1996, amounts outstanding under letters of credit were approximately $7 million and $4.4 million, respectively. At August 31, 1994, 1995 and 1996, amounts outstanding under letters of credit were approximately $48.6 million, $24.1 million and $3.1 million, respectively. Other than such letters of credit, the Company does not currently have any material operating and capital expenditure commitments.

     The Company has a revolving credit and security agreement with BNY, its principal domestic bank, in the amount of $70 million, subject to the limitations described below, which agreement expires on January 31, 2000. The credit agreement will be automatically renewed for another year by its terms, unless terminated upon 90 days' prior notice by either party. The Company draws down working capital advances and opens letters of credit against the facility in amounts determined on a formula based on factored receivables and inventory, which advances are secured by the Company's assets. This bank also acts as the Company's factor for the majority of its North American receivables, which are assigned on a pre-approved basis. At November 30, 1996, the factoring charge was

0.25% of the receivables assigned and the interest on advances was at the bank's prime rate plus one percent. At August 31, 1996 and November 30, 1996 the Company was in default of various financial and other covenants under this agreement, including the prohibition on having a 'going concern' explanatory paragraph in its fiscal 1996 audit report. BNY has waived these defaults, conditioned, however, upon, the Company generally paying its outstanding obligations as they come due by March 31, 1997. The Company is current in its payment obligations and has negotiated new financial covenants with BNY. In connection with obtaining the waivers as well as BNY's consent to effect the Convertible Note Offering, the advance formula was significantly modified to restrict and reduce the eligible receivables and inventory against which advances and letters of credit would be made, the financial covenants were made more restrictive on the Company and were otherwise revised to reflect the decrease in sales, profitability and cash flow of the Company and anticipated operations in future periods, and certain additional events of default were added. See 'Risk Factors--Liquidity and Bank Relationships.'

     In connection with its acquisition by the Company, Acclaim Comics entered into a credit agreement with Midland for a loan (the 'Loan') of $40 million. In connection with the establishment of its joint venture with TCI and the related stock swap with TCI, the Company reached an agreement with Midland pursuant to which it repaid $15 million of the Loan and the remaining $25 million principal amount of the Loan was to be amortized over a four and one-half year period terminating in July 1999. See Note 13 of Notes to Consolidated Financial Statements. The Loan, which was a direct obligation of Acclaim Comics, bore interest, at the borrower's option, at either (i) the higher of the federal funds rate plus one-half of one percent and the lender's prime rate, in each case, plus 125 basis points or (ii) the London interbank offered rate plus 250 basis points, and was secured by a first priority lien on substantially all of the assets of Acclaim Comics. The Loan was also guaranteed by Acclaim and certain of its subsidiaries and was secured by a first priority lien on all of the issued and outstanding shares of Acclaim Comics and by a third priority lien on substantially all of the assets of the Company. The Loan was paid-off on February 27, 1997 with a portion of the proceeds from the Convertible Note Offering.

     As of August 31, 1996 and November 30, 1996, the Company was also in default of its financial covenants and of the cross default provisions of the financing arrangements with Fleet relating to the mortgage on its corporate headquarters. The Company is in compliance with its payment obligations under this mortgage loan. On February 27, 1997, the Company paid down $2,000,000 of the mortgage loan with a portion of the proceeds from the Convertible Note Offering. The Company has obtained a waiver of the past defaults, and has agreed to accelerated payment terms for the balance of the loan and to provide Fleet with a second secured position in certain collateral. See 'Risk Factors--Liquidity and Bank Relationships.'

     To provide for its short- and long-term liquidity needs, the Company has reduced the number of its employees, consummated the Convertible Note Offering, and is currently pursuing various alternatives, including additional expense reductions, raising additional capital and the sale of certain assets. As discussed below (See 'Recent Developments') the Company (i) on February 26, 1997, consummated the Convertible Note Offering, (ii) used approximately $16.0 million of the net proceeds of such offering to retire its indebtedness to Midland and $2 million of the net proceeds to pay down its mortgage loan from Fleet, (iii) recently effected a series of amendments to its loan covenants with BNY and Fleet in connection with obtaining waivers of its defaults under those agreements and (iv) on March 5, 1997, sold substantially all of the assets and certain liabilities of Acclaim Redemption Games, Inc. (formerly Lazer-Tron Corporation) for $6 million in cash. In order to further enhance its liquidity, the Company has obtained a letter of intent from BNY for an additional $7.5 million short term loan, to be secured by substantially all of the Company's assets and cross defaulted with the Company's existing BNY facility. The Company also intends to borrow up to $15 million from hardware vendors. There can be no assurances that additional capital infusions will be available or that any additional capital infusion or sale could be effected on satisfactory terms. In addition, the Company's future liquidity will be materially dependent on its ability to develop and market Software that achieves widespread market acceptance for use with the hardware platforms that dominate the market. See 'Risk Factors--Liquidity and Bank Relationships.'

     The Company is party to various litigations arising in the course of its business, the resolution of none of which, the Company believes, will have a material adverse effect on the Company's liquidity, financial condition and results of operations. The Company is also party to certain class action and other litigations, the adverse outcome of which could have a material adverse effect of the Company. The ultimate outcome of the litigations cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been recognized in the accompanying financial statements. See 'Legal Proceedings' and Note 20 of Notes to Consolidated Financial Statements.

                                    BUSINESS

INTRODUCTION

     The Company is a developer, publisher and mass marketer of Software for use with Entertainment Platforms and PCs. The Company operates its own design studios and a motion capture studio, and markets and distributes its products in the major territories throughout the world. The Company's operating strategy is to develop Software for the dedicated Entertainment Platforms and PC systems that dominate the interactive entertainment market at a given time or which the Company perceives as having the potential for achieving mass market acceptance. The Company's strategy is to emphasize sports simulation and arcade-style titles for Entertainment Platforms and fantasy/role-playing, adventure and sports simulation titles for PCs. The Company intends to continue to support its existing brands with the introduction of new titles under those brand names and to develop one additional key brand each year based on its original and licensed properties, which may then be featured on an annual basis in successive titles.


     The Company also engages in: (i) the development and publication of comic books, which commenced in July 1994 through the acquisition of Acclaim Comics;
(ii) the distribution of Software titles developed by Affiliated Labels, which commenced in the first quarter of fiscal 1995; (iii) the marketing of its motion capture technology and studio services, which commenced in the first quarter of fiscal 1995; and (iv) the distribution of coin-operated video arcade games, which commenced in May 1996.

INTERACTIVE ENTERTAINMENT INDUSTRY OVERVIEW

     The Software industry is driven by the size of the installed base for dedicated Entertainment Platforms (such as those manufactured by Nintendo, Sony and Sega), and PCs. As a result, the industry is characterized by rapid technological change, resulting in Entertainment Platform and related Software product cycles. Accordingly, the Company focuses its efforts on the development of Software for the Entertainment Platforms that dominate the interactive entertainment market at a given time or that the Company perceives as having the potential to achieve mass market acceptance at such time as the Company's Software for such platforms are to be released. No single Entertainment Platform or system has achieved long-term dominance in the interactive entertainment market.

     The home interactive entertainment industry started a new period of growth in 1985 when Nintendo introduced the NES, an 8- bit system. In 1990, Sega introduced the 16-bit Genesis and, in 1991, Nintendo introduced the 16-bit SNES. The 16-bit systems were more sophisticated than the 8-bit systems, producing faster and more complex images with more life-like animation and better sound effects. The industry experienced rapid rates of growth commencing in 1992, fueled by sales of the 16-bit cartridge Entertainment Platforms manufactured by Nintendo and Sega.

     In 1993, Sega introduced the Sega CD, a CD player consisting of an attachment for its 16-bit Genesis cartridge system. Atari launched Jaguar, its 64-bit cartridge-based system, in November 1993 and Sega launched 32X, its 32-bit cartridge-based attachment for its 16-bit Genesis system, in November 1994.

     Sega and Sony launched 32-bit CD-based systems in Japan in November 1994. Sega shipped its Saturn system in the United States commencing in May 1995 and Sony released its PlayStation system in the United States in September 1995. Nintendo released N64, its new 64-bit ROM cartridge-based system, in Japan in June 1996 and in North America in September 1996. Matsushita has announced plans to release M2, its 64-bit CD-based hardware system, in Japan in 1997.

     The rapid technological advances in game systems have significantly changed the look and feel of interactive Software as well as the Software development process. According to Company estimates, the average development cost for a title three years ago was approximately $300,000 to $400,000, while the average development cost for a 32-bit console title is currently between $1 and $2 million. Once a title is developed, the competition for shelf space in the primary retail outlets is intense. Retailers typically prefer to deal with companies that have proven track records of producing successful titles and a broad product line. Additionally, Software products, especially those for the console market, require significant marketing support to generate high sales volume. The introduction of faster microprocessors, graphics accelerator chips, enhanced operating systems, and increases in memory and processing power have facilitated the development of Software for the PC market. The increase in the installed base of multimedia capable PCs has resulted in an increased demand for Software capable of being used on such systems.

PRODUCTS

     Since inception, the Company has developed and sold Software for a variety of dedicated Entertainment Platforms. Although older Software titles may continue to be available for sale, the Company generally actively markets only its ten to fifteen most recently released titles.

     The life cycle of a Software title generally ranges from less than three months to upwards of twelve months for its key titles. The life cycle of a particular title is dependent on its initial success. Although actual results vary greatly from title to title, the retail sell-through of a title is highest during the 90-120 days immediately after its introduction.

     The Company plans to produce high quality titles and address a wide range of interactive entertainment categories and audiences, such as puzzle, sports, arcade conversions, action/adventure and fantasy.

     In fiscal 1996, the Company released 39 32-bit titles, 22 16-bit titles and 9 portable titles. The Company made the decision to exit the 16-bit and portable Software markets in April 1996. Since such time, the Company has released two new 16-bit titles for the European market (Ultimate Mortal Kombat on Nintendo SNES and Sega Genesis) and published three portable titles. The Company is currently selling its remaining inventory of 16-bit and portable Software. The Company may, from time to time, (a) publish 16-bit and/or portable titles selectively to support its key brands and (b) if requested by a retailer, produce additional units of a particular title(s) on a special order basis.

     The Company currently plans to release between 16 to 20 titles in calendar 1997 for the Sony PlayStation and approximately five to ten titles for the Sega Saturn platforms. The Company plans to release six to eight original titles for the PC, and convert for the PC an additional four to six titles originally developed for Entertainment Platforms. With respect to the Nintendo N64 platform, the Company intends to release between three and four Software titles in calendar 1997. One Software title Turok: Dinosaur Hunter for N64 was shipped in late February 1997 under the Company's current N64 agreement with Nintendo. See '--Platform License Agreements.'

SOFTWARE DEVELOPMENT

     The Company's Software development strategy is driven by the Entertainment Platforms that are marketed and/or are anticipated to be marketed from time to time, the time and cost of Software development for each platform, the cost of manufacturing Software for a particular platform and the attendant retail price points for Software. Historically, the development time for 8-bit and portable cartridge Software was between six and twelve months and, for 16-bit cartridge Software, between ten and fourteen months. The development time for Software for 32-bit CD-ROM platforms and for the 64-bit cartridge platform is currently between fourteen and twenty months. The cost of manufacturing cartridge Software is significantly higher than CD-ROM Software. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     Currently, the Company's Software development efforts are focused on the Sony PlayStation, the Sega Saturn, the Nintendo N64 and PC systems. Once the Company has decided which Entertainment Platforms and systems it intends to support, the Company then focuses on the types of Software to be developed for each platform. The Company's product development methods and organization are modeled on those used in the Software entertainment industry. 'Producers' employed by the Company oversee and are responsible for development of the Company's Software. The producers direct teams comprised of either the Company's own Software studios or independent Software studios and, among other things, manage and monitor the delivery schedule and budget for each title, ensure that the title follows the approved treatment and story boards, act as facilitators with licensors whose trademarks or brands may be incorporated in the title, if necessary, and coordinate testing and final approval of the title.

     The Company constantly seeks new sources of brands from which to develop Software and has historically obtained such rights from a variety of sources in the film (e.g., Batman Forever), comic book publishing (e.g., X-O Manowar and Turok: Dinosaur Hunter), sports (e.g., NFL Quarterback Club and World Wrestling Federation), arcade (e.g., NBA Jam Extreme) and other areas of the entertainment industry. Certain of the contractual agreements granting the Company rights to use such brands are restricted to individual properties and certain agreements cover a series of properties or grant rights to create Software based on or featuring particular personalities or icons over a period of time.

     The Company has invested in the creation of programming tools and engines that are used in the design and development of its Software. The Company believes that these tools and engines allow for the creation of state of the art Software. The Company has also invested in a motion capture studio for the application of its animation technology and, in fiscal 1995, the Company completed the construction of its 'ultimatte' or 'blue screen' studio.

     In 1995, the Company expanded its ability to develop Software internally through its acquisition of three Software studios: Iguana in January 1995 and Sculptured and Probe in October 1995. Prior thereto, the Company relied exclusively on independent Software studios and paid them advances and, after recoupment of such advances, royalties based on the related product sales.

     The Company anticipates that a majority of its Software released in fiscal 1997 will be developed internally. The Company believes that internal development allows it to better control the product quality of its Software and allows the Company to take advantage of its proprietary tools and engines. From time to time, the Company may selectively use independent Software studios to develop Software titles based on the expertise of the independent Software studios in respect of the particular type of Software title to be programmed and/or when the Company does not have the capacity to develop all Software to be released in any particular time period.

     From time to time, the Company also enters into selected licensing agreements with independent publishers to market and distribute, in selected markets, Software titles developed by them. The Company pays the publisher a royalty based on sales and retains the inventory and marketing risk of such Software.

     The Company checks Software developed by its internal and independent Software studios prior to manufacture for defects ('bugs'). The Software developed for the various Nintendo, Sega and Sony formats are also tested by those manufacturers for bugs. The Company's Software for PC Systems is tested for bugs both internally and by independent testing organizations. To date, the Company has not had to recall any Software titles due to bugs.

MARKETING AND ADVERTISING

     The Company's marketing strategy is based on Software featuring (i) original properties, (ii) brands, personalities and/or icons and (iii) successful arcade properties. Original properties are generally titles created by the Company's Software studios and are based upon an original story or concept developed by the Company. The Company also creates Software based on or featuring well-known or identifiable brands (such as NFL Quarterback Club, NBA Jam and WWF) and personalities or icons (such as Frank Thomas, Spiderman, Turok:
Dinosaur Hunter and X-O Manowar) licensed or created by the Company. Arcade properties are coin-operated games based upon which the Company creates Software.

     The target consumer for the Company's Software for Entertainment Platforms are primarily males aged 11 to 21 and, for PC Systems, are primarily males aged 15 to 25. In developing a strategy for the marketing of a Software title, the Company seeks story concepts and brands, personalities or icons that it believes will appeal to the imagination of its target consumer. The Company creates marketing campaigns consistent with the target consumer for each title. The Company markets its Software with, among other things, television, radio, print and on-line advertisements; consumer contests and promotions; publicity activities; and trade shows. In addition, the Company enters into cooperative advertising arrangements with certain of its customers, pursuant to which the Company's products are featured in the retail customer's own advertisements to its customers. Dealer displays and in-store merchandising are also used to increase consumer awareness of the Company's products. The Company's ability to promote and market its products is important to its success. The Company's plan is to develop one key brand each year based on its original properties, which may then be featured on an annual basis in successive titles across multiple Entertainment Platforms. For example, the Company's WWF titles have been published on 11 platforms over 8 years. By creating key brands, the Company is able to take advantage of cross-merchandising opportunities, to benefit from economies of scale and to capitalize on the name recognition of the brands in each subsequent year in which they are used.


PRODUCTION, SALES AND DISTRIBUTION

     The Company believes that the most efficient way to distribute its Software is by tailoring the distribution method to each geographic market and, when the market can support it, the Company distributes directly through a subsidiary in an effort to maximize revenues and profits.

     Pursuant to the terms of its license with Sony, the Company is required to purchase PlayStation Software from Sony. Sony generally manufactures and delivers Software to the Company within four weeks after the placement by the Company of a purchase order. Reorders are generally delivered within two weeks by Sony.

     The Company manufactures (through subcontractors) all of its Software for PC Systems and substantially all of its Sega Software. The cost of Sega Software when manufactured by the Company, together with the royalties payable to Sega for such manufacturing, is slightly lower than the cost of the Company's Software when manufactured by Sega. Orders for CD Software manufactured by the Company (through sub-contractors) are generally filled within 20-30 days of the placement of the order. Re-orders for such Software are generally filled within 10 days.

     According to the Company's agreements and arrangements with Nintendo, the Company must purchase Software it develops for the Nintendo platforms from Nintendo. The lead-time for the manufacture of cartridge Software is longer than for CD Software. Historically, the Company placed a purchase order and opened a letter of credit with respect to a particular title and Nintendo manufactured and delivered such Software to the Company within 60 to 90 days thereafter. Nintendo has informed the Company that it will be required to purchase its N64 Software from Nintendo on a similar basis and the Company anticipates that the lead times for production of such Software will be comparable to its historical experience.

     In North America, the Company's Software is sold by regional sales representative organizations which receive commissions based on the net sales of each product sold. The Company maintains an in-house sales management team to supervise the sales representatives. The sales representatives also act as sales representatives for certain of the Company's competitors. Two of the sales representative organizations marketing the Software are owned in whole or in part by James Scoroposki, an officer, director and principal stockholder of the Company. See 'Certain Relationships and Related Transactions.'

     The Company sells its Software primarily to mass merchandisers, large retail toy store chains, department stores and specialty stores. The Company does not have written agreements with its customers. The loss of any important customer could have a material adverse effect on the Company.

     The Company utilizes independent distributors for its Software in Japan, France, Spain, Germany and the United Kingdom. The sales and distribution activities of Acclaim's European subsidiaries are administered through a central management division, Acclaim Europe, based in London. For sales in other markets, the Company appoints regional distributors.

     The Company's key domestic retail customers include Toys R Us, Walmart, Best Buy, Blockbuster Video and Target.

     The Company is generally not contractually obligated to accept returns, except for defective product. However, in order to maintain retail relationships, the Company may permit its customers to return or exchange Software titles and may provide price protection or other concessions for titles unsold by a customer. The Company establishes reserves for such concessions; however, concessions materially exceeded reserves therefor in fiscal 1996 and no assurance can be given that such concessions will not exceed the reserves established therefor in a future period. See 'Risk Factors--Inventory Management, Risk of Product Returns' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     The Company's warranty policy is to provide the original purchaser with replacement or repair of defective Software for a period of 90 days after sale. To date, the Company has not experienced significant warranty claims.

PLATFORM LICENSE AGREEMENTS

     In December 1994, the Company entered into an agreement (the 'Sony Agreement') with Sony, pursuant to which the Company received, among other things, a non-exclusive license to develop and distribute Software for the Sony PlayStation platform in the United States and Canada. The Sony Agreement expires in December 1998. The Company is operating under an oral agreement with an affiliate of Sony pursuant to which it received a non-exclusive license to develop and distribute Software for the Sony PlayStation platform in Japan and an oral agreement with Sony with respect to the development and publishing of titles for the PlayStation in Europe.

     In April 1992, the Company entered into an agreement with Sega (the 'Sega Agreement') and has certain other arrangements, pursuant to which the Company received the non-exclusive right to utilize the 'Sega' name and its proprietary information and technology in order to develop and distribute Software titles for use with various Sega platforms. The Sega Agreement, as amended, expired in December 1995. The Company and Sega are continuing to operate in the ordinary course under the terms of the expired Sega Agreement and such arrangements with respect to older platforms and, with respect to the Saturn platform, under an oral agreement and other arrangements. No assurance can be given that the Company will be successful in negotiating a new agreement. The Company believes that the terms of any new agreement with Sega, if one is entered into, will not impose materially greater obligations on the Company than the Sega Agreement, although there can be no assurance of that result.

     The Company has various license agreements with Nintendo (collectively, the 'Nintendo License Agreements') pursuant to which it has the nonexclusive right to utilize the 'Nintendo' name and its proprietary information and technology in order to develop and market Software titles for various 8-bit, 16-bit and portable Nintendo platforms in various territories throughout the world. The Nintendo License Agreements for the different platforms expire at various times between 1997 and the end of 1998. The Company also has an agreement with Nintendo for the development and marketing of one Software title for Nintendo's N64 system in North America. The Company began shipping the N64 title (Turok:
Dinosaur Hunter) in late February 1997. The Company has an N64 agreement for Japan, covering the release of approved titles. The Company has been advised by Nintendo of the basic terms of the N64 license for the United States and Europe and that Nintendo will offer such license to the Company. However, no assurance can be given that the Company will receive such new license.

     Sony, Nintendo and Sega charge their licensees a fixed amount per unit based, in part, on memory capacity, chip configuration and/or the market price for compact disk manufacture. With respect to Software for Nintendo platforms, this charge covers manufacturing, printing and packaging of the unit, as well as a royalty for use of their respective names, proprietary information and technology. With respect to Software for Sony's PlayStation, the Company is required to make a separate royalty payment to Sony for each Software unit manufactured by Sony for the Company; this payment is made upon manufacture of the units. The charges are subject to adjustment by Sony, Nintendo and Sega at their discretion. The Company manufactures (through subcontractors) substantially all of its Sega Software titles for worldwide distribution and pays Sega a royalty for each Software unit so manufactured and sold; this payment is made upon sale of the units by the Company. See '--Production, Sales and Distribution.' However, the Company does not have the right to manufacture any Software for the Sony PlayStation or Nintendo N64 platforms. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     Sony, Nintendo and Sega have the right to review and evaluate, under standards established by them, the game program for each title and the right to inspect and evaluate all art work, packaging and promotional materials used by the Company in connection with the Software. The Company is responsible for resolving at its own expense any warranty or repair claims brought with respect to the Software. To date, the Company has not experienced any material warranty claims.

     Under each of these license agreements, the Company bears the risk that the information and technology licensed from Sony, Nintendo or Sega and incorporated in the Software may infringe the rights of third parties and must indemnify Sony, Nintendo or Sega with respect to, among other things, any claims for copyright or trademark infringement brought against Sony, Nintendo or Sega and arising from the development and distribution of the game programs incorporated in the Software by the Company. To date, the Company has not received any material claims of infringement; no assurance can be given that the Company will not receive such claims in the future. See '--Trademark, Copyright and Patent Protection.'

     Although the Company has historically been able to renew and/or negotiate extensions of its Software license agreements with hardware developers, there can be no assurance that, at the end of their current terms, the Company will continue to be able to do so or that the Company will be successful in negotiating definitive license agreements with developers of new Entertainment

Platforms. The inability to negotiate agreements with developers of new Entertainment Platforms or the termination of all of the Company's license agreements will, and the termination of any one of the Company's license agreements could, have a material adverse effect on the Company's financial position and results of operations.

INTELLECTUAL PROPERTY LICENSES

     Certain of the Company's products relate to properties licensed from third parties, such as the WWF, NBA and NFL and their respective players' associations. Typically, the Company is obligated to make certain minimum guaranteed royalty payments over the term of the license and to advance payment against such guarantees, which payments can be recouped by the Company against certain royalty payments otherwise due in respect of future sale. See 'Risk Factors--Ability to Negotiate Future License Agreements.' License agreements generally extend for a term of two to three years, are terminable in the event of material breach (including failure to pay any amounts owing to the licensor in a timely manner) by, or bankruptcy or insolvency of, the Company and certain other events, and, in some cases, are renewable upon payment of certain minimum guarantees or the attainment of specified sales levels during the term of the license. Certain licenses are limited to specific territories or platforms. Each license typically provides that the licensor retains the right to exploit the licensed property for all other purposes, including the right to license the property for use with other products and, in some cases, software for other interactive hardware platforms. See 'Risk Factors--Intellectual Property Licenses and Propriety Rights.'

PATENT, TRADEMARK, COPYRIGHT AND PRODUCT PROTECTION

     Each of Sony, Nintendo and Sega incorporate a security device in the Software and their respective hardware units in order to prevent unlicensed software publishers from infringing Sony's, Nintendo's or Sega's proprietary rights, as the case may be, by manufacturing games compatible with their hardware. Under its various license agreements with Sony, Nintendo and Sega, the Company is obligated to obtain or license any available trademark, copyright and patent protection for the original work developed by the Company and embodied in or used with the Software and to display the proper notice thereof, as well as notice of the licensor's intellectual property rights, on all its Software.

     Each Software title may embody a number of separately protected intellectual properties: (i) the trademark for the brand featured in the Software (for example, WWF); (ii) the software copyright; (iii) the name and label trademarks, such as 'LJN' and 'Acclaim'; and (iv) the copyright for Sony's, Nintendo's or Sega's proprietary technical information.

     The Company has registered the logo 'Acclaim' in the United States and in certain foreign territories and owns the copyrights for many of its game programs. 'Nintendo,' 'Nintendo Entertainment System,' 'Game Boy,' 'Super NES' and 'N64' are trademarks of Nintendo of America, Inc.; 'Sega,' 'Sega Genesis,' 'Master System,' 'Sega MegaDrive,' 'Game Gear' and 'Saturn' are trademarks of

Sega and 'Sony,' 'Sony Computer Entertainment' and 'PlayStation' are trademarks of Sony. The Company does not own the trademarks, copyrights or patents covering the proprietary information and technology utilized in the NES, SNES, Game Boy, N64, Genesis, Master System, MegaDrive, Game Gear, Saturn or PlayStation or, to the extent licensed from third parties, the brands, concepts and game programs featured in and comprising the Software. Accordingly, the Company must rely on the trademarks, copyrights and patents of such licensors for protection of such intellectual property from infringement. Under the Company's license agreements with certain of the independent Software developers, the Company may bear the risk of claims of infringement brought by third parties and arising from the sale of Software and each of the Company and such developers has agreed to indemnify the other for costs and damages incurred arising from such claims and attributable to infringing proprietary information, if any, embodied in the Software and provided by the indemnitor.

     There can be no assurance that the information and technology licensed or developed by the Company will not be independently developed or misappropriated by third parties.

COMPETITION

     Competition to develop and market Software for the interactive entertainment industry is intense. The Company's competitors include Entertainment Platform manufacturers, most notably Nintendo, Sega and Sony, and a number of independent software publishers licensed by hardware manufacturers.

     The availability of significant financial resources has become a major competitive factor in the Software industry, principally as a result of the technical sophistication of advanced multimedia computer game products requiring substantial investments in research and development. While the Company's competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing and product development resources than those of the Company, the Company believes that it is one of the largest independent publishers of Software for dedicated platforms in the United States. The market for Software for PC systems is fragmented and the Company believes that it has a small share of that market. Competition is increasing in this market as increasing numbers of companies begin to develop on-line interactive computer games and interactive networks and other new Software technologies.

     Competition is based primarily upon price, access to retail shelf space, product enhancements, ability to operate on popular platforms, availability of titles (including 'hits'), new product introductions, marketing support and distribution systems. The Company relies upon its marketing and sales abilities, capital resources, proprietary technology and product development capability, product quality, and the depth of its worldwide retail distribution channels and management experience to compete in the interactive entertainment industry. No assurance can be given that the Company will compete successfully on any of these factors. See 'Risk Factors-- Competition.'


COMIC BOOK PUBLISHING

     Through the acquisition of Acclaim Comics in July 1994, the Company commenced its development and publication of comic books. To date, substantially all of Acclaim Comics' revenues have been derived from sales of comic books on a nonreturnable basis through unaffiliated distributors to the comic book direct market, which consists of comic book specialty stores and mail order comic book dealers. The Company did not derive significant revenues from the sale of comic books by Acclaim Comics in fiscal 1995 or fiscal 1996.

     Acclaim Comics has created a superhero comic book series featuring characters created or licensed by it, which are published under its 'VALIANT' imprint. In 1995, Acclaim Comics entered into an agreement with Diamond Comic Distributors, Inc. for exclusive distribution of these books. In fiscal 1997, Acclaim Comics plans to continue to publish comic books under its VALIANT imprint and to launch publications under its Acclaim Books imprint, which primarily Penguin Books will distribute. At present, Acclaim Comics plans to publish under the Acclaim Books imprint (a) Acclaim Young Reader books, featuring characters licensed from Walt Disney, the Fox Children's Television Network and Saban Entertainment, which are scheduled for release in the spring of 1997, and (b) Classics Illustrated titles in a study guide format, as well as collector's editions and in CD-ROM format. The Classics Illustrated titles, which are licensed from First Classics Inc., were released in January 1997.

     The Company has released and intends to continue to release Software products based on characters licensed or created by Acclaim Comics for a variety of platforms, such as X-O Manowar and Turok: Dinosaur Hunter (released in February 1997).

     Acclaim Comics' future revenues growth, if any, will depend on the licensing and merchandising of its characters in interactive entertainment and other media such as motion picture or television, the use of its characters in the Company's Software and coin-operated games, increased sales of comic books, the introduction of new comic titles, and Acclaim Comics' entry into the mass market for distribution and sales of its comic books outside the United States.

DISTRIBUTION OF AFFILIATED LABELS

     The Company, through Acclaim Distribution, Inc. ('ADI'), commenced the marketing and distribution of Affiliated Labels in October 1994. The Company currently distributes products for, among others, Interplay. The Company receives a distribution fee from such publishers. To date, the Company has not derived significant revenues from the Affiliated Labels program. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

MOTION CAPTURE SERVICES

     The technology utilized in the Company's motion capture services was developed in part by ATG. ATG was initially established in January 1991 to develop tools that would enable the Company's independent Software developers to create state of the art Software with enhanced game play and product quality. The Company believes its motion capture services employing state of the art technology ensure the most realistic and exciting game play experience as demonstrated by the development of Turok: Dinosaur Hunter and NBA Jam Extreme.

     With the advancement of CD-ROM technology, ATG's activities expanded to include motion capture (a three-dimensional animation creation process) and the design of tools for use in programming Software for CD-ROM platforms or cartridge-based platforms utilizing 32-bit or 64-bit processors. The Company has constructed a motion capture studio and a blue screen studio utilizing advanced 'ultimatte' software and proprietary video processing tools for compositing and layering characters in a variety of entertainment media. The Company has utilized its motion capture technology in titles such as NBA Jam Extreme, NFL Quarterback Club, Turok: Dinosaur Hunter and Frank Thomas Big Hurt Baseball.

     The Company believes that its motion capture technology may have applications in other entertainment media and has marketed its technology and studio services. Warner Bros. used the Company's motion capture technology and studio services to create certain of the special effects for Batman Forever, which was released in the summer of 1995 and is using such technology and services to create certain of the special effects for Batman Forever (which is scheduled for release in the summer of 1997). New Line Cinema utilized the Company's motion capture technology to create certain home video animation special effects for Mortal Kombat and Twentieth Century Fox utilized the Company's motion capture technology to create certain special effects for the 1995 motion picture, Power Rangers.

     To date, the Company's revenues from the licensing of its motion capture technology and studio services have not been material. No assurance can be given that the Company will be successful in marketing its technology and selling its studio services and, even if it were successful, that revenues generated therefrom will be material.

COIN-OPERATED ARCADE GAMES

     In July 1994, the Company established Acclaim Coin-Operated Entertainment, Inc. ('Acclaim Coin-Op'), a wholly owned subsidiary, for the creation and distribution of stand-alone coin-operated games. Acclaim Coin-Op shipped two video games in fiscal 1996. The Company currently plans to release approximately two coin-operated games per year.

     To date, the Company has not derived significant revenues from the sale of coin-operated video games distributed by Acclaim Coin-Op. The successful creation and marketing of such games will be dependent, in large part, on the Company's ability to hire and retain developers for the creation of, and to create or license properties for use in, coin-operated games which achieve widespread market acceptance. There can be no assurance that the Company will be successful in creating and marketing coin-operated games or that any revenues derived by the Company from the sale of such games will be material.

     The Company licensed certain hardware technology from Sony Computer Entertainment of America and Sega for the development of its first two coin-operated games. The Company is developing its own proprietary hardware technology for future applications, although there can be no assurance that the Company will be successful in creating such technology. In addition, the Company has developed new data compression audio technology with high fidelity, motion picture sound quality, which has applications in the coin-operated arcade game platform, as well as other high-end game platforms.

RECENT DEVELOPMENTS

     Pursuant to a confidential offering memorandum dated February 25, 1997, the Company issued and sold $50 million aggregate principal amount of 10% Convertible Subordinated Notes due 2002 for net proceeds of approximately $47.4 million (the 'Notes'). The Notes mature on March 1, 2002. The Notes were offered and sold by the Company in a privately negotiated transaction pursuant to Regulation D promulgated under the

Securities Act. Interest on the Notes is payable on March 1 and September 1 of each year, commencing September 1, 1997.

     The Notes are convertible into shares of Common Stock of the Company at any time after 60 days following the initial issuance thereof at an initial conversion price of $5.18 per share, subject to adjustment for 'anti-dilution' protection under certain conditions as described in the Indenture governing the Notes, which Indenture is an exhibit to the Registration Statement of which this Prospectus forms a part.

     The Notes are redeemable, in whole or in part, at the option of the Company (subject to the rights of holders of Senior Indebtedness (as such term is defined in the Indenture)), at any time on or after March 1, 2000, at the redemption prices (expressed as a percentage of the principal amount) set forth below for the 12-month period beginning March 1 of the years indicated:

2000...........................................................    104.00%
2001...........................................................    102.00%

and at maturity at 100% of principal, together in the case of any such redemption with accrued interest to the redemption date.

     If a Repurchase Event (as defined in the Indenture) occurs, each Holder of the Notes will have the right, subject to certain conditions and restrictions, to require the Company to repurchase all outstanding Notes, in whole or in part, owned by such Holder at 100% of their principal amount plus accrued interest, if any, to the date of repurchase.

     The Notes are subordinated to all existing and future Senior Indebtedness (as defined in the Indenture) of the Company and will be effectively subordinated to all indebtedness and all other liabilities of the Company's subsidiaries. The Indenture substantially restricts the Company from incurring new indebtedness or issuing preferred stock while the Notes are outstanding.

     On February 27, 1997, the Company (i) used approximately $16.2 million of the net proceeds from the Convertible Note Offering to repay its indebtedness to Midland, and (ii) used $2 million of the net proceeds from the Convertible Note Offering to pay down its indebtedness to Fleet.

     On March 5, 1997, the Company completed the sale of substantially all of the assets and certain liabilities of Acclaim Redemption Games, Inc. (formerly Lazer-Tron Corporation) for a purchase price of $6 million in cash.

     The Company has recently effected a series of amendments to its loan covenants under existing agreements with BNY and Fleet in connection with obtaining waivers of its defaults under those agreements.

EMPLOYEES

     At December 31, 1996, the Company employed approximately 830 persons worldwide on a full-time basis, approximately 600 of whom are employed in the United States. The Company believes that its relationship with its employees is good.

PROPERTIES

     The Company's corporate headquarters are located in a 70,000 square foot office building, which was purchased by the Company in fiscal 1994. The Company also leases approximately 10,000 square feet of office space in Glen Cove, New York and owns a 10,000 square foot office building in Oyster Bay, New York, which has been leased to a third party tenant. The Company's motion capture studio, located in Glen Cove, New York, was completed in September 1994 and, in November 1995, the Company completed the purchase of the Glen Cove building containing its ultimatte studio.

     In addition, the Company's United States subsidiaries lease and occupy approximately 15,000 square feet of office space in New York, and approximately 88,000 square feet of office space in California.

     The Company's foreign subsidiaries lease office space in Canada, Japan, Germany and the United Kingdom.

                               LEGAL PROCEEDINGS

     The Company and certain of its directors and/or executive officers were sued in an action entitled Digital Pictures, Inc. v. Acclaim Entertainment, Inc.; Gregory E. Fischbach; and Anthony Williams (Case No. 96-3-3301 TC) filed in December 1996 in the United States Bankruptcy Court in the Northern District of California. The plaintiff claims damages of approximately $2.2 million allegedly owed to the plaintiff, an accounting and compensatory, punitive and exemplary damages based on allegations that the defendants falsified sales, failed to provide timely statements and to pay amounts the Company owes the plaintiff pursuant to the July 1994 Sales and Distribution Agreement between the Company and the plaintiff under which the plaintiff granted the Company the exclusive worldwide right to sell and distribute the plaintiff's software products for a term of five years. In addition, the plaintiff alleges, among other things, fraud and negligent misrepresentation. The Company intends to defend this action vigorously.

     The Company was also sued in an action entitled Sound Source Interactive, Inc. v. Acclaim Distribution, Inc.; Acclaim Entertainment, Inc.; and DOES 1 through 100, inclusive (Case No. BC162531) filed in December 1996 in the Superior Court of the State of California for the County of Los Angeles. Defendant Acclaim Distribution, Inc. ('ADI') is a wholly owned subsidiary of the Company. The plaintiff claims compensatory, general, special and consequential damages in excess of $22 million and punitive damages based on allegations that the defendants breached (i) the Sales and Distribution Agreement dated as of June 15, 1995 between ADI and the plaintiff (the 'Sales and Distribution Agreement') under which the plaintiff granted ADI the exclusive right to sell and distribute the plaintiff's software products by, among other things, providing the plaintiff with false accounting statements, misrepresenting product orders, and failing to return or account for software products shipped by the plaintiff to ADI and wrongfully retaining restock and distribution fees; and (ii) the Termination Agreement dated as of March 31, 1996 between the plaintiff and ADI pursuant to which the Sales and Distribution Agreement was terminated by, among other things, failing to account, failing to pay monies due and failing to return or account for software products shipped by the plaintiff to ADI. In addition, the plaintiff alleges, among other things, fraud and negligent misrepresentation. The Company intends to defend this action vigorously.

     The Company was also sued in an action entitled Spectrum Holobyte California, Inc.; Microprose Software, Inc. v. Acclaim Entertainment, Inc., (Case No. 97-0247 MEJ) filed in January 1997 in the United States District Court for the Northern District of California. In that complaint, plaintiffs allege that the Company breached a confidential settlement agreement among the parties dated November 4, 1996. The purpose of the settlement agreement was to resolve a suit brought by the Company in 1996, which included counterclaims by Spectrum and Microprose, regarding each parties' allegations of infringement of their respective exclusive rights to intellectual property licensed to them by Wizards of the Coast, Inc. The property involves the characters, depictions and game methodology of Magic: The Gathering, a popular fantasy-adventure story and card game created by Wizards of the Coast, Inc. Plaintiffs allege that the Company breached the settlement agreement by failing to release the appropriate number of games of Magic: The Gathering--BattleMage in the United States and the United Kingdom by January 10, 1997, the date provided for in the Settlement Agreement. Plaintiffs seek unspecified monetary damages, attorneys' fees and costs. The Company intends to defend this action vigorously.

     The Company and certain of its directors and/or executive officers were sued in various complaints filed in December 1995, which were consolidated into an action entitled In re: Acclaim Ent. Shareholder Litigation, 95 Civ. 4979 (E.D.N.Y.) (TCP) in the United States District Court in the Eastern District of New York. The plaintiffs, on behalf of a class of the Company's stockholders, claim unspecified damages arising from the Company's December 4, 1995 announcement that it was revising results for the fiscal year ended August 31, 1995 to reflect a decision to defer $18 million of revenues and $10.5 million of net income previously reported on October 17, 1995 for the fiscal year ended August 31, 1995. Defendants have answered the complaint and have produced documents. No depositions have taken place to date in this action. The Company intends to defend this action vigorously.

     By summons and complaint dated December 11, 1995, certain of the Company's directors and/or executive officers were named as defendants, and the Company was named as a nominal defendant, in a shareholder derivative action entitled Eugene Block v. Gregory E. Fischbach, James Scoroposki, Robert Holmes, Bernard
J. Fischbach, Michael Tannen, Robert H. Groman and James Scibelli, defendants, and Acclaim Entertainment, Inc.,

Nominal Defendant, (CV 95-036316) (Supreme Court of the State of New York, County of Nassau) (the 'Derivative Action'). The Derivative Action was brought on behalf of the Company (as nominal defendant), alleging that the individual defendants violated their fiduciary duties to the Company in connection with the Company's revision of its revenues for the fiscal year ended August 31, 1995. Plaintiff alleges that the individual defendants (1) breached their duty of care and candor, (2) caused the Company to waste corporate assets, and (3) breached their duty of good faith, and, accordingly, seeks unspecified damages. Plaintiffs withdrew their complaint and on October 2, 1996 filed an amended complaint. Defendants' have moved to dismiss based on plaintiffs' failure to make a proper demand. The Company intends to defend this action vigorously.

     The Company and certain of its directors and/or executive officers also are defendants in an action entitled Adrienne Campbell and Donna Sizemore, individually and on behalf of all others similarly situated, v. Acclaim Entertainment, Inc., Anthony R. Williams, James Scoroposki, and Robert Holmes, C-95-04395 (EFL), which was commenced in the United States District Court for the Northern District of California. In that action, plaintiffs, two former shareholders of Lazer-Tron, filed a class action complaint on December 8, 1995 on behalf of all former Lazer-Tron shareholders who exchanged their Lazer-Tron stock for Common Stock pursuant to the August 31, 1995 merger transaction. Plaintiffs allege violations of Sections 10(b), 14(a) and 14(e) of the Securities Exchange Act of 1934, Sections 11 and 12(2) of the Securities Act of 1933, fraud and breach of fiduciary duty. On October 8, 1996, the Judicial Panel on Multidistrict Litigation ordered the transfer of the action from the Northern District of California to the United States District Court for the Eastern District of New York for coordinated or consolidated pretrial proceedings with the action entitled In re Acclaim Ent. Shareholder Litigation discussed above. The parties are currently negotiating settlement terms with respect to this action.

     The Commission has issued orders directing a private investigation relating to, among other things, the Company's earnings estimate for fiscal 1995 and its decision in the second quarter of fiscal 1996 to exit the 16-bit portable and cartridge markets. The Company has provided documents to the Commission, and the Commission has taken testimony from Company representatives. The Company intends to fully cooperate with the Commission in its investigation. No assurance can be given as to whether there will be any litigation or, if so, as to the outcome of this matter.

     The Company's subsidiary, Lazer-Tron, was sued in an action entitled Eric Goldstein, on behalf of himself and all others similarly situated, v. Lazer-Tron Corporation, Norman B. Petermeier, Matthew F. Kelly, Bryan M. Kelly, Morton Grosser, Bob K. Pryt and Roger V. Smith (V-009846-7) in the Superior Court of the State of California, County of Alameda, Eastern Division. The plaintiffs allege, among other things, breach of fiduciary duty, abuse of control, negligence and negligent misrepresentation. In addition, certain directors and officers of Lazer-Tron have been named as defendants in an action entitled Adrienne Campbell, individually and on behalf of all others similarly situated,
v. Norman B. Petermeier, Matthew F. Kelly, Bryan M. Kelly, Morton Grosser, Bob
K. Pryt, Roger V. Smith and Does 1 through 50, inclusive, Civil No. 760717-4, in the Superior Court of the State of California, County of Alameda. The plaintiffs, on behalf of a class of Lazer-Tron's shareholders, claim damages based on allegations that, as a result of lack of due diligence by the named defendants in fully investigating the proposed acquisition by the Company of Lazer-Tron, the defendants breached their fiduciary duties to Lazer-Tron's shareholders. These two actions have been consolidated and are scheduled to be tried in May. The parties are currently negotiating settlement terms with respect to both actions.

     The Company and certain of its directors and/or executive officers were sued in various complaints filed in April 1994, which were consolidated into an action entitled In re Acclaim Entertainment, Inc. Securities Litigation (CIV 94
1501) (the 'WMS Action'). The plaintiffs, on behalf of a class of the Company's stockholders consisting of all those who have purchased Acclaim stock for the period January 4, 1994 to March 30, 1994, claim damages arising from (i) the Company's alleged failure to comply with the disclosure requirements of the securities laws in respect of the Company's relationship with WMS Industries Inc. ('WMS') and the status of negotiations on and the likelihood of renewal of an agreement with WMS, pursuant to which WMS granted the Company a right of first refusal to create software for 'computer games', 'home video games' and 'handheld game machines' based on arcade games released by WMS through March 21, 1995 (ii) statements made by the Company's representative that rumors relating to the nonrenewal of the agreement were 'unsubstantiated' and that talks between the Company and WMS were continuing, which allegedly were materially false and misleading and (iii) a claim that the defendants should have disclosed the likely nonrenewal of the agreement. Discovery is complete, and the parties have moved for summary judgment.

No decision has been rendered on the parties' summary judgment motion. The Company intends to defend the WMS Action vigorously.

     The Company has also asserted a third-party action against its insurance company, Mt. Hawley Insurance Company ('Mt. Hawley') based on Mt. Hawley's disclaimer of coverage for liability which may result from the WMS Action and for fees and expenses up to the amount of the policy incurred in connection with the defense of the WMS Action, and has moved for a separate trial of this action and for an immediate trial of a coverage issue. This motion was also argued on November 22, 1996, and the Court has not yet issued a decision on this motion.

     The New York State Department of Taxation and Finance (the 'Department'), following a field audit of the Company with respect to franchise tax liability for its fiscal years ended August 31, 1989, August 31, 1990 and August 31, 1991, has notified the Company that a stock license fee (plus interest and penalties) of approximately $1.9 million, relating to the Company's outstanding capital stock as of 1989, is due to the State of New York. The Company is contesting the fee and a petition denying liability has been filed. No assurance can be given as to the outcome of this matter.

     A portion of any settlement or award arising from or out of one or more of the above litigations may be covered by the Company's insurance. The Company is also party to various litigations arising in the course of its business, the resolution of none of which, the Company believes, will have a material adverse effect on the Company's liquidity or results of operations. See also Note 20 of Notes to Consolidated Financial Statements. Other than the ordinary course litigations, the resolution of which the Company does not believe would have a material adverse affect on its business, an adverse result in litigations to which the Company is a party could have a material adverse effect on the Company. The Company could also be the subject of additional material claims from the prior shareholders of companies acquired by the Company and for whom the Company was to effect registration statements (which securities of the Company are being registered pursuant to the Registration Statement of which this Prospectus is a part) based on such stockholders not being able to sell their investment in the Company pursuant to such registration statements at times when the Company's securities sold for prices significantly higher than the current market price. No provision for any liability that may result on adjudication of these matters has been recognized in the Company's consolidated financial statements. Accordingly, any payments of settlement or judgment in respect of these litigations would constitute a charge to earnings and could have a material adverse effect on the financial condition and results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Certain information concerning directors and executive officers of the Company is set forth below:

NAME                                               AGE   POSITION AND PRINCIPAL OCCUPATION
------------------------------------------------   ---   ------------------------------------------------
Gregory E. Fischbach............................   54    Co-Chairman of the Board, President and Chief
                                                           Executive Officer

James Scoroposki................................   48    Co-Chairman of the Board, Senior Executive Vice
                                                           President, Secretary and Treasurer
J. Mark Hattendorf..............................   46    Executive Vice President and Chief Financial and
                                                           Accounting Officer
Anthony Williams................................   38    Executive Vice President
Bernard J. Fischbach............................   51    Director
Michael Tannen..................................   56    Director
Robert H. Groman................................   54    Director
James Scibelli..................................   46    Director
Bruce W. Ravenel................................   46    Director

     Gregory E. Fischbach, a founder of the Company, has been Chief Executive Officer of the Company since its formation, a member of the Board of Directors since 1987 and Co-Chairman of the Board of Directors since March 1989. Mr. Fischbach was also President of the Company from its formation until January 1990 and has been President of the Company since October 1996. From June 1986 until January 1987, he was President of RCA/Ariola International, responsible for the management of its record operations outside the U.S. and in charge of its seventeen operating subsidiaries.

     James Scoroposki, a founder of the Company, has been Senior Executive Vice President since December 1993, a member of the Board of Directors since 1987 and Co-Chairman of the Board since March 1989. Mr. Scoroposki has been Secretary and Treasurer of the Company since its formation. Mr. Scoroposki was also Chief Financial Officer of the Company from April 1988 to May 1990 and Executive Vice President of the Company from formation to November 1993. Since December 1979, he has also been the President and sole shareholder of Jaymar Marketing Inc. ('Jaymar'), a sales representation organization. See 'Certain Relationships and Related Transactions.'

     J. Mark Hattendorf has been the Executive Vice President and Chief Financial and Accounting Officer of the Company since July 1996. From October 1995 to June 1996, Mr. Hattendorf served as Senior Vice President and Chief Financial Officer of Prodigy Services Company, an online consumer services company. From September 1993 to October 1995, Mr. Hattendorf served as Senior Vice President and Chief Financial Officer of Herbalife International Inc., a nutritional direct selling organization. From 1991 to 1993, Mr. Hattendorf served as a full time financial consultant to Canal+, a French entertainment company engaged, among other things, in international satellite television broadcasting.

     Anthony Williams has been Executive Vice President of the Company since 1992. Prior to such time and for more than the preceding five years, Mr. Williams held a variety of positions with the Company.

     Bernard J. Fischbach, has been a member of the Board of Directors since 1987 and has been engaged in the private practice of law in Los Angeles, California since 1976 with Fischbach, Perlstein, Lieberman & Yanny and its predecessor firms. See 'Certain Relationships and Related Transactions.'

     Michael Tannen, has been a member of the Board of Directors since 1989 and has, since 1988, been the President and Chief Executive Officer of InterVision, Inc., a subsidiary of Millicom Incorporated, a company involved in publishing, television production and home video distribution and sales, and Chief Executive Officer of Kinnevik Media Ventures, Ltd., a media service subsidiary of A.B. Kinnevik, a Swedish conglomerate engaged, among other things, in international satellite television broadcasting, cable television networks and cellular mobile telephone and paging operations. In 1992, Mr. Tannen also became Chief Executive Officer of Television Holdings International, S.A., a wholly owned subsidiary of A.B. Kinnevik.

     Robert H. Groman, has been a member of the Board of Directors since 1989 and has, for more than the preceding five years, been a partner in the general practice law firm of Groman, Ross & Tisman, P.C. (and its predecessor firms) located in Long Island, New York. See 'Certain Relationships and Related Transactions.'

     James Scibelli, has been a member of the Board of Directors since 1995 and has, since March 1986, served as president of Roberts & Green, Inc., a New York financial consulting firm offering a variety of financial and investment consulting services. Mr. Scibelli is also a director of Boardwalk Casino, Inc., which owns and operates a hotel and casino, and of B.U.M. International, Inc., a factory outlet based retailer of contemporary men's, women's and children's casual apparel and accessories.

     Bruce W. Ravenel, has been a member of the Board of Directors since 1995 and has, since January 1996, served as President and Chief Executive Officer of TCI Internet Services, Inc. and Senior Vice President for Internet Services of TCI Communications, Inc., both wholly owned subsidiaries of TeleCommunications, Inc. ('TCI'), in which capacity he has been responsible for all Internet-related business activities of TCI. From 1994 to 1996, Mr. Ravenel was Senior Vice President and Chief Operating Officer of TCI Technology Ventures, Inc. ('TCI Technology'), a division of TCI, and from 1991 to 1994 he served as Senior Vice President of TCI Technology.

     Messrs. Gregory E. and Bernard J. Fischbach are brothers. There is no family relationship among any other directors or executive officers of the Company.

     Mr. Ravenel was elected as a director of the Company in February 1995 in connection with the sale by the Company of 4,348,795 shares of its common stock to TCI GameCo Holdings, Inc. ('TCI Sub'), an indirect wholly owned subsidiary of TCI, in February 1995. In addition, in February 1995, Messrs. Gregory Fischbach and Scoroposki entered into a voting agreement with TCI Sub pursuant to which each party agreed to vote all shares beneficially owned by it in favor of those individuals nominated by the Board of Directors of the Company for election to the Board of Directors at any annual or special meeting of the stockholders of the Company at which directors are to be elected provided that, subject to certain exceptions, such nominees include Messrs. Gregory Fischbach and Scoroposki (or their designees or successors) and one individual proposed by TCI Sub.


     The Company has agreed with each of Messrs. G. Fischbach and Scoroposki pursuant to the terms of their respective employment agreements with the Company to use its best efforts to cause him to be elected as a director.

     There is no other arrangement or understanding pursuant to which any person has been elected as a director or executive officer of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Executive Committee (the 'Executive Committee'), the members of which are Messrs. Tannen, Groman, Scibelli, B. Fischbach and Scoroposki. The Executive Committee has such powers as may be assigned to it by the Board of Directors from time to time. It is currently charged with meeting with the management of the Company and monitoring management's efforts in respect of the Company's plans for fiscal 1997.

     The Board of Directors has an Audit Committee (the 'Audit Committee'), the members of which are Messrs. Tannen, Groman and Scoroposki. The Audit Committee has such powers as may be assigned to it by the Board of Directors from time to time. It is charged with recommending to the Board of Directors the engagement or discharge of independent public accountants, reviewing the plan and results of the auditing engagement with the officers of the Company, and reviewing with the officers of the Company the scope and nature of the Company's internal accounting controls.

     The Board of Directors also has a Compensation and Stock Option Committee (the 'Compensation Committee'), the members of which are Messrs. Tannen and Scibelli. The Compensation Committee has such powers as may be assigned to it by the Board of Directors from time to time. It is charged with determining compensation packages for the Chief Executive Officer and the Senior Executive Vice President of the Company, establishing salaries, bonuses and other compensation for the Company's executive officers and with administering the Company's 1988 Stock Option Plan (the 'Plan') and the Company's 1995 Restricted Stock Plan, and recommending to the Board of Directors changes to the Plan.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table summarizes all plan and non-plan compensation awarded to, earned by or paid to the Company's Chief Executive Officer and its four other executive officers (together, the 'Named Executive Officers') who were serving as executive officers during and at the end of the last completed fiscal year ended August 31, 1996 for services rendered in all capacities to the Company and its subsidiaries for each of the Company's last three fiscal years:

                                                                                    LONG-TERM

                                                                                  COMPENSATION
                                                                                     AWARDS
                                                      ANNUAL COMPENSATION        ---------------      ALL OTHER
                                                  ----------------------------     SECURITIES       COMPENSATION
                                                          SALARY      BONUS          OPTIONS       ---------------
NAME AND PRINCIPAL POSITION                       YEAR      $           $               #                 $
------------------------------------------------  ----   --------   ----------   ---------------   ---------------
Gregory E. Fischbach............................  1996   $775,000   $        0        150,000          $19,200
  Co-Chairman and                                 1995    775,000    2,775,000        150,000           17,000
  Chief Executive Officer                         1994    775,000    2,685,000        300,000           14,500

James Scoroposki................................  1996    500,000            0        150,000            5,100
  Co-Chairman, Senior                             1995    500,000    2,350,000        150,000            4,600
  Executive Vice President,                       1994    483,000    2,685,000        300,000            4,300
  Treasurer and Secretary

Robert Holmes...................................  1996    605,000            0              0            6,000
  President and Chief                             1995    550,000    2,350,000        325,000            6,000
  Operating Officer                               1994    500,000    1,467,000        450,000            5,400

J. Mark Hattendorf..............................  1996    250,000            0        165,000                0
  Executive Vice President
  and Chief Financial
  and Accounting Officer

Anthony Williams ...............................  1996    225,000            0              0            2,100
  Executive Vice President                        1995    225,000       45,000        140,000            2,000
                                                  1994    200,000      100,000        200,000            1,800

------------------
* Represents dollar value of insurance premiums paid by the Company during the fiscal year with respect to term life insurance for the benefit of the Named Executive Officers.

     No restricted stock awards, stock appreciation rights or long-term incentive plan awards (all as defined in the proxy regulations promulgated by the Securities and Exchange Commission) were awarded to, earned by, or paid to the Named Executive Officers during any of the Company's last three fiscal years.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to grants of stock options to purchase Common Stock pursuant to the Company's 1988 Stock Option Plan (the 'Plan') granted to the Named Executive Officers during the fiscal year ended August 31, 1996:


                                                                                                   POTENTIAL
                                            INDIVIDUAL GRANTS                                    RELIABLE VALUE
                                 ---------------------------------------                         ASSUMED ANNUAL
                                 NUMBER OF      PERCENT OF                                       RATES OF STOCK
                                 SECURITIES    TOTAL OPTIONS                                   PRIOR APPRECIATION
                                 UNDERLYING     GRANTED TO      EXERCISE                        FOR OPTION TERM
                                  OPTIONS      EMPLOYEES IN      PRICE      EXPIRATION    ----------------------------
NAME                             GRANTED(#)     FISCAL YEAR      ($/SH)        DATE          5%($)           10%($)
------------------------------   ----------    -------------    --------    -----------   ------------    ------------
Gregory E. Fischbach..........     150,000         3.7%          $ 7.50      7/23/2006    $    860,215    $  2,036,123
James Scoroposki..............     150,000         3.7%            7.50      7/23/2006         860,215       2,036,123
Robert Holmes.................           0          NA               NA         NA                  NA              NA
J. Mark Hattendorf(1).........      39,999         1.0%            7.50      7/23/2006         229,385         542,953
                                   125,001         3.1%            6.38      7/23/2006         856,852       1,836,784
Anthony Williams..............           0          NA               NA         NA                  NA              NA
All Stockholders(2)...........          --          --               --         --         255,697,943     647,986,790

------------------
(1) On October 28, 1996, the Company granted to Mr. Hattendorf options to purchase an aggregate of 165,000 shares of Common Stock at an exercise price of $3.94 per share, which options were granted in lieu of, and subject to the cancellation of, the options referred to above.

(2) These figures were calculated assuming that the price of the 49,693,000 shares of Common Stock issued and outstanding on August 31, 1996 increased from $8.125 per share at compound rates of 5% and 10% per year for ten years. The purpose of including this information is to indicate the potential realizable value at the assumed annual rates of stock price appreciation for the ten-year option term for all of the Company's stockholders.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to each exercise of stock options during the fiscal year ended August 31, 1996 by the Named Executive Officers and the value at August 31, 1996 of unexercised stock options held by the Named Executive Officers.

                                                                         NUMBER OF SECURITIES
                                           SHARES                       UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                          ACQUIRED         VALUE                OPTIONS              IN-THE-MONEY OPTIONS AT
                                         ON EXERCISE    REALIZED(1)      AT FISCAL YEAR-END(#)         FISCAL YEAR-END($)
NAME                                          #             ($)        EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
--------------------------------------   -----------    -----------    -------------------------    -------------------------
Gregory Fischbach.....................        0             $ 0            1,365,000/300,000            $5,807,814/93,750
James Scoroposki......................        0               0            1,365,000/300,000             5,807,814/93,750
Robert Holmes.........................        0               0            1,342,085/316,667                  4,505,771/0

J. Mark Hattendorf(2).................        0               0                    0/165,000                    0/243,751
Anthony Williams......................        0               0              377,166/165,334                  1,034,375/0

------------------
(1) Fair market value of securities underlying the options at fiscal year end minus the exercise price of the options.

(2) On October 28, 1996, the Company granted to Mr. Hattendorf options to purchase an aggregate of 165,000 shares of Common Stock at an exercise price of $3.94 per share, which options were granted in lieu of, and subject to the cancellation of, the options referred to above.

DIRECTORS' COMPENSATION

     Directors who are not also employees of the Company receive a $10,000 annual fee, reimbursement of expenses for attending meetings of the Board and generally receive an annual grant of options to purchase 18,750 shares under the Plan. In addition, options may be granted under the Plan to non-employee directors who render services to the Company and who are not also members of the Compensation Committee. See 'Certain Relationships and Related Transactions.'

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     The Company has employment agreements with each of Gregory Fischbach and James Scoroposki, providing for Mr. Gregory Fischbach's employment as President and Chief Executive Officer and for Mr. Scoroposki's employment as Senior Executive Vice President, Secretary and Treasurer, for terms expiring in August 2000.

     The agreements with Messrs. Gregory Fischbach and Scoroposki provide for annual base salaries of $775,000 and $500,000, respectively, for the term of the agreements. In addition, each of the agreements provides for annual bonus payments to Mr. Fischbach in an amount equal to 3.25% of the Company's net pre-tax profits for each fiscal year and to Mr. Scoroposki in an amount equal to 2.75% of the Company's net pre-tax profits for each fiscal year. The agreement with Mr. Scoroposki specifically allows him to devote that amount of his business time to the business of certain sales representative organizations controlled by him as does not interfere with the services to be rendered by him to the Company. The sales representative organizations under his control have officers and employees who oversee the operations of such organizations. Mr. Scoroposki attends board meetings of such companies but has no active involvement in their day to day operations. Under the agreements, the Company provides each of Messrs. Gregory Fischbach and Scoroposki with $2 million term life insurance and disability insurance.

     If the employment agreement of either of Messrs. Gregory Fischbach or Scoroposki is terminated within one year after occurrence of a change in control of the Company (other than a termination for cause) or if either of Messrs.

Gregory Fischbach or Scoroposki terminates his employment agreement upon the occurrence of both a change in control of the Company and a change in the circumstances of his employment, he would be entitled to receive severance benefits in an amount equal to the total of (i) three years' base salary and
(ii) three times the largest bonus paid to him for the three fiscal years immediately preceding any such termination of his employment.

     The Company has an agreement in principle with Mr. Robert Holmes for his employment as President and Chief Operating Officer, which provides for a current annual base salary of $605,000. The term of the agreement expires on August 31, 1999. The agreement guarantees Mr. Holmes a 10% annual increase in his base salary for the term of the agreement. In addition, the agreement provides for annual bonus payments equal to 2.75% of the Company's net pre-tax profits for each fiscal year. The Company provides Mr. Holmes with a $2 million term life insurance policy and disability insurance. Under the agreement with Mr. Holmes, if his employment is terminated within one year after the occurrence of a change in control of the Company (other than a termination for cause) or if he terminates his agreement upon the occurrence of both a change in control of the Company and a change in the circumstances of his employment, he would be entitled to receive severance benefits in an amount equal to the total of (i) three years' base salary and (ii) three times the largest bonus paid to him for the three fiscal years immediately preceding any such termination of his employment. In October 1996, Mr. Holmes relinquished his roles as President and Chief Operating Officer, but remains an employee of the Company under the existing agreement in principle as a special advisor to the Board reporting to Mr. Gregory Fischbach. On February 3, 1997 Mr. Holmes resigned his position as a director of the Company and of its subsidiaries. The Company is in discussions with Mr. Holmes with respect to negotiating his severance from the Company.

     The Company also has an agreement in principle with Mr. Williams for his employment as Executive Vice President and Chief Financial and Accounting Officer, which provides for a current annual base salary of $225,000. In July 1996, Mr. Williams relinquished his roles as Chief Financial and Accounting Officer, but retains his role as Executive Vice President under the terms of the existing agreement in principle. The agreement expires on August 31, 1999. Mr. Williams is also entitled to a bonus in an amount to be determined at the discretion of the Board of Directors if the Company achieves certain financial performance objectives. The

Company provides Mr. Williams with a $1 million term life insurance policy and disability insurance. If Mr. Williams' employment is terminated within one year after the occurrence of a change in control of the Company (other than a termination for cause) or if he terminates his agreement upon the occurrence of both a change in control of the Company and a change in the circumstances of his employment, he would be entitled to receive severance benefits in an amount equal to the total of (i) one year's base salary and (ii) two times the bonus paid to him for the fiscal year immediately preceding any termination of his employment. The Company is in discussions with Mr. Williams with respect to negotiating his severance from the Company.


     Each of the agreements with Messrs. Gregory Fischbach, Scoroposki, Holmes and Williams provides that, in the event of a change in control of the Company, all options theretofore granted to each of them shall vest and become immediately exercisable and the Company has agreed to indemnify each of them against any excise taxes imposed on such executive by section 4999(a) of the Internal Revenue Code of 1986, as amended (including all applicable taxes on such indemnification payment).

     Each of the agreements with Messrs. Gregory Fischbach, Scoroposki, Holmes and Williams prohibits disclosure of proprietary and confidential information regarding the Company and its business to anyone outside the Company both during and subsequent to employment. In addition, the employees agree, for the duration of their employment with the Company and for one year thereafter, not to engage in any competitive business activity, nor to persuade or attempt to persuade any customer, software developer, licensor, employee or other party with whom the Company has a business relationship to sever its ties with the Company or reduce the extent of its relationship with the Company.

     In addition, at the end of their respective terms, if the agreements with each of Messrs. Gregory Fischbach, Scoroposki, Holmes and Williams are not renewed on substantially similar terms, the employee would be entitled to receive severance benefits in an amount equal to the total cash compensation paid to him during the 12-month period immediately preceding such termination of his employment.

     The Company has an employment agreement with Mr. Hattendorf for his employment as Chief Financial Officer of the Company, which provides for a current annual base salary of $250,000. Under the agreement with Mr. Hattendorf, if his employment is terminated for any reason other than for cause, Mr. Hattendorf is entitled to receive severance benefits equal to the total of (i) nine months of his then applicable base salary and (ii) the cost of outplacement services (not to exceed $7,500).

BENEFIT PLANS

     The Company does not have a pension plan. For information with respect to options granted to executive officers of the Company under the Company's 1988 Stock Option Plan, see page 44.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Michael Tannen and James Scibelli, who are intended to be 'disinterested persons' within the meaning of Rule 16b-3(c)(2)(i) promulgated under the Exchange Act and 'outside directors' within the contemplation of section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 10, 1997

(except as otherwise indicated) with respect to the number of shares of Common Stock beneficially owned by each person who is known to the Company to beneficially own more than 5% of the Common Stock, the number of shares of Common Stock beneficially owned by each director of the Company and each executive officer of the Company, and the number of shares of Common Stock beneficially owned by all executive officers and directors of the Company as a group. Except as otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

                                                                                                         PERCENT OF
                                                                              AMOUNT AND NATURE OF      COMMON STOCK
NAME AND ADDRESS                                                             BENEFICIAL OWNERSHIP(1)    OUTSTANDING
--------------------------------------------------------------------------   -----------------------    ------------
Gregory E. Fischbach(2)(3)................................................           7,498,151              14.2%
  One Acclaim Plaza
  Glen Cove, New York 11542

James Scoroposki(3)(4)....................................................           6,877,451              13.0
  One Acclaim Plaza
  Glen Cove, NY 11542

TCI GameCo Holdings, Inc.(3)..............................................           4,348,795               8.7
  Terrace Tower II
  5619 DTC Parkway
  Englewood, CO 80111

Merrill Lynch & Co., Inc.(5)..............................................           6,868,611              13.7
  World Financial Center
  North Tower
  250 Vesey Street New York, NY 10281

The Capital Group Companies, Inc.(6)......................................           6,949,400              13.9
  333 South Hope Street
  Los Angeles, CA 90071

Bernard J. Fischbach(7)...................................................             287,526                 *
  1925 Century Park East
  Suite 1260
  Los Angeles, CA 90067

Robert H. Groman(8).......................................................              81,250                 *
  196 Peachtree Lane
  Roslyn Heights, NY 11577

Michael Tannen(8).........................................................              76,125                 *
  90 Riverside Drive, #5B

  New York, NY 10024

James Scibelli(9)........................................................              25,750                 *
  2936 Bay Drive
  Merrick, NY 11566

Bruce W. Ravenel(10)......................................................              10,250                 *
  5750 DTC Parkway, 2nd Floor
  Englewood, CO 80111

J. Mark Hattendorf........................................................                   0                 0
  One Acclaim Plaza
  Glen Cove, NY 11542

                                                                                                         PERCENT OF
                                                                              AMOUNT AND NATURE OF      COMMON STOCK
NAME AND ADDRESS                                                             BENEFICIAL OWNERSHIP(1)    OUTSTANDING
--------------------------------------------------------------------------   -----------------------    ------------
Anthony R. Williams(11)...................................................             397,166                 *
  One Acclaim Plaza
  Glen Cove, NY 11542
All executive officers and directors as a group (9 persons)(10)(12).......          15,253,669              29.4%

------------------
  * Less than 1% of class.

 (1) Includes shares issuable upon exercise of warrants and options which are exercisable within the next 60 days.

 (2) Includes 2,677,500 shares issuable upon exercise of warrants and options, 36,276 shares held as co-trustee of trusts for the benefit of Mr. Scoroposki's children and 156,276 shares settled by Mr. Gregory Fischbach in trust for the benefit of his children. Each of Mr. Gregory Fischbach and Mr. Scoroposki has agreed to vote, or cause to be voted, all shares of Common Stock beneficially owned by him in the manner in which all shares of Common Stock beneficially owned by the other are voted on all matters presented to a vote of stockholders at any annual or special meeting of the Company's stockholders.

 (3) Messrs. Gregory Fischbach and Scoroposki and TCI GameCo Holdings, Inc. ('TCI Sub'), an indirect wholly owned subsidiary of Tele-Communications, Inc. ('TCI'), have entered into a voting agreement pursuant to which they have agreed to vote all shares beneficially owned by each of them in favor of those individuals nominated by the Board of Directors of the Company for election to the Board of Directors at any annual or special meeting of the stockholders of the Company at which directors are being elected provided that, subject to certain exceptions, such nominees include Messrs. Gregory Fischbach and Scoroposki (or their designees or successors) and one individual proposed by TCI Sub.

 (4) Includes 2,677,500 shares issuable upon exercise of warrants and options, 156,276 shares held as co-trustee of trusts for the benefit of Mr. Gregory Fischbach's children and 36,276 shares settled by Mr. Scoroposki in trust for agreed to vote, or cause to be voted, all shares of Common Stock beneficially owned by him in the manner in which all shares of Common Stock beneficially owned by the other are voted on all matters presented to a vote of stockholders at any annual or special meeting of the Company's stockholders.

 (5) Information in respect of the beneficial owner of Merrill Lynch & Co., Inc. ('ML&Co.') has been derived from Amendment No. 3 to its Schedule 13-G, dated February 14, 1997, filed on its behalf and on behalf of Merrill Lynch Group, Inc. ('ML Group'), Princeton Services, Inc, ('PSI'), Merrill Lynch Asset Management, L.P. d/b/a Merrill Lynch Asset Management ('MLAM') and Merrill Lynch Technology Fund, Inc. ('MLTF') with the Commission. Based solely on such Amendment No. 3 to Schedule 13-G, ML&Co., ML Group and PSI are parent holding companies, MLAM is a registered investment adviser and MLTF is a registered investment company (for which MLAM acts as investment adviser), which has an interest that relates to greater than 5% of the Common Stock.

 (6) Information in respect of the beneficial ownership of The Capital Group Companies, Inc. has been derived from its Schedule 13-G, dated February 12, 1997, filed on its behalf and on behalf of Capital Research and Management Company ('CRMC') with the Commission. The Company has been advised that (a) CRMC is a registered investment adviser and an operating subsidiary of The Capital Group Companies, Inc., (b) at February 12, 1997, CRMC exercised investment discretion with respect to 3,635,000 shares of Common Stock, which were owned by various institutional investors and (c) CRMC has no power to direct the vote of such shares. Capital Guardian Trust Company, a bank as defined in Section 3(a) of the Securities Act and a wholly-owned subsidiary of The Capital Group Companies, Inc., is the beneficial owner of 3,292,000 shares of Common Stock as the result of its serving as the investment manager of various institutional accounts.

 (7) Represents 131,250 shares issuable upon exercise of options and 156,276 shares held as co-trustee of trusts for the benefit of Mr. Gregory Fischbach's children.

 (8) Represents shares issuable upon exercise of options.

 (9) Includes 18,750 shares issuable upon exercise of options.


(10) Does not include 4,348,795 shares held by TCI Sub. Mr. Ravenel is an executive officer of TCI Internet Services, Inc., a subsidiary of TCI and an affiliate of TCI Sub. Includes (i) 6,250 shares issuable on exercise of options and (ii) 2,000 shares held by Mr. Ravenel's wife, as to which shares Mr. Ravenel disclaims beneficial ownership.

(11) Includes 377,166 shares issuable on exercise of options.

(12) Includes 7,387,876 shares issuable upon exercise of warrants and options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. James Scoroposki, an officer, director and principal stockholder of the Company, is the sole stockholder, a director and president of a sales representative organization selling interactive entertainment software and a 50% stockholder, a director and executive vice president of another sales representative organization selling interactive entertainment software. Such sales representative organizations act as sales representatives for the Company, receive commissions from the Company with respect to interactive entertainment software sold by them and will continue to do so during the fiscal year ending August 31, 1997. For the fiscal year ended August 31, 1996, the commissions paid by the Company to these sales representative organizations amounted to approximately $515,000. The agreements between the Company and these sales representatives are on terms that are at least as favorable to the Company as could have been obtained from unaffiliated third parties. In addition to representing the Company's products, these companies also represent competitors of the Company who distribute Software, and derive most of their revenue from representing companies other than the Company.

     Mr. Scoroposki is also the sole shareholder of The Crescent Club, which provides restaurant services and related entertainment and meeting facilities to the Company and will continue to do so for the fiscal year ending August 31, 1997. For the fiscal year ended August 31, 1996, payments made by the Company to The Crescent Club amounted to approximately $83,000.

     The firm of Fischbach, Perlstein, Liebermann & Yanny, of which Bernard J. Fischbach is a partner, performs legal services for the Company and will continue to do so for the fiscal year ending August 31, 1997. Payments made by the Company for said services amounted to approximately $858,000 for the fiscal year ended August 31, 1996.

     The firm of Groman, Ross & Tisman, P.C. of which Robert H. Groman is a partner, also performs legal services for the Company and will continue to do so for the fiscal year ending August 31, 1997. Payments made by the Company for said services amounted to approximately $43,000 for the fiscal year ended August 31, 1996.

                              SELLING STOCKHOLDERS

     The Shares covered hereby will be offered and sold by the holders thereof,

Messrs. George C. Metos and Fergus McGovern (together, the 'Selling Stockholders').

SCULPTURED TRANSACTION

     1,282,770 of the Shares (the 'Sculptured Shares') covered by this Prospectus were issued by the Company to George C. Metos (the 'Sculptured Selling Stockholder') in October 1995 pursuant to the exemption from registration provided under Section 4(2) of the Securities Act. On October 9, 1995, Acclaim, the Sculptured Selling Stockholder, Sculptured Software, Inc. ('Sculptured') and Acclaim Utah, Inc., a wholly-owned subsidiary of Acclaim, entered into an Agreement and Plan of Merger (the 'Merger Agreement') and, on the same date, consummated the merger (the 'Merger') of Acclaim Utah, Inc. with and into Sculptured. As a result of the Merger, Sculptured is a wholly-owned subsidiary of Acclaim. Acclaim accounted for the Merger as a pooling of interests.

     Under the terms of the Merger Agreement, the Company issued 1,012,500 of the Sculptured Shares to the Sculptured Selling Stockholder in consideration for the merger of Acclaim Utah with and into Sculptured. Concurrently with the consummation of the Merger, Acclaim and Sculptured entered into a five-year employment agreement with the Sculptured Selling Stockholder pursuant to which the Sculptured Selling Stockholder, among other things, received the remaining 270,270 Sculptured Shares. The employment agreement provides that the Sculptured Selling Stockholder could not, with respect to 100,270 and 170,000 of such Sculptured Shares, sell, assign, transfer or otherwise dispose of, or pledge or hypothecate any of such shares, until the end of the fourth and fifth years, respectively, of the term of the employment agreement. The fair value of such Common Stock on the date of issue was recorded as deferred compensation and is being expensed when earned over the five years that the restrictions lapse. The employment agreement also provides that if the Sculptured Selling Stockholder's employment under the employment agreement is terminated prior to the end of the fourth or fifth year of the term of the employment agreement, the Sculptured Selling Stockholder would forfeit, and the Company would repurchase at a purchase price of $.02 per share, 270,270 or 170,000 of such Sculptured Shares, as the case may be. On March __, 1997, Acclaim agreed to waive the foregoing restrictions with respect to such 270,270 Sculptured Shares upon the earlier of the effective date of the Registration Statement of which this Prospectus is a part or April 29, 1997. Any remaining related deferred compensation will be expensed.

     The Sculptured Selling Stockholder is an officer and a director of Sculptured and, prior to the Merger, was an officer, director and the sole stockholder of Sculptured. Neither the Company nor any of its affiliates has had any material relationship with the Sculptured Selling Stockholder or any of his affiliates within the past three years.

     The following table sets forth certain information as of March 10, 1997 with respect to shares of Common Stock held by the Sculptured Selling
Stockholder:

                                                                     BENEFICIAL                        SHARES BENEFICIALLY

                                                                     OWNERSHIP         SHARES BEING        OWNED AFTER
NAME                                                             PRIOR TO OFFERING       OFFERED       THE OFFERING (#)(1)
--------------------------------------------------------------   ------------------    ------------    -------------------
George C. Metos...............................................        1,282,770          1,282,770                -0-

------------------
(1) Assumes that all of the Sculptured Shares are sold by the Sculptured Selling Stockholder pursuant to this Prospectus. The Sculptured Selling Stockholder may choose to dispose of none or only a portion of the Sculptured Shares held by him pursuant to this Prospectus. Acclaim is not required, pursuant to its agreement with the Sculptured Selling Stockholder, to keep the Registration Statement effective past two years from the date of this Prospectus. Accordingly, it is currently anticipated that unsold Sculptured Shares would be sold thereafter in reliance upon Rule 144 promulgated under the Securities Act.

     Mr. Metos has notified the Company that he believes that the Company is in material breach of the terms of the Employment Agreement, dated as of October 10, 1995, between Sculptured Software, Inc. and Mr. Metos. Mr. Metos has also stated that the Company is allegedly in breach of its obligation to timely effect the registration of his shares of the Company. The Company and Mr. Metos have entered into a Standstill

Agreement, dated as of March 3, 1997, tolling the time within which Mr. Metos may bring any action or proceeding against the Company through and including April 15, 1997.

PROBE TRANSACTION

     1,732,405 of the Shares (the 'Probe Shares') covered by this Prospectus were issued to Fergus McGovern (the 'Probe Selling Stockholder') in October 1995 pursuant to the exemption from registration provided under Section 4(2) of the Securities Act. On October 10, 1995, Acclaim, the Probe Selling Stockholder and Probe Entertainment Limited ('Probe') entered into a Deed of Agreement (the 'Exchange Agreement'). Under the terms of the Exchange Agreement, the Company acquired the entire share capital of Probe in exchange for the Probe Shares (the 'Exchange'). As a result of the Exchange, Probe is a wholly-owned subsidiary of Acclaim.

     Concurrently with the consummation of the Exchange, the Company and Probe entered into a five-year employment agreement with the Probe Selling Stockholder. The Probe Selling Stockholder is an officer and director of Probe and, prior to the Exchange, was an officer, director and shareholder of Probe. Except for a master license agreement entered into between the Company and Probe on May 20, 1993 pursuant to which the Company granted options to the Probe Stockholder to purchase 75,000 shares of Common Stock at exercise prices ranging from $13.25 per share to $16.00 per share, neither the Company nor any of its affiliates has had any material relationship with the Probe Stockholder or any of his affiliates within the past three years.

     The following table sets forth certain information as of March 10, 1997 with respect to shares of Common Stock held by the Probe Selling Stockholder:

                                                                     BENEFICIAL                        SHARES BENEFICIALLY
                                                                     OWNERSHIP         SHARES BEING        OWNED AFTER
NAME                                                             PRIOR TO OFFERING       OFFERED       THE OFFERING (#)(1)
--------------------------------------------------------------   ------------------    ------------    -------------------
Fergus McGovern...............................................        1,732,405          1,732,405                -0-

------------------
(1) Assumes that all of the Probe Shares are sold by the Probe Selling Stockholder pursuant to this Prospectus. The Probe Selling Stockholder may choose to dispose of none or only a portion of the Probe Shares held by him pursuant to this Prospectus. Acclaim is not required, pursuant to its agreement with the Probe Selling Stockholder, to keep the Registration Statement effective past two years from the date of this Prospectus. Accordingly, it is currently anticipated that unsold Probe Shares would be sold thereafter in reliance upon Rule 144 promulgated under the Securities Act.

     Mr. McGovern has notified the Company that he believes that the Company is in material breach of the terms of the Employment Agreement dated as of October 10, 1995 between the Company and Mr. McGovern. The Company and Mr. McGovern have entered into an agreement dated October 2, 1996, tolling the time within which Mr. McGovern may bring claims in respect of the Exchange Agreement, dated October 10, 1995, among the Company, Mr. McGovern and Probe Entertainment, Ltd. Mr. Metos has also stated that the Company is allegedly in breach of its obligation to timely effect registration of his shares of the Company.

     The Shares received by the Selling Stockholders are restricted securities within the meaning of the Securities Act and cannot be offered or sold without an effective registration statement covering such offer and sale or pursuant to an applicable exemption from the registration requirements of the Securities Act. Pursuant to the terms of registration rights agreements entered into between Acclaim and each of the Selling Stockholders, Acclaim filed the Registration Statement of which this Prospectus is a part and will use its best efforts to keep the Registration Statement effective until no later than two years from the date of this Prospectus (or until all of the Shares are disposed of by the Selling Stockholders, if earlier, subject to the availability of the provisions of Rule 144). None of the expenses of this offering will be borne by the Selling Stockholders (excluding legal and accounting fees incurred by the Selling Stockholders, which will be borne in full by the Selling Stockholders).

                              PLAN OF DISTRIBUTION

     The Selling Stockholders may from time to time (a) sell all or a portion of the Shares on The NASDAQ Stock Market or in any other securities market on which the Common Stock is then listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices, and (b) donate a portion of the Shares to charitable institutions and, thereafter, such Shares may be resold by such charitable institutions. Sales on or through The NASDAQ Stock Market will be effected at such prices as may be obtainable and as may be satisfactory to the Selling Stockholders. No sales or distributions other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. Normal commission expenses and brokerage fees will be paid by the Selling Stockholders. The Shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. The method by which the Shares may be sold include (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of The NASDAQ Stock Market; (d) ordinary brokerage transactions in which the broker solicits purchasers; and (e) privately negotiated transactions. The Selling Stockholders may from time to time deliver all or a portion of the Shares held by them to cover a short sale or sales or upon exercise of a put equivalent position. In addition, any Shares that qualify for sale under Rule 144 or Rule 144A under the Securities Act may be sold under any such rules rather than pursuant to this Prospectus.

     Brokers or dealers may receive commission or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be 'underwriters' within the meaning of the Securities Act, and any profit on the resale of the Shares by them or any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company has agreed to indemnify the Selling Stockholders, each underwriter, if any, of the Shares (including any broker or dealer through which such shares may be sold) and each person, if any, who controls the Selling Stockholders or any such underwriter within the meaning of Section 15 of the Securities Act, against certain liabilities, including liabilities under the Securities Act.

     Each of the Selling Stockholders has represented and warranted to, and agreed with the Company that, during such time as he may be engaged in a distribution of the Shares, the Selling Stockholder will, among other things,
(a) not engage in any stabilization activity in connection with the Company's securities, (b) furnish to each broker or dealer through whom or which he offers securities copies of the Prospectus, as may be required, (c) inform such broker or dealer as to the number of Shares he is selling, that such securities are part of a distribution and that he is subject to the provisions of Rule 10b-6 of the General Rules and Regulations under the Exchange Act, (d) report to the Company any disposition of the Shares if any such disposition shall have occurred, and (e) not bid for, or purchase, any Company securities other than as permitted under the Exchange Act.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following statements do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of the Company's Certificate of Incorporation and ByLaws, each as amended, as more particularly described below, copies of which previously have been filed by the Company with the Commission.

COMMON STOCK

     The Company is authorized to issue 100,000,000 shares of Common Stock, par value $0.02 per share, of which 50,055,060 shares are issued and outstanding at March 10, 1997. As of March 10, 1997, an aggregate of 11,607,009 options to purchase shares of Common Stock were outstanding under the 1988 Stock Option Plan (of which options to purchase 2,388,534 shares were exercisable as of such date), 123,540 shares are reserved for issuance under the 1995 Restricted Stock Plan, 290,007 shares are reserved for options issued other than under such option plans, and 200,000 shares are reserved for issuance for warrants granted to BNY. The Company has also reserved an aggregate of 2,625,000 additional shares of Common Stock for issuance pursuant to warrants granted to Messrs. G. Fischbach and Scoroposki in connection with their execution of certain security agreements. On February 26, 1997, the Company granted options to purchase an aggregate of 4,070,150 shares of Common Stock at an exercise price of $4.81 to certain existing employees, subject to stockholder approval of an amendment to the 1988 Stock Option Plan or the adoption of a new stock option plan on substantially the same terms as the 1988 Stock Option Plan. The outstanding Common Stock is fully paid and nonassessable.

     The holders of Common Stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining shares so voting will not be able to elect any directors.

     The holders of Common Stock are entitled to receive such dividends as may lawfully be declared from time to time by the Board of Directors at its discretion, subject to the priorities accorded any class of preferred stock which may be issued. The holders of Common Stock have no preemptive or conversion rights, nor are there any redemption or sinking fund rights with respect to the Common Stock.


     Upon any liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to receive all assets remaining after the payment of corporate debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock which then may be outstanding.

PREFERRED STOCK

     The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are currently outstanding. The Board of Directors of the Company is empowered, without further action by the stockholders, to issue from time to time one or more series of preferred stock (up to an aggregate of 1,000,000 shares), to fix the dividend rights, dividend rate, conversion rights, rights and terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, voting rights and other terms of any wholly unissued series of preferred stock and to determine the designation of and (subject to the aggregate limit of 1,000,000 shares) the number of shares constituting any such unissued series. Such blanket power to issue preferred stock could be viewed as an anti-takeover device, and might have an adverse effect on the public stockholders. The Company has no plans to issue any preferred stock. See 'Risk Factors--Anti Takeover Provisions.'

     Series A Preferred Stock--The Company's Board of Directors has adopted resolutions designating 200,000 shares of Series A Preferred Stock, no par value per share, stated value $10 per share, none of which is currently issued and outstanding.

     The Board of Directors has not designated any other series of preferred stock, other than the Series A Preferred Stock. Pursuant to the Indenture, the Company has agreed not to issue any Preferred Stock other than in compliance with the restrictions described above.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Section 203 of the Delaware General Corporation Law generally restricts a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) or its affiliates for a period of three years after the date of the transactions in which the person became an interested stockholder unless (i) the transaction is approved by the board of directors of the corporation prior to such business combination, (ii) the interested stockholder acquires 85% of the corporation's voting stock in the same transaction in which it exceeds 15%, or (iii) the business combination is approved by the board of directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. The Delaware General Corporation Law provides that a corporation may elect not to be governed by Section 203. At present, the Company does not intend to make such an election. Section 203 may render more difficult a change in control of the Company or the removal of incumbent management.


TRANSFER AGENT AND REGISTRAR

     American Securities Transfer, Inc., Denver, Colorado, is Transfer Agent and Registrar for the Common Stock.

                                 LEGAL MATTERS

     Certain legal matters in respect of the shares offered hereby will be passed upon for the Company by Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022.

                                    EXPERTS

     The consolidated financial statements and schedule of Acclaim Entertainment, Inc. and its subsidiaries as of and for the year ended August 31, 1996, have been included in this Prospectus, and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP ('KPMG'), independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG contains an explanatory paragraph that states that the Company's significant loss from operations in fiscal 1996, the Company's violation of certain loan covenants and various uncertainties, including the resolution of litigation, raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The report also indicates that the auditors were unable to review the selected quarterly data in accordance with professional standards. The consolidated financial statements as of August 31, 1995 and for each of the years in the two year period ended August 31, 1995, included in this Prospectus, have been audited by Grant Thornton LLP ('GT'), independent certified public accountants, as stated in their report appearing herein. The report of GT for fiscal 1995 included an explanatory paragraph as to uncertainty relating to the eventual outcome of certain class action lawsuits. See also 'Changes in and Disagreements with Accountants on Accounting and Financial Statement Disclosure' below.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

     On July 24, 1996, at the recommendation of its Audit Committee (the 'Audit Committee'), the Board of Directors of the Company adopted a resolution (i) not to retain GT as the Company's independent auditors for the fiscal year ending August 31, 1996 and (ii) to engage KPMG as the Company's independent auditors for the fiscal year ending August 31, 1996. GT was so advised on July 25, 1996.

     The reports of GT on the Company's consolidated financial statements as of and for the two years ended August 31, 1995 and 1994 did not contain an adverse opinion or a disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of GT on the Company's financial statements for the fiscal year ended August 31, 1995 contains a modification as to uncertainty relating to the eventual outcome of certain class action lawsuits in which the Company and certain of its officers and directors have been named as defendants. See Note 20 of Notes to Consolidated Financial Statements.

     During the Company's two most recent fiscal years ended August 31, 1995 and in the interim period from September 1, 1995 through July 24, 1996 there were no disagreements with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GT, would have caused them to make reference thereto in their report(s) on the Company's financial statements for such fiscal year(s) or for such interim period, except:

          (a) A matter, which was resolved to GT's satisfaction, in respect of the timing of the recognition of certain revenues from nonrefundable, recoupable exclusivity fees, which had been included in revenues for the fourth quarter of fiscal 1995 in the October 1995 announcement by the Company of its financial results for fiscal 1995. The Audit Committee and/or senior management of the Company, on the one hand, and GT, on the other hand, had several discussions in respect of such matter. The matter was resolved by the Company revising such announced financial results to exclude such revenues from its financial results for fiscal 1995.

          (b) A matter, which was resolved to GT's satisfaction, in respect of the balance sheet presentation of a $19 million loan from Midland Bank plc. As of August 31, 1995, the Company did not meet a financial ratio covenant in the loan agreement relating to such loan. The Company's senior management and GT discussed this matter, which was resolved by the Company reclassifying the $19 million loan from long term debt to current liabilities.

     In addition, GT proposed several audit adjustments that were not recorded by the Company because they were considered by the Company and GT to be immaterial to the Company's consolidated financial statements for fiscal 1995 taken as a whole.

     During the Company's two most recent fiscal years ended August 31, 1995 and the interim period from September 1, 1995 through July 24, 1996, there were no 'reportable events' as defined in Item 304(a)(1)(v) of Regulation S-K ('Regulation S-K') promulgated under the Securities Exchange Act of 1934, except as follows:

          By letter dated April 15, 1996, GT advised the Company that they had noted certain internal control structure matters that related to significant deficiencies in the design or operation of the Company's internal control structure, relating to the quality and depth of financial management, analysis of significant estimates, lack of internal audit function and accounting for capitalized software costs, that, in their judgment, could adversely affect the Company's ability to record, process, summarize and report financial data consistent with the assertions of management in the Company's financial statements.

     In May 1996, KPMG was retained to conduct a review of certain internal controls to identify and assist the Company to implement any additional necessary steps to strengthen its internal controls.

     A member of the Audit Committee and/or senior management has discussed the subject matter of each item described above with GT, and the Company has authorized GT to respond fully to all inquiries of KPMG concerning the subject matter thereof.

     In response to the Company's draft Form 8-K filing presented to GT, the Company received the following letter dated July 31, 1996 from GT which was filed as an Exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission:

       Securities and Exchange Commission
        Washington, D.C. 20549
        Re: Acclaim Entertainment, Inc.
        File No. 0-16986

Dear Sir or Madam:

     We have read Item 4 of the Form 8-K of Acclaim Entertainment, Inc. We believe it should be supplemented and, in part, amended to reflect the following:

          With regard to the interim period from September 1, 1995 through July 24, 1996, we were not engaged to perform timely reviews of the fiscal 1996 quarterly consolidated financial statements of the Registrant. On July 17, 1996, however, we were engaged to perform a review of the quarterly consolidated financial statements of the Registrant for each of the first three quarters of the fiscal year ending August 31, 1996 in respect of the Registrant's filing on Form S-3 on behalf of certain selling shareholders. On July 25, 1996, the Registrant orally advised us of our termination as their independent accountants. In connection with such review, certain matters, which were still pending at the time of our termination, may have resulted in additional disagreements and/or reportable events had we completed our procedures. These matters included the following:

             o the recognition and/or disclosure of a settlement offer
               pertaining to the Lazer-Tron class action litigations.

             o the recoverability assessment pertaining to excess of costs over net assets acquired attributable to Acclaim Comics, Inc.

             o the findings of the 'internal controls audit' being conducted by
               KPMG Peat Marwick.

     With regard to reportable events, we had issued our Internal Control Structure/Reportable Conditions letter dated April 15, 1996 (an initial draft of which was provided to the Registrant on January 25, 1996) summarizing reportable conditions and recommendations which specifically addressed the Registrant's quality and depth of financial management, analysis of significant estimates, lack of internal audit function and accounting for capitalized software costs. Further, the reportable conditions discussed therein are those that we had noted as of December 8, 1995 in conjunction with our audit of the Registrant's consolidated financial statements as of and for the year ended August 31, 1995; we have not updated our procedures regarding such matters since that date. We have not discussed with the Audit Committee the subject matter of our Internal Control Structure/Reportable Conditions letter, despite our requests to the Registrant to meet with the Audit Committee for that purpose.

     With regard to the subject matter of the disagreements set forth in Item 4 which are contained in more detail in our Report to the Audit Committee dated April 15, 1996 (an initial draft of which was provided to the Registrant on January 18, 1996), please be advised that we had a telephonic discussion on December 4, 1995 with the Audit Committee addressing only disagreements that had occurred through that date.

     In connection with the Registrant's filing on Form S-3 referred to above, we requested the Proxy Statement for the upcoming Annual Shareholders' meeting which would be incorporated by reference in the Form S-3, thereby forming a part of the registration statement. Professional standards require that we read such information. We were informed by the Registrant as recently as July 23, 1996 that the Proxy Statement was not available for our review. On July 24, 1996, through EDGAR, we independently obtained a copy of such requested Proxy Statement and learned that the Registrant had filed such Proxy Statement with the Securities and Exchange Commission on July 18, 1996. We viewed this as a restriction placed by the Registrant on information requested by us during the conduct of our procedures.

     With regard to the Registrant's retention of KPMG Peat Marwick to conduct an 'internal controls audit,' we did not discuss this matter with the Registrant's Audit Committee and/or senior management. However, as described in our Report to the Audit Committee dated April 15, 1996 (an initial draft of which was provided to the Registrant on January 18, 1996), we were informed by management that the Registrant's legal counsel retained KPMG Peat Marwick to assist in responding to the Securities and Exchange Commission's Division of Enforcement. Further, we have no knowledge as to the specific matters on which KPMG Peat Marwick was consulted.

                                   * * * * *

     With regard to the following statements made by the Registrant in Item 4 of Form 8-K dated July 24, 1996, we have no basis for agreeing or disagreeing with:

          o the first sentence of Item 4 with respect to the July 24, 1996 Board of Directors resolution.

          o the last sentence to the first paragraph of Item 4 with respect to the Registrant's press release and any information contained therein.

          o the last sentence to the second subparagraph (b) of the third paragraph of Item 4 with respect to the matter referred to in such paragraph being resolved with the bank.

          o the sixth paragraph of Item 4 with respect to the May 1996 retention of KPMG to conduct an 'internal controls audit.'

Very truly yours,

GRANT THORNTON LLP

     In response to GT's letter of July 31, 1996, the Company notes the following:

          (a) Notwithstanding the fact that GT was not retained to perform formal reviews of the Company's financial statements for the first, second and third quarters of fiscal 1996, GT provided the Company with extensive advice and consultation regarding the appropriate presentation of such quarterly financial statements and also advised on the accounting theories and methodologies applied; and

          (b) In connection with GT's review of the Company's quarterly financial statements for each of the first three quarters of fiscal 1996 in respect of the Company's Registration Statement on Form S-3, GT advised the Company on Tuesday, July 23, 1996, that it had completed its review procedures, that there were no outstanding issues for further discussion and that GT would release its consent in connection with the Form S-3. In addition, on Tuesday, July 23, 1996, the Company delivered to GT its management representation letter, which generally signifies the completion of the review procedure. The Company delivered to GT a copy of the Proxy Statement relating to its annual meeting of stockholders to be held on August 7, 1996. On July 24, 1996, the Company was advised by GT that, upon review of the Proxy Statement, GT noted that auditors had not yet been retained for fiscal 1996 and accordingly, GT would not release its consent unless they were appointed as the Company's auditors for fiscal 1996. GT subsequently raised the matters discussed in GT's letter, which are disputed by the Company as indicated above.

================================================================================

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Special Note Regarding Forward-Looking
  Statements...................................     2
Available Information..........................     2
Summary........................................     3
Risk Factors...................................     7
Market Price of and Dividends on the Company's
  Common Equity and Related Stockholder
  Matters......................................    18
Use of Proceeds................................    19
Capitalization.................................    19
Selected Financial Information.................    20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    22
Business.......................................    29
Legal Proceedings..............................    38
Management.....................................    41
Security Ownership of Certain Beneficial Owners
  and Management...............................    47
Certain Relationships and Related
  Transactions.................................    49
Selling Stockholders...........................    50
Plan of Distribution...........................    51
Description of Capital Stock...................    53
Legal Matters..................................    54
Experts........................................    54
Changes in and Disagreements with Accountants
  on Accounting and Financial Disclosure.......    54
Index to Consolidated Financial
  Statements...................................   F-1

================================================================================


================================================================================
                                    ACCLAIM
                              ENTERTAINMENT, INC.

                                3,014,725 SHARES

                                  COMMON STOCK
                                 MARCH 17, 1997

================================================================================

             TABLE OF CONTENTS TO CONSOLIDATED FINANCIAL STATEMENTS

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

                                                                            PAGE
                                                                            ----
Reports of Independent Auditors............................................  F-2

Consolidated Balance Sheets--August 31, 1996 and 1995......................  F-4

Statements of Consolidated Operations--Years Ended August 31, 1996, 1995
  and 1994.................................................................  F-5

Statements of Consolidated Stockholders' Equity--Years Ended August 31,
  1996, 1995 and 1994......................................................  F-6

Statements of Consolidated Cash Flows--Years Ended August 31, 1996, 1995
  and 1994.................................................................  F-7

Notes to Consolidated Financial Statements--Years Ended August 31, 1996,
  1995 and 1994............................................................  F-9

Consolidated Balance Sheet--November 30, 1996 (unaudited).................. F-29

Statements of Consolidated Operations--Three Months Ended November 30, 1996
  and 1995 (unaudited)..................................................... F-30

Statements of Consolidated Stockholders' Equity--Three Months Ended
  November 30, 1996 (unaudited)............................................ F-31

Statements of Consolidated Cash Flows--Three Months Ended November 30, 1996
  and 1995 (unaudited)..................................................... F-32

Notes to Unaudited Consolidated Financial Statements--Three Months Ended
  November 30, 1996 (unaudited)............................................ F-33

                                      F-1

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Acclaim Entertainment, Inc.:

     We have audited the accompanying consolidated balance sheet of Acclaim Entertainment, Inc. and Subsidiaries as of August 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. In connection with our audit of the consolidated financial statements, we also have audited the financial statement schedule for the year ended August 31, 1996. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acclaim Entertainment, Inc. and subsidiaries as of August 31, 1996, and the results of their operations and their cash flows for the year ended August 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's significant loss from operations in fiscal 1996, the Company's violation of certain loan covenants and various uncertainties including the resolution of litigation raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The selected quarterly financial data in note 22 contain information that we did not audit, and, accordingly, we do not express an opinion on that data. We attempted but were unable to review the quarterly data in accordance with standards established by the American Institute of Certified Public Accountants because we believe that the Company's internal control structure policies and procedures for the preparation of interim financial information did not provide an adequate basis to enable us to complete such a review.

KPMG PEAT MARWICK LLP

New York, New York
December 16, 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders,
Acclaim Entertainment, Inc.

     We have audited the accompanying consolidated balance sheet of Acclaim Entertainment, Inc. and Subsidiaries as of August 31, 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended August 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acclaim Entertainment, Inc. and Subsidiaries as of August 31, 1995 and the results of their operations and their cash flows for each of the years in the two-year period ended August 31, 1995 in conformity with generally accepted accounting principles.

     We have also audited financial statement schedule II of Acclaim Entertainment, Inc. and Subsidiaries for each of the years in the two-year period ended August 31, 1995. In our opinion, the financial statement schedule for such periods presents fairly, in all material respects, the information required to be set forth therein.

     As described in Note 20, the Company and certain officers have been named as defendants in various class action claims, the outcome of which cannot presently be determined. Accordingly, no provision for any liability that might result upon the resolution of these matters has been made in the fiscal 1995 consolidated financial statements.

GRANT THORNTON LLP

New York, New York
December 8, 1995

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        (IN 000s, EXCEPT PER SHARE DATA)

                                                                AUGUST 31,
                                                           --------------------
                                                             1996        1995
                                                           --------    --------
ASSETS
  Current assets
     Cash and cash equivalents..........................   $ 18,814    $ 44,749
     Marketable equity securities.......................     11,278      26,503
     Accounts receivable -- net.........................     20,478     179,311
     Inventories........................................      8,052      16,015
     Prepaid expenses...................................     18,513      41,083
     Income taxes receivable............................     54,334      14,171
     Other current assets...............................         --       4,654
                                                           --------    --------
          Total current assets..........................    131,469     326,486
                                                           --------    --------
  Other assets
     Fixed assets -- net................................     42,779      33,970
     Excess of cost over net assets acquired -- net of
      accumulated amortization of $13,052 and $9,091,
      respectively......................................     54,939      59,837
     Other assets.......................................     10,464      22,534
                                                           --------    --------
          Total assets..................................   $239,651    $442,827
                                                           --------    --------
                                                           --------    --------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities
     Trade accounts payable.............................   $ 29,749    $ 49,072
     Short-term borrowings..............................      5,321       4,233
     Accrued expenses...................................     78,506      47,017
     Income taxes payable...............................        724         180
     Current portion of long-term debt..................     25,527      25,196
     Obligation under capital leases -- current.........      1,681         333
                                                           --------    --------
          Total current liabilities.....................    141,508     126,031
                                                           --------    --------

  Long-term liabilities
     Obligation under capital leases -- noncurrent......      3,685         408
     Other long-term liabilities........................        347          53
                                                           --------    --------
          Total liabilities.............................    145,540     126,492
                                                           --------    --------
  Minority interest.....................................        522       1,628
  Stockholders' equity
     Preferred stock, $0.01 par value; 1,000 shares
      authorized; None issued...........................         --          --
     Common stock, $0.02 par value; 100,000 shares
      authorized; 50,041 and 46,281 shares issued,
      respectively......................................      1,001         926
     Additional paid in capital.........................    165,782     158,133
     (Accumulated deficit), retained earnings...........    (70,642)    153,141
     Treasury stock, 348 and 273 shares, respectively...     (1,813)       (807)
     Foreign currency translation adjustment............       (754)        811
     Unrealized gain on marketable equity securities....         15       2,503
                                                           --------    --------
          Total stockholders' equity....................     93,589     314,707
                                                           --------    --------
          Total liabilities and stockholders' equity....   $239,651    $442,827
                                                           --------    --------
                                                           --------    --------

                See notes to consolidated financial statements.

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS
                        (IN 000s, EXCEPT PER SHARE DATA)

                                                 FISCAL YEAR ENDED AUGUST 31,
                                              ---------------------------------
                                                1996         1995        1994
                                              ---------    --------    --------
GROSS REVENUES.............................   $ 376,024    $591,804    $520,771
  Sales credits and allowances.............     214,079      25,081      40,015
                                              ---------    --------    --------
  Net revenues.............................     161,945     566,723     480,756
COST OF REVENUES...........................     180,072     268,501     220,744
                                              ---------    --------    --------
GROSS (LOSS) PROFIT........................     (18,127)    298,222     260,012
                                              ---------    --------    --------
OPERATING EXPENSES
  Selling, advertising, general and
     administrative expenses...............     200,440     203,930     172,099
  Product development......................      34,582      10,126       4,626
  Operating interest.......................       6,417       3,957       1,979
  Depreciation and amortization............      14,910       9,543       3,838
                                              ---------    --------    --------
  Total operating expenses.................     256,349     227,556     182,542
                                              ---------    --------    --------
  (Loss) earnings from operations..........    (274,476)     70,666      77,470
                                              ---------    --------    --------
OTHER INCOME (EXPENSE)
  Interest income..........................       3,845       2,131       1,338
  Other income (expense)...................       4,103       6,859      (1,143)
  Interest expense.........................      (2,339)     (3,382)       (670)
                                              ---------    --------    --------
  (Loss) earnings before income taxes......    (268,867)     76,274      76,995
                                              ---------    --------    --------
  (Benefit from) provision for income
     taxes.................................     (46,393)     31,625      31,940
                                              ---------    --------    --------
  (Loss) earnings before minority
     interest..............................    (222,474)     44,649      45,055
                                              ---------    --------    --------
  Minority interest........................       1,106        (121)         --
                                              ---------    --------    --------
  Net (loss) earnings......................   $(221,368)   $ 44,770    $ 45,055
                                              ---------    --------    --------
  Net (loss) earnings per common and common
     equivalent share......................   $   (4.47)   $   0.86    $   1.00
                                              ---------    --------    --------

  Weighted average number of common and
     common equivalent shares outstanding..      49,515      52,300      45,150
                                              ---------    --------    --------

                See notes to consolidated financial statements.

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
                        (IN 000s, EXCEPT PER SHARE DATA)

                                      PREFERRED
                                       STOCK(1)      COMMON STOCK
                                    --------------  --------------                            (ACCUMULATED             FOREIGN
                                        ISSUED          ISSUED      ADDITIONAL                  DEFICIT)               CURRENCY
                                    --------------  --------------   PAID-IN      DEFERRED      RETAINED    TREASURY  TRANSLATION
                                    SHARES  AMOUNT  SHARES  AMOUNT   CAPITAL    COMPENSATION    EARNINGS     STOCK    ADJUSTMENT
                                    ------  ------  ------  ------  ----------  ------------  ------------  --------  -----------
BALANCE AUGUST 31, 1993............    --      --   37,259  $ 745    $ 38,377           --      $ 61,516    $  (807)   $ (2,964)
                                    ------  ------  ------  ------  ----------  ------------  ------------  --------  -----------
 Net earnings......................    --      --       --     --          --           --        45,055         --          --
 Issuances.........................    --      --      971     19      14,981           --            --         --          --
 Exercise of stock options.........    --      --    1,118     23       7,435           --            --         --          --
 Tax benefit from exercise of stock
   options.........................    --      --       --     --       8,453           --            --         --          --
 Foreign currency translation
   gain............................    --      --       --     --          --           --            --         --       2,410
                                    ------  ------  ------  ------  ----------  ------------  ------------  --------  -----------
BALANCE AUGUST 31, 1994............    --      --   39,348    787      69,246           --       106,571       (807)       (554)
                                    ------  ------  ------  ------  ----------  ------------  ------------  --------  -----------
 Net earnings......................    --      --       --     --          --           --        44,770         --          --
 Issuances.........................    --      --    5,182    104      83,659     $(12,292)           --         --          --
 Deferred compensation expense.....    --      --       --     --          --        1,640            --         --          --
 Exercise of stock options.........    --      --      628     13       4,170           --            --         --          --
 Pooling of interests with
   Lazer-Tron......................    --      --    1,123     22      10,609           --         1,800         --          --
 Tax benefit from exercise of stock
   options.........................    --      --       --     --       1,101           --            --         --          --
 Foreign currency translation
   gain............................    --      --       --     --          --           --            --         --       1,365
 Unrealized gain on marketable
   equity securities...............    --      --       --     --          --           --            --         --          --
                                    ------  ------  ------  ------  ----------  ------------  ------------  --------  -----------
BALANCE AUGUST 31, 1995............    --      --   46,281    926     168,785      (10,652)      153,141       (807)        811
                                    ------  ------  ------  ------  ----------  ------------  ------------  --------  -----------

 Net loss..........................    --      --       --     --          --           --      (221,368)        --          --
 Issuances of common stock and
   options.........................    --      --      463      9       7,756       (7,765)           --         --          --
 Deferred compensation expense.....    --      --       --     --          --        3,304            --         --          --
 Exercise of stock options and
   warrants........................    --      --      552     11       3,711           --            --         --          --
 Pooling of interests with
   Sculptured and Probe............    --      --    2,745     55         (55)          --        (2,415)        --          --
 Tax benefit from exercise of stock
   options.........................    --      --       --     --         698           --            --         --          --
 Purchase of treasury stock........    --      --       --     --          --           --            --     (1,006)         --
 Foreign currency translation
   loss............................    --      --       --     --          --           --            --         --      (1,565)
 Unrealized loss on marketable
   equity securities...............    --      --       --     --          --           --            --         --          --
                                    ------  ------  ------  ------  ----------  ------------  ------------  --------  -----------
BALANCE AUGUST 31, 1996............    --      --   50,041  $1,001   $180,895     $(15,113)     $(70,642)   $(1,813)   $   (754)
                                    ------  ------  ------  ------  ----------  ------------  ------------  --------  -----------
                                    ------  ------  ------  ------  ----------  ------------  ------------  --------  -----------

                                       UNREALIZED
                                     GAIN (LOSS) ON
                                       MARKETABLE
                                         EQUITY
                                       SECURITIES     TOTAL
                                     --------------  --------
BALANCE AUGUST 31, 1993............          --      $ 96,867
                                     --------------  --------
 Net earnings......................          --        45,055
 Issuances.........................          --        15,000
 Exercise of stock options.........          --         7,458
 Tax benefit from exercise of stock
   options.........................          --         8,453
 Foreign currency translation
   gain............................          --         2,410
                                     --------------  --------
BALANCE AUGUST 31, 1994............          --       175,243
                                     --------------  --------
 Net earnings......................          --        44,770
 Issuances.........................          --        71,471
 Deferred compensation expense.....          --         1,640
 Exercise of stock options.........          --         4,183
 Pooling of interests with
   Lazer-Tron......................          --        12,431
 Tax benefit from exercise of stock
   options.........................          --         1,101
 Foreign currency translation
   gain............................          --         1,365
 Unrealized gain on marketable
   equity securities...............      $2,503         2,503
                                     --------------  --------
BALANCE AUGUST 31, 1995............       2,503       314,707
                                     --------------  --------
 Net loss..........................          --      (221,368)
 Issuances of common stock and
   options.........................          --            --
 Deferred compensation expense.....          --         3,304
 Exercise of stock options and
   warrants........................          --         3,722
 Pooling of interests with
   Sculptured and Probe............          --        (2,415)
 Tax benefit from exercise of stock
   options.........................          --           698
 Purchase of treasury stock........          --        (1,006)
 Foreign currency translation
   loss............................          --        (1,565)
 Unrealized loss on marketable
   equity securities...............      (2,488)       (2,488)
                                     --------------  --------
BALANCE AUGUST 31, 1996............      $   15      $ 93,589
                                     --------------  --------
                                     --------------  --------

------------------
(1) The Company is authorized to issue 1,000 shares of preferred stock at a par value of $0.01 per share, none of which shares is presently issued and outstanding.

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                        (IN 000s, EXCEPT PER SHARE DATA)

                                               FISCAL YEAR ENDED AUGUST 31,
                                            -----------------------------------
                                              1996         1995         1994
                                            ---------    ---------    ---------
CASH FLOWS (USED IN) PROVIDED BY
 OPERATING ACTIVITIES:
  Cash received from customers...........   $ 331,101    $ 614,526    $ 499,663
  Cash paid to suppliers and employees...    (383,209)    (594,457)    (439,034)
  Interest received......................       3,845        2,131        1,338
  Interest paid..........................      (8,756)      (7,339)      (2,649)
  Income taxes received (paid)...........      18,719      (22,127)     (30,236)
                                            ---------    ---------    ---------
       Net cash (used in) provided by
        operating activities.............     (38,300)      (7,266)      29,082
                                            ---------    ---------    ---------
CASH FLOWS PROVIDED BY (USED IN)
 INVESTING ACTIVITIES:
  Acquisition of subsidiaries, net.......       7,912        1,743      (47,805)
  Investment in marketable securities....          --           --      (10,375)
  Sales of marketable securities.........      14,599       57,160        8,314
  Acquisition of fixed assets, excluding
   capital leases........................     (13,488)     (29,862)     (10,195)
  Disposal of fixed assets...............         133          284           15
  Acquisition of other assets............      (1,731)      (2,919)      (2,954)
                                            ---------    ---------    ---------
       Net cash provided by (used in)
        investing activities.............       7,425       26,406      (63,000)
                                            ---------    ---------    ---------
CASH FLOWS PROVIDED BY (USED IN)
 FINANCING ACTIVITIES:
  Proceeds from term loan................          --           --       40,000
  Proceeds from mortgage.................       6,676           --           --
  Payment of mortgage....................        (223)      (1,342)         (87)
  Proceeds from short-term bank loans....      15,873       11,304       14,278
  Payment of short-term bank loans.......     (14,337)      (8,769)     (20,313)
  Exercise of stock options..............       3,722        4,183        7,458
  Payment of obligation under capital
   leases................................        (496)        (292)        (156)
  Issuance of common stock...............           4        1,398           --
  Payment of long-term debt..............      (6,196)     (16,046)          --
                                            ---------    ---------    ---------
       Net cash provided by (used in)
        financing activities.............       5,023       (9,564)      41,180
                                            ---------    ---------    ---------

  Effect of exchange rate changes on
   cash..................................         (83)         497        1,669
                                            ---------    ---------    ---------
  Net (decrease) increase in cash........     (25,935)      10,073        8,931
  Cash at beginning of year..............      44,749       34,676       25,745
                                            ---------    ---------    ---------
  Cash at end of year....................   $  18,814    $  44,749    $  34,676
                                            ---------    ---------    ---------

                See notes to consolidated financial statements.

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                        (IN 000s, EXCEPT PER SHARE DATA)

                                               FISCAL YEAR ENDED AUGUST 31,
                                            -----------------------------------
                                              1996         1995         1994
                                            ---------    ---------    ---------
RECONCILIATION OF NET (LOSS) EARNINGS TO
 NET CASH (USED IN) PROVIDED BY OPERATING
 ACTIVITIES:
  Net (loss) earnings....................   $(221,368)   $  44,770    $  45,055
                                            ---------    ---------    ---------
ADJUSTMENTS TO RECONCILE NET (LOSS)
 EARNINGS TO NET CASH (USED IN) PROVIDED
 BY OPERATING ACTIVITIES:
  Depreciation and amortization..........      14,910        9,543        3,838
  (Gain) loss on sale of marketable
   securities............................      (3,690)      (5,968)         135
  Provision for returns and discounts....     214,079       25,081       40,015
  Deferred taxes.........................       4,264        8,610       (3,571)
  Minority interest in net earnings of
   consolidated subsidiary...............      (1,106)        (121)          --
  Deferred compensation expense..........       3,304        1,640           --
  Non-cash inventory charges.............      25,753           --           --
  Non-cash royalty charges...............      30,432           --           --
  Other non-cash charges.................       1,577        1,751           32
  Change in assets and liabilities, net
   of effects of acquisitions:
    (Increase) in accounts receivable....     (28,123)     (35,754)     (99,249)
    (Increase) decrease in
     inventories.........................     (17,842)       1,298        8,643
    Decrease (increase) in prepaid
     expenses............................       6,759      (17,345)        (954)
    (Increase) decrease in other current
     assets..............................         (19)      (8,813)       2,111
    (Decrease) increase in trade
     accounts payable....................     (21,046)     (23,031)      10,940
    (Decrease) increase in accrued
     expenses............................     (14,612)         580       13,147
    (Decrease) increase in income taxes
     payable.............................     (31,572)      (9,507)       8,940
                                            ---------    ---------    ---------
    Total adjustments....................     183,068      (52,036)     (15,973)
                                            ---------    ---------    ---------
Net cash (used in) provided by operating
 activities..............................   $ (38,300)   $  (7,266)   $  29,082
                                            ---------    ---------    ---------
                                            ---------    ---------    ---------

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:
  Acquisition of equipment under capital
   leases................................   $   4,631    $      91    $     377

     In fiscal 1995, the Company purchased all of the capital stock of Iguana Entertainment, Inc. for $5,513, net of cash received. In connection with the acquisition, liabilities assumed were as follows:

Fair value of assets acquired......   $ 9,179
Cash paid for the capital stock....    (5,513)
                                      -------
Liabilities assumed................   $ 3,666
                                      -------
                                      -------

     In fiscal 1995, the Company issued 4,349 shares of its common stock, valued at $71,472 in exchange for 3,403 Class A common shares of Telecommunications, Inc.

     In fiscal 1994, the Company purchased all of the capital stock of Acclaim Comics for $62,805, net of cash received. In connection with the acquisition, liabilities assumed were as follows:

Fair value of assets acquired...............   $ 67,478
Cash paid for the capital stock.............    (50,588)
Fair market value of common stock issued....    (15,000)
                                               --------
Liabilities assumed.........................   $  1,890
                                               --------
                                               --------

                See notes to consolidated financial statements.

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  A. Business

     Acclaim Entertainment, Inc. and its subsidiaries ('Acclaim' or the 'Company') is a mass market entertainment company whose principal business to date has been publishing and distributing interactive entertainment software. The Company also develops and publishes comic books, markets its motion capture technology and studio services and distributes coin-operated, location-based ticket redemption games and coin-operated video arcade games.

  B. Principles of Consolidation

     The consolidated financial statements include the accounts of Acclaim and its majority-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

  C. Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  D. Marketable Equity Securities

     The Company determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. Securities are classified as held-to-maturity when the Company has the intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at cost and investment income is included in earnings. The Company classifies certain highly liquid securities as trading securities. Trading securities are stated at fair value and unrealized holding gains and losses are included in income. Securities that are not classified as held-to-maturity or trading are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized holding gains and losses, net of tax, reported as a separate component of stockholders' equity. The cost of securities sold is based on the specific identification method.

  E. Inventories

     Inventories are stated at the lower of FIFO cost (first-in, first-out) or market and consist principally of finished goods.

  F. Prepaid Royalties

     Royalty advances represent advance payments made to independent software developers and licensors of intellectual properties. All such payments are recoupable against future royalties in excess of minimum nonrefundable advances made in respect of software licensed under the terms of the agreements. Prepaid royalties are expensed as selling expenses at contractual royalty rates based on actual net product sales. That portion of prepaid royalties deemed unlikely to be recovered through product sales is charged to selling expenses. Royalty advances are classified as current and noncurrent assets based on estimated net product sales within the next year.

  G. Fixed Assets

     Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, or, where applicable, the terms of the respective leases, whichever is shorter. The asset values of capitalized leases are included in fixed assets and the associated liabilities are reflected as obligations under capital leases.

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  H. Excess of Cost Over Net Assets Acquired

     Excess of cost over net assets acquired is being amortized on the straight-line basis over periods ranging from five to twenty years (See note 5). It is the Company's policy to evaluate and recognize an impairment of goodwill if it is probable that the recorded amounts are in excess of anticipated undiscounted future cash flows.

  I. Net Revenues

     Revenues are recorded when products are shipped to customers. The Company is generally not contractually obligated to accept returns, except for defective product. However, the Company permits its customers to return or exchange product and may provide price protection on products unsold by a customer. Revenue is recorded net of an allowance for estimated returns, price concessions and other discounts. Such allowance is reflected as a reduction to accounts receivable when the Company expects to grant credits for such items; otherwise, it is reflected as a liability. The Company also recognizes revenue from sub-licensing of its intellectual properties. Such revenues are recognized under royalty agreements when the Company fulfills all of its obligations in accordance with such agreements.

  J. Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  K. Foreign Currency Translations

     Assets and liabilities of foreign operations are translated at rates of exchange at the end of the period, while results of operations are translated at average exchange rates in effect for the period. Unrealized gains and losses from the translation of foreign assets and liabilities are classified as a separate component of stockholders' equity. Included in other income (expense) are realized gains and (losses) from foreign currency transactions of $2,917, ($2,832), $5,092, ($4,576) and $2,610 ($3,336) in fiscal 1996, 1995, and 1994, respectively. The Company does not enter into material foreign currency hedging transactions.

  L. Financial Instruments

     Statement of Financial Accounting Standards No. 107, 'Disclosure About Fair Value of Financial Instruments', requires disclosure of the fair value of certain financial instruments. As of August 31, 1996 and 1995, the fair value of financial instruments (cash and equivalents, receivables, trade accounts payable, short-term borrowings and certain other liabilities) approximates book value due to the short maturity of these instruments. The Company is unable to determine the fair value of its term loan and mortgage note since they are in default.

  M. Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among the more significant estimates included in these

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

financial statements are the estimated allowances for returns and discounts, the estimated valuation of inventory and the recoverability of advance royalty payments and goodwill. Actual results could differ from those estimates.

  N. Reclassifications

     Certain reclassifications were made to prior period amounts to conform to the current period presentation format.

2. LIQUIDITY

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company's significant loss from operations in fiscal 1996, the uncertainty whether the Company's products in development will be 'hits', the Company's default of certain loan financial covenants related to its bank financings and uncertainty regarding the resolution of litigation, including various class action lawsuits, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might arise from the outcome of this uncertainty.

     The Company believed that the majority of its software revenues in fiscal 1996 would be derived from 16-bit software sales. However, the 16-bit software market matured much more rapidly than anticipated by the Company (See note 3) and the Company's 32-bit and PC software sales in fiscal 1996 were materially insufficient to offset the decline in sales of 16-bit software. Due to these factors and the increased fixed operating costs primarily attributable to the acquisition of software development studios, the Company's results of operations and liquidity in fiscal 1996 were materially adversely affected. Short-term liquidity concerns were alleviated in November 1996 when the Company received an income tax refund of approximately $54,000 related to the carryback of its loss for fiscal 1996. The Company, to enhance its long-term liquidity, has significantly reduced the number of its personnel and is also evaluating various alternatives, including a capital infusion, the sale of certain assets and renegotiating debt covenants and repayment terms related to its long-term debt. However, the Company's future long-term liquidity will be materially dependent on its ability to develop and market new software products that achieve widespread market acceptance for use with the hardware platforms that dominate the market.

3. SPECIAL CARTRIDGE VIDEO CHARGE (UNAUDITED)

     In fiscal 1996 the Company's revenues were adversely affected due to new hardware platform introductions and the resulting shift from demand for 16-bit software to 32- and 64-bit software and PC software compatible with the new hardware systems. Due to the relatively longer development period relating to 16-bit and 32-bit software products, the Company's strategic decisions to support certain 16-bit and portable hardware systems and develop certain software products were made well in advance of the time it became apparent that the transition period commenced.

     In addition, in fiscal 1996, the Company did not release 'hits' for hardware platforms with significant installed bases, as it had in prior years and offered concessions (such as returns and discounts) to its customers at higher than anticipated levels in order to manage 16-bit software inventory levels. Finally, the Company exited the 16-bit and portable software markets in April 1996.

     As a result, the Company recorded a special cartridge video charge in the second quarter of fiscal 1996 of $48,947 to adjust accounts receivable and inventories to their estimated net realizable values. Due to the

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

3. SPECIAL CARTRIDGE VIDEO CHARGE (UNAUDITED)--(CONTINUED)

continued and accelerated deterioration of the 16-bit and portable cartridge business throughout 1996, the Company revised its estimates in the fourth quarter of fiscal 1996 and recorded an additional charge of $65,031, primarily to adjust accounts receivable and inventory to their revised estimated net realizable values. The total charge of $113,978 for the year ended August 31, 1996 consists of provisions of approximately $90,524 and $23,455, respectively, to adjust accounts receivable and inventories related to 16-bit and portable Software to their estimated net realizable values subsequent to the Company's decision to exit such software market and is reflected as sales returns and allowances and in cost of sales, respectively, in the statement of consolidated operations.

     The following presents the effect of the special cartridge video charge upon net revenues and cost of revenues:

                                       1996
                                    ----------
Gross revenues...................   $  376,024
Sales credits and allowances.....      123,555
                                    ----------
                                       252,469
Special cartridge video charge...       90,524
                                    ----------
Net revenues.....................   $  161,945
                                    ----------
Cost of revenues.................   $  156,617
Special cartridge video charge...       23,455
                                    ----------
                                    $  180,072
                                    ----------
Gross loss.......................   $  (18,127)
                                    ----------

4. LICENSE AGREEMENTS

     The Company has various license agreements with Nintendo Co., Ltd. (Japan) (Nintendo Co., Ltd. and its subsidiary, Nintendo of America, Inc., are collectively herein referred to as 'Nintendo') pursuant to which it has the nonexclusive right to utilize the 'Nintendo' name and its proprietary information and technology in order to develop and market interactive entertainment software ('Software') for use with various 8-bit, 16-bit and portable Nintendo platforms in various territories throughout the world. The Company also has an agreement with Nintendo to develop and market one N64 Software title in North America. The license agreements with Nintendo for the different platforms expire at various times.

     In April 1992, the Company entered into an agreement with Sega Enterprises Ltd. ('Sega'), pursuant to which the Company received the nonexclusive right to utilize the 'Sega' name and its proprietary information and technology in order to develop and distribute software titles for use with various Sega platforms. The Company exercised its option to extend the Sega Agreement, which agreement, as amended, expired in December 1995. The Company is currently negotiating a new agreement with Sega. In the interim, the Company and Sega are continuing to operate under the terms of the expired Sega Agreement, and with respect to the Sega Saturn hardware platform are operating under an oral agreement. The Company believes that the impact, if any, of a new agreement with Sega will not have a material adverse effect on its financial condition or results of operations.

     In December 1994, the Company entered into an agreement with Sony Computer Entertainment of America ('SCE') pursuant to which the Company received the nonexclusive right to utilize its proprietary information and technology in order to develop and distribute Software titles for use with the Sony PlayStation(Trademark) for a four year period expiring in December 1998.

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

5. ACQUISITIONS

  Sculptured Software, Inc.

     On October 10, 1995, the Company acquired all the issued and outstanding stock of Sculptured Software Inc., a software developer pursuant to an Agreement and Plan of Merger dated October 9, 1995 for 1,013 shares of the Company's common stock.

     The acquisition was accounted for as a pooling of interests and accordingly, the Company's financial statements for the year ended August 31, 1996 include the results of Sculptured. Prior period financial statements were not restated as the acquisition had an immaterial effect upon previously reported revenue and net income of the consolidated entities.

  Probe Entertainment Ltd.

     On October 16, 1995, the Company acquired all the issued and outstanding stock of Probe Entertainment Ltd., a software developer pursuant to an Agreement and Plan of Merger dated October 10, 1995 for 1,732 shares of the Company's common stock.

     The acquisition was accounted for as a pooling of interests and, accordingly, the Company's financial statements for the year ended August 31, 1996 include the results of Probe. Prior period financial statements were not restated as the acquisition had an immaterial effect upon previously reported revenue and net income of the consolidated entities.

  Iguana Entertainment, Inc.

     On January 4, 1995, the Company acquired all the issued and outstanding common stock of Iguana Entertainment, Inc., developers of interactive video games, pursuant to the terms of an Agreement and Plan of Merger dated December 20, 1994. The acquisition was accounted for as a purchase. Accordingly, the operating results of Iguana are included in the Statements of Consolidated Operations from the acquisition date. The acquired assets and liabilities have been recorded at their estimated fair values at the date of acquisition.

     In consideration for the Iguana stock, the Company paid $5,000 in cash. The total cost of the acquisition was $7,342, (which includes direct acquisition costs) of which $2,357 was allocated to identifiable net tangible assets. The remaining balance of $4,985 represents the excess of the purchase price over the fair value of the net assets acquired, which is being amortized on a straight-line basis over five years.

     Proforma results of operations, assuming the acquisition had been made at the beginning of each year presented, would not be materially different from the consolidated results reported.

  Lazer-Tron Corporation

     On August 31, 1995, the Company acquired all the issued and outstanding common stock of Lazer-Tron Corporation, a developer and manufacturer of coin-operated redemption games pursuant to an Agreement and Plan of Merger dated March 22, 1995. Under the terms of the agreement, Lazer-Tron shareholders received .314 of a share of the Company's common stock for each Lazer-Tron share. Accordingly, the Company issued 1,123 shares of its common stock for all the outstanding shares of Lazer-Tron common stock. Additionally, outstanding options and warrants to acquire Lazer-Tron stock were converted to options and warrants to acquire 318 shares of the Company's common stock.

     The acquisition was accounted for as a pooling of interests and, accordingly, the Company's financial statements for the year ended August 31, 1995 have been restated to include the results of Lazer-Tron. Prior

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

5. ACQUISITIONS--(CONTINUED)

period financial statements were not restated as the acquisition had an immaterial effect upon previously reported revenue and net income of the consolidated entities.

  Acclaim Comics

     On July 29, 1994, the Company acquired all the issued and outstanding common stock of Acclaim Comics (formerly Voyager Communications Inc.), publisher of Valiant Comics, pursuant to the terms of an Agreement and Plan of Merger dated April 30, 1994. The acquisition was accounted for as a purchase. Accordingly, the operating results of Acclaim Comics are included in the Statements of Consolidated Operations from the acquisition date. The acquired assets and liabilities have been recorded at their estimated fair values at the date of acquisition.

     In consideration for the Acclaim Comics' stock, the Company paid $65,000 comprised of (i) $50,000 in cash and (ii) 971 shares of the common stock of the Company. The total cost of the acquisition was $65,588 (which includes direct acquisition costs) of which $9,505 was allocated to identifiable net tangible assets. The remaining balance of $56,083 represents the excess of the purchase price over the fair value of the net assets acquired, which was being amortized on a straight-line basis over forty years. During the fourth quarter of fiscal 1996, based on current conditions in the comic book industry, the Company reduced the estimated remaining life of the goodwill related to Acclaim Comics to twenty years, which increased the related amortization expense by approximately $300. In connection with the acquisition, Acclaim Comics obtained a $40,000 term loan. (See note 13.)

     The following unaudited combined pro forma information shows the results of operations for the year ended August 31, 1994 as though the purchase of Acclaim Comics had been made at the beginning of that fiscal year.

Net sales................   $504,436
Net earnings.............     47,695
Net earnings per share...       1.04

     The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the purchase been made at the beginning of the period, or of results which may occur in the future.

6. MARKETABLE EQUITY SECURITIES

     Marketable equity securities at August 31, 1996 and 1995 consisted primarily of Class A Common Shares of Tele-Communications, Inc. Such shares have been classified as 'available for sale' securities and accordingly are stated at fair market value. Unrealized holding gains of $15 and $2,503 (net of income taxes of $11 and $1,784 at August 31, 1996 and 1995, respectively) at August 31, 1996 and 1995, respectively, are classified as a separate component of stockholders' equity. In fiscal 1996 and 1995, other income includes realized gains from the sale of marketable equity securities of $3,690 and $5,968 respectively.

     On October 19, 1994, Acclaim Cable Holdings, Inc. a wholly-owned subsidiary of the Company, entered into a Partnership Agreement (the 'Partnership Agreement') with TCI GameCo Ventures, Inc., an indirect wholly-owned subsidiary of Tele-Communications, Inc. ('TCI'), for the creation of a Delaware limited partnership (the 'Joint Venture'), the interests in which are indirectly held 65% by the Company and 35% by TCI. The Company and TCI are currently reconsidering the viability of the Joint Venture.

     In connection with the execution of the Partnership Agreement, the Company entered into an Exchange Agreement (the 'Exchange Agreement') with TCI and TCI GameCo Holdings, Inc. ('TCI Sub'), pursuant to

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

6. MARKETABLE EQUITY SECURITIES--(CONTINUED)

which the Company issued and sold to TCI Sub 4,349 shares of the Company's common stock in exchange for 3,403 shares of Class A Common Stock of TCI.


7. ACCOUNTS RECEIVABLE

     Accounts receivable are comprised of the following:

                                               AUGUST 31,
                                          --------------------
                                           1996        1995
                                          -------    ---------
Receivables assigned to factor.........   $55,099    $ 155,782
Less advances from factor..............    23,487       37,082
                                          -------    ---------
  Due from factor......................    31,612      118,700
Unfactored accounts receivable.........    12,031       33,093
Accounts receivable -- foreign.........    20,229       41,743
Other receivables......................     5,472        5,410
Allowances for returns and discounts...   (48,866)     (19,635)
                                          -------    ---------
                                          $20,478    $ 179,311
                                          -------    ---------
                                          -------    ---------

     Pursuant to a factoring agreement, the Company's principal bank acts as its factor for the majority of its North American receivables, which are assigned on a pre-approved basis. At August 31, 1996, the factoring charge amounted to 0.25% of the receivables assigned. The Company's obligations to the bank are collateralized by all of the Company's and its North American subsidiaries' accounts receivable, inventories and equipment. The advances for factored receivables are pursuant to a revolving credit and security agreement, which expires on January 31, 1999, in the maximum amount of $70 million. Pursuant to the terms of the agreement, which can be cancelled by either party upon 90 days written notice prior to the end of the term, the Company is required to maintain specified levels of working capital and tangible net worth, among other financial covenants.

     The Company draws down working capital advances and opens letters of credit (up to an aggregate maximum of $20 million) against the facility in amounts determined on a formula based on factored receivables, inventory and cost of imported goods under outstanding letters of credit. Interest was charged at the bank's prime lending rate (8.25% at August 31, 1996) per annum on such advances. Effective November 8, 1996, interest is charged at the bank's prime lending rate plus one percent per annum on such advances. As of August 31, 1996, the Company was in default of certain financial covenants under its revolving credit facility, which defaults have been waived by the lender. The Company is also in default of the prohibitions on having a 'going concern' paragraph in the audit report on its financial statements under the revolving credit facility and the term loan.

     Pursuant to the terms of certain distribution, warehouse and credit and collection agreements, certain of the Company's foreign accounts receivable are due from certain distributors. These receivables are not collateralized and as a result management periodically monitors the financial condition of these distributors. No additional credit risk beyond amounts provided for collection losses is believed inherent in the Company's accounts receivable. At August 31, 1996 and 1995, the balance due from a distributor was approximately 19% and 19% of accounts receivable foreign, respectively.

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

8. PREPAID EXPENSES

     Prepaid expenses are comprised of the following:

                                    AUGUST 31,
                               --------------------
                                1996        1995
                               -------    ---------
Royalty advances............   $ 6,783     $25,640
Prepaid advertising costs...     2,868       6,292
Other prepaid expenses......     8,862       9,151
                               -------    ---------
                               $18,513     $41,083
                               -------    ---------
                               -------    ---------

     Prepaid advertising costs consist principally of advance payments in respect of television and other media advertising. Advertising expenses are charged to income as incurred.

9. FIXED ASSETS

     The major classes of fixed assets are as follows:

                                            AUGUST 31,
                                       ---------------------
                                         1996        1995
                                       --------    ---------
Buildings and improvements..........   $ 24,724     $21,351
Furniture, fixtures and equipment...     34,490      19,608
Automotive equipment................      1,680       1,368
                                       --------    ---------
                                         60,894      42,327
Less: accumulated depreciation......    (18,115)     (8,357)
                                       --------    ---------
                                       $ 42,779     $33,970
                                       --------    ---------
                                       --------    ---------


     The estimated useful lives of these assets are:

Buildings and improvements..........   1 to 20 years
Furniture, fixtures and equipment...   1 to 7 years
Automotive equipment................   3 to 5 years

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

10. OTHER ASSETS

     Other assets are comprised of the following:

                          AUGUST 31,
                      ------------------
                       1996       1995
                      -------    -------
Royalty advances...   $ 5,255    $ 5,000
Investments........     1,000      4,000
Other assets.......     4,209     13,534
                      -------    -------
                      $10,464    $22,534
                      -------    -------
                      -------    -------

11. SHORT-TERM BORROWINGS

     Short-term borrowings at August 31, 1996 and 1995 consisted of notes payable to banks in Japan of $3,671 and $4,233, respectively, and $1,650 outstanding under lines of credit with two domestic banks at August 31, 1996.

     The notes payable to banks in Japan are short-term, maturing within 90 days and are collateralized by inward letters of credit from distributors. The average annual interest rate applicable to the bank loans for the year ended August 31, 1996 was approximately 2%. Such agreement also provides that the bank has the right to offset cash of the Company collected under the inward letters of credit and deposited with it against the associated short-term notes.

     The credit agreement with one domestic bank provides for borrowings of up to $2,000 for general working capital purposes and is due on demand. Borrowings under the agreement bear interest at the bank's prime rate plus one percent (9.25% at August 31, 1996) and are based upon a percentage of eligible accounts receivable. The balance at August 31, 1996 was $1,300 which was repaid in December, 1996.

     A revolving line of credit agreement with the other domestic bank provides for borrowings of up to $500 and is renewable yearly with interest charged at one and one-half percent above the bank's prime rate (9.75% at August 31, 1996). The balance at August 31, 1996 was $350.

12. ACCRUED EXPENSES


     Accrued expenses are comprised of the following:

                                                       AUGUST 31,
                                                   ------------------
                                                    1996       1995
                                                   -------    -------
Accrued royalties payable.......................   $28,090    $18,712
Accrued selling expenses and sales allowances...    30,804      8,957
Accrued payroll and payroll taxes...............     2,229      5,750
Other accrued taxes.............................     4,290      3,606
Other accrued expenses..........................    13,093      9,992
                                                   -------    -------
                                                   $78,506    $47,017
                                                   -------    -------
                                                   -------    -------

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

13. LONG-TERM DEBT

     Long-term debt consists of the following:

                               AUGUST 31,
                           ------------------
                            1996       1995
                           -------    -------
(A) Term loan...........   $19,000    $25,000
(B) Mortgage note.......     6,527         --
Other...................        --        196
                           -------    -------
                            25,527     25,196
Less: current portion...    25,527     25,196
                           $    --    $    --
                           -------    -------
                           -------    -------

     (A) In conjunction with the acquisition of Acclaim Comics, Inc., Acclaim Comics entered into a term loan guaranteed by the Company and collateralized by all the assets of Acclaim Comics, which bears interest based on LIBOR (5.5625% at August 31, 1996) plus 2.5% and was due and payable on January 29, 1996. On April 14, 1995, Acclaim Comics repaid $15,000 and exercised its option to extend the loan for an additional four and one-half year period, payable in quarterly installments of $1,500 through July 1998 and $1,750 through July 1999, at an interest rate of LIBOR plus 2.5%. The loan contains covenants which require the maintenance of certain financial ratios, restrict encumbrance of assets and limit the payment of dividends by the Company and Acclaim Comics.

     (B) The mortgage note bears interest at the bank's prime lending rate (8.25% at August 1996) and is payable in quarterly installments that commenced March 1, 1996. The principal amount is payable in quarterly installments that commenced on May 1, 1996. On March 27, 2003, the unpaid principal sum of $3,559, together with all accrued and unpaid interest, will be due and payable. The mortgage note is collateralized by a building (Corporate Headquarters) with a carrying value of approximately $17,425.

     As of August 31, 1996, the Company has been advised by the lenders of the aforementioned long term debt that events of default have occurred and are continuing under clauses of the respective lending agreements regarding certain financial ratio requirements and prohibitions on cross defaults with other facilities. Although interest and principal payments continue to be made on a timely basis, the lenders have advised that they reserve the right to take any and all actions including the option of accelerating and/or demanding immediate repayment of the obligations. Accordingly, the debt has been classified as current. As of August 31, 1995, the term loan was also classified as a current liability due to a covenant, with which the Company was not in compliance, that was revised but not yet effective. The Company is currently discussing additional modifications with all of its lenders. The Company expects that the modifications to its term loan and mortgage will include an immediate paydown of a portion of the loan and accelerated payment terms for the balance.

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

14. OBLIGATIONS UNDER CAPITAL AND OPERATING LEASES

     The Company is committed under various capital leases for automotive and computer equipment expiring at various dates through 2006. Future minimum payments required under such leases are as follows:

YEARS ENDING
 AUGUST 31,
------------
1997..........................................   $2,108
1998..........................................    2,116
1999..........................................    1,248
2000..........................................      348
2001..........................................      264
Thereafter....................................      400
                                                 ------
Total minimum lease payments..................    6,484
Less: amount representing interest............    1,118
Present value of net minimum lease payments...   $5,366
                                                 ------
                                                 ------

     The present value of net minimum lease payments is reflected in the balance sheet as current and noncurrent obligations under capital leases of $1,681 and $3,685, respectively.

     The Company has operating leases for rental space and equipment which expire on various dates through 2006. The leases provide for contingent rentals based upon escalation clauses. Future minimum rental payments required under such leases are as follows:

YEARS ENDING
 AUGUST 31,
------------
1997.....................................   $3,836
1998.....................................    3,375
1999.....................................    2,965
2000.....................................    2,580
2001.....................................    2,246
Thereafter...............................    4,698
                                            ------
Total minimum operating lease payments...   19,700
                                            ------
                                            ------

15. (BENEFIT FROM) PROVISION FOR INCOME TAXES

     During fiscal 1994, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The cumulative effect of the accounting change was not material.

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

15. (BENEFIT FROM) PROVISION FOR INCOME TAXES--(CONTINUED)

     The (recovery of) provision for income taxes consists of the following:

                                                1996       1995       1994
                                              --------    -------    -------
Current:
  Federal..................................   $(52,808)   $20,131    $21,382
  Foreign..................................      1,453       (457)       991
  State....................................         --      2,240      4,685
                                              --------    -------    -------
                                               (51,355)    21,914     27,058
                                              --------    -------    -------
Deferred:
  Federal..................................      4,264      8,880     (3,551)
  Foreign..................................         --       (270)       (20)
                                              --------    -------    -------
                                                 4,264      8,610     (3,571)
                                              --------    -------    -------

Charge in lieu of income taxes.............        698      1,101      8,453
                                              --------    -------    -------
     Total income tax provision (benefit)..   $(46,393)   $31,625    $31,940
                                              --------    -------    -------

     The charge in lieu of income taxes relates to the tax benefit arising from disqualifying dispositions of employee stock options.

     A reconciliation of the federal statutory income tax rate with the effective income tax rate follows:

                                                          1996      1995     1994
                                                          -----     ----     ----
Statutory tax rate.....................................   (35.0)%   35.0%    35.0%
State income taxes, net of federal income tax
  benefit..............................................      --      2.2      3.6
Increase in valuation allowance........................    12.2       --       --
Net operating loss carryback benefit at less than
  statutory rate.......................................     4.2       --       --
Nondeductible expenses.................................     0.9      2.1      1.0
Foreign tax rate differential, net of foreign tax
  credits..............................................     0.1      0.2      1.3
Other..................................................     0.3      2.0      0.6
                                                          -----     ----     ----
     Effective income tax rate.........................   (17.3)%   41.5%    41.5%
                                                          -----     ----     ----
                                                          -----     ----     ----

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities recorded on the consolidated balance sheets as of August 31, 1996 and 1995 are as follows:

                                       1996                         1995
                             -------------------------    -------------------------
                                            DEFERRED                     DEFERRED
                              DEFERRED         TAX         DEFERRED         TAX
                             TAX ASSETS    LIABILITIES    TAX ASSETS    LIABILITIES
                             ----------    -----------    ----------    -----------
Reserves and allowances...    $ 13,711          --          $1,662             --
Investment in subsidiary..       2,879          --           3,664             --
Accrued expenses..........       1,750          --              --             --
Federal net operating loss
  carryforwards...........       8,750          --              --             --
Unrealized gains on
  marketable securities...          --          --              --        $ 1,784
Foreign net operating loss
  carryforwards...........       5,644          --           1,059             --
Other.....................         806         $75             692             43
                             ----------        ---        ----------    -----------
                                33,540          75           7,077          1,827
Valuation allowance.......      33,465          --             548             --
                             ----------        ---        ----------    -----------
                              $     75         $75          $6,529        $ 1,827
                             ----------        ---        ----------    -----------
                             ----------        ---        ----------    -----------

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

15. (BENEFIT FROM) PROVISION FOR INCOME TAXES--(CONTINUED)

     As of August 31, 1996, the Company has a U.S. tax net operating loss carryforward of approximately $25,000 expiring in fiscal 2011. At August 31, 1996 the Company has provided a valuation allowance of $33,465 against its net deferred tax assets due to the Company's recent pre-tax losses and lack of significant offsetting objective evidence.

     At August 31, 1995, one of the Company's foreign subsidiaries had unused tax benefits of $548 related to foreign net operating loss carryforwards. A valuation allowance of $548 has been recognized to offset the related deferred tax asset due to the uncertainty of realizing the benefit of the loss carryforwards.

     Deferred tax assets of $2,259 are classified as other current assets at August 31, 1995. During fiscal 1995, additional tax benefits of $1,187 attributable to Acclaim Comics were recorded as a reduction of the excess cost over the net assets acquired.


     A provision for additional taxes on income which would become payable upon the repatriation of the earnings from its foreign subsidiaries has not been provided since, upon repatriation, the tax consequences of such distributions would be substantially offset by available foreign tax credits.

16. (LOSS) EARNINGS PER COMMON SHARE AND COMMON SHARE EQUIVALENTS

     (Loss) earnings per common share and common share equivalents are computed by dividing net earnings by the weighted average number of common shares and dilutive common share equivalents (stock options and warrants) outstanding. The weighted average number of common shares and common share equivalents used in computing net (loss) earnings per common share for the years ended August 31, 1996, 1995 and 1994 were 49,515, 52,300 and 45,150, respectively.

17. STOCK OPTION PLAN

     The Company has a stock option plan which, as amended, provides for the grant of up to 15,000 shares of its common stock to employees, directors and consultants. The exercise price per share of all incentive stock options heretofore granted has been the market price, or 110% thereof for certain employees, or, for non-incentive options, not less than 85% of market price, of the Company's common stock on the date of grant. Generally, outstanding options become exercisable evenly over a three year period from the date of grant (although this may be accelerated due to retirement or death). Outstanding options must generally be exercised within ten years from the date of grant or, with respect to incentive options, within five years from the date of grant for certain employees. The 1988 Stock Option Plan terminates in May 1998. At August 31, 1996, options to purchase approximately 5,980 shares were exercisable and options to purchase 128 shares were available for future grant under the 1988 stock option plan.

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

17. STOCK OPTION PLAN--(CONTINUED)

     Transactions are summarized as follows:

                                                 SHARES UNDER OPTION
                                      ------------------------------------------
                                                                      EXERCISE
                                      INCENTIVE    NON-INCENTIVE       PRICE
                                      ---------    -------------    ------------
Outstanding, August 31, 1993.......     3,595           5,062       $ 0.89-21.33
                                      ---------    -------------    ------------
Granted............................       864           2,303       $13.25-25.25
Exercised..........................      (451)           (635)      $ 1.95-11.17
Cancelled..........................      (450)         (1,726)      $ 1.95-25.25
                                      ---------    -------------    ------------
Outstanding, August 31, 1994.......     3,558           5,004       $ 0.89-21.75
                                      ---------    -------------    ------------
Conversion of Lazer-Tron Options...       108              27       $ 5.41-40.61
Granted............................     1,596           2,861       $13.75-24.00
Exercised..........................      (464)            (43)      $ 1.95-17.92
Cancelled..........................      (427)         (2,022)      $ 3.92-20.63
                                      ---------    -------------    ------------
Outstanding, August 31, 1995.......     4,371           5,827       $ 0.89-40.61
                                      ---------    -------------    ------------
Granted............................     1,239           2,799       $ 6.38-24.75
Exercised..........................      (384)            (95)      $ 0.89-17.92
Cancelled..........................      (241)         (1,234)      $ 1.95-26.88
                                      ---------    -------------    ------------
Outstanding, August 31, 1996.......     4,985           7,297       $ 1.95-37.42
                                      ---------    -------------    ------------
                                      ---------    -------------    ------------

     In addition, options to purchase 37 shares of common stock at $4.17 per share, 37 shares of common stock at $5.67 per share, 37 shares of common stock at $4.58 per share, 56 shares of common stock at $2.08 per share, 150 shares of common stock at $2.04 per share, 11 shares of common stock at $3.92 per share, 19 shares of common stock at $13.25 per share, 56 shares of common stock at $16 per share and 250 shares of common stock at $13.25 per share were granted outside the 1988 Stock Option Plan and remain outstanding at August 31, 1996.

     In October of 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-based Compensation,' which must be adopted by the Company in fiscal 1997. The Company has elected not to implement the fair value based accounting method for employee stock options, but has elected to disclose, commencing in fiscal 1997, the pro forma net income and earnings per share as if such method had been used to account for stock-based compensation cost as described in the Statement.

18. EQUITY

     At August 31, 1996 and 1995, 2,625 stock warrants were outstanding and exercisable. The stock warrants entitle the holders thereof to purchase 1,500 shares of common stock at $2.42 per share and 1,125 shares of common stock at $3.00 per share. The stock warrants expire in 2001.


     In addition, outstanding stock warrants to purchase shares of Lazer-Tron Corporation (See note 5) were converted into warrants entitling the holders thereof to purchase 17 shares of common stock at $30.57 per share at August 31, 1996 and 1995, 40 shares of common stock at $9.55 per share at August 31, 1996 and 1995 and 105 shares of common stock at $15.92 per share at August 31, 1995. In addition, certain of such warrants entitle the holders thereof to receive warrants to purchase 20 shares of common stock at $15.92 per share at August 31, 1996 and 1995. These warrants expire at various times through 1998.

     Deferred compensation at August 31, 1996 and 1995 included $8,194 and $10,652, respectively, which represents escrowed common stock on behalf of certain executives pursuant to employment agreements. The

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

18. EQUITY--(CONTINUED)

common stock is ratably released from escrow and the fair value of the common stock is recorded as expense when earned over the five-year term of the agreements, and are recoverable by the Company if the executive's employment with the Company is terminated upon the occurrence of certain events specified in the respective employment agreements.

     In fiscal 1996 the Company issued 463 shares of restricted common stock to employees. The fair value of the common stock issued of $4,990 is being expensed when earned over the five-year period that the restrictions lapse. If employment with the Company is terminated by the employee, any remaining restricted shares will be returned to the Company. Deferred compensation includes $4,576 at August 31, 1996 related to such restricted stock awards.

     Also included in deferred compensation at August 31, 1996 is $2,343 related to grants of stock options with exercise prices less than the fair value of the Company's common stock on the date of grant. Total deferred compensation was $2,775, which will be expensed at varying amounts through 1999.

19. MAJOR SUPPLIERS AND CUSTOMERS AND RELATED PARTY TRANSACTIONS

  A. Major Suppliers and Customers

     The Company is substantially dependent on Nintendo as the sole manufacturer of N64, SNES and Game Boy hardware and a significant portion of the Software for those platforms and as the sole licensor of the proprietary information and the technology needed to develop the Software for those platforms; on Sega as the sole manufacturer of Saturn, Genesis, Master System, Game Gear and Sega CD hardware and a portion of Software for those platforms and as the sole licensor of the proprietary information and the technology needed to develop Software for those platforms; and on Sony as the sole manufacturer of PlayStation hardware and all of the Software for that platform. In fiscal years 1996, 1995 and 1994, the Company derived 29%, 47% and 45% of its gross revenues, respectively, from sales of Nintendo-compatible products, in fiscal years 1996, 1995 and 1994, the Company derived 36%, 46%, and 55% of its gross revenues, respectively, from sales of Sega-compatible products and in fiscal year 1996 the Company derived 19% of its gross revenues, from sales of Sony-compatible products.

     The Company markets its products primarily to mass merchandise companies, large retail toy store chains, department stores and specialty stores. No one customer accounted for more than 10% of revenues for the year ended August 31, 1996. Sales to one customer represented 11% and 12% of revenues for the years ended August 31, 1995 and 1994, respectively.

  B. Related Party Transactions

     Sales commissions are payable to two companies owned or controlled by one of the Company's principal stockholders for sales obtained by these companies. These commissions amounted to approximately $515, $2,249 and $3,657 for the years ended August 31, 1996, 1995 and 1994, respectively, of which $1 and $458 are included in accrued expenses at August 31, 1996 and 1995, respectively.

20. COMMITMENTS AND CONTINGENCIES

     (a) In December 1995, actions were filed against the Company and several of its directors and/or executive officers. The plaintiffs, on behalf of a class of the Company's stockholders, claim unspecified damages arising from the Company's December 4, 1995 announcement that it revised results for the fiscal year ended August 31, 1995 to reflect a decision to defer $18 million of revenues and $10.5 million of net income previously reported on October 17, 1995 for the fiscal year ended August 31, 1995. The actions were consolidated into a class action

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

20. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

entitled In re: Acclaim Ent. Shareholder Litigation, 95 Civ. 4979 (E.D.N.Y.)
(TCP). The consolidated complaint was served on defendants on or about June 14, 1996, and a corrected consolidated complaint was served on or about July 10, 1996. Defendants' have answered the complaint and have produced documents. No depositions have taken place to date in this action. The Company has Directors' and Officers' liability insurance which may cover some portion of the liability, if any, resulting from these actions. The ultimate outcome of the litigation cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been recognized in the accompanying consolidated financial statements.

     (b) The Company and certain of its directors and/or executive officers were also sued in an action (the 'Campbell Action') filed in December 1995 in the

United States District Court in the Northern District of California. The plaintiffs in the Campbell Action, on behalf of former Lazer-Tron stockholders, claim unspecified damages arising from alleged violations of the anti-fraud provisions of the federal securities laws relating to, among other things, (i) the Company's October 17, 1995 announcement of its results of operations for the fiscal year ended August 31, 1995, which was subsequently revised by the Company's December 4, 1995 announcement reflecting a decision to defer $18 million of revenues and $10.5 million of net income previously reported for the fiscal year ended August 31, 1995 and (ii) the alleged misleading nature of prior public disclosures and announcements made by the Company. In addition, in the Campbell Action, the plaintiffs also allege certain common law causes of action. The Campbell Action has been transferred to the United States District Court for the Southern District of New York for consolidation with the action described in note 20(a). Additionally, actions may be brought against the Company and its officers and directors arising from the matters described above. The Company has Directors' and Officers' liability insurance which may cover a portion of the liability, if any, resulting from the Campbell Action. The ultimate outcome of the litigation cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been recognized in the accompanying financial statements.

     (c) By summons and complaint dated December 11, 1995, certain of the Company's directors and/or executive officers were named as defendants, and the Company was named as a nominal defendant, in a shareholder derivative action in the Supreme Court of the State of New York, County of Nassau (the 'Derivative Action'). The Derivative Action was brought on behalf of the Company (as nominal defendant), alleging that the individual defendants violated their fiduciary duties to the Company in connection with the Company's revision of its revenues for the fiscal year ended August 31, 1995 (as described in detail in note 20
(a)). Plaintiff alleges that the individual defendants (1) breached their duty of candor, (2) caused the Company to waste corporate assets, and (3) mismanaged the Company, and, accordingly, seeks unspecified damages. Plaintiffs withdrew their complaint and filed an amended complaint. The parties have briefed defendants' motion to dismiss based on plaintiffs' failure to make a proper demand. The Company has Directors' and Officers' liability insurance which may cover some portion of the liability, if any, resulting from the Derivative Action. The ultimate outcome of the litigation cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been recognized in the accompanying financial statements.

     (d) The Securities and Exchange Commission has issued orders directing a private investigation relating to, among other things, the Company's earnings estimate for fiscal 1995 and its decision in the second quarter of fiscal 1996 to exit the 16-bit portable and cartridge market. The Company has been and intends to continue to fully cooperate with the Commission in its investigation.

     (e) The New York State Department of Taxation and Finance (the 'Department') has been conducting a field audit of the Company with respect to franchise tax liability for its fiscal years ended August 31, 1989, 1990 and 1991. The Company has recently been informed that the Department has made preliminary findings that a stock license fee (plus interest and penalties) of approximately $1,933, relating to the Company's outstanding capital stock as of 1989, is due to the State. The Company is contesting the fee and a petition denying liability has

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

20. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

been filed. The Company believes that it has defenses and based on advice from legal counsel, the ultimate outcome of this audit will not have a material adverse effect on the Company.

     (f) The Company's subsidiary, Lazer-Tron, was sued in an action in the Superior Court of the State of California, County of Alameda, Eastern Division. In addition, certain directors and officers of Lazer-Tron have been named as defendants in an action pending in the Superior Court of the State of California, County of Alameda. In addition, certain directors and/or executive officers of Lazer-Tron have been named as defendants in another action in the Superior Court of the State of California, County of Alameda. The plaintiffs, on behalf of a class of Lazer-Tron's stockholders, claim damages based on allegations that, as a result of lack of due diligence by the named defendants in fully investigating the proposed acquisition by the Company of Lazer-Tron, the defendants breached their fiduciary duties to Lazer-Tron's shareholders. These two actions have been consolidated. The court certified a class in the consolidated action. Lazer-Tron and the Company intend to defend these actions vigorously. Management believes, based on the allegations stated in the complaints, discovery proceedings to date, preliminary settlement discussions and advice from its legal counsel, that the ultimate outcome of these actions will not have a material adverse effect on the Company.

     (g) In April, 1994, the Company and its executive officers were sued in four actions regarding its agreement with WMS Industries Inc. ('WMS'). The WMS actions were consolidated and on July 21, 1994, the plaintiffs served a second consolidated amended class action complaint entitled In re Acclaim Entertainment, Inc., Securities Litigation (CV 94 1501). The plaintiffs, on behalf of a class of the Company's stockholders, claim damages arising from the Company's alleged failure to comply with the disclosure requirements of the securities laws in respect of the Company's relationship with WMS and the status of negotiations on the renewal of a license agreement with WMS, pursuant to which WMS granted the Company a right of first refusal to create software for 'computer games', 'home video games' and 'handheld game machines' based on arcade games released by WMS through March 21, 1995. The plaintiffs allege that, by no later than January 12, 1994, the Company knew or should have known that
(i) it was likely that the license agreement with WMS would not be renewed, (ii) the nonrenewal of the license agreement would have a material adverse impact on the Company, (iii) any joint venture or other agreement between WMS and the Company that might be entered into in the future, however unlikely that may be, would be on terms substantially less advantageous to the Company than the license agreement and (iv) statements by the Company's representative that rumors relating to the nonrenewal of the license agreement were 'unsubstantiated' and that talks between the Company and WMS were continuing, were materially false and misleading. Accordingly, the plaintiffs claim that the defendants should have disclosed the likely nonrenewal of the license agreement. Discovery in the WMS Actions is almost complete, and the parties have moved for summary judgment. In addition, plaintiffs have moved to expand the class period. Defendants have opposed the motion. The Company believes the lawsuit is without merit and lacks any basis in fact, intends to defend the WMS Actions vigorously, and has asked for permission to move for summary judgment in its favor. The Company has also asserted a third-party action against its insurance company, Mt. Hawley Insurance Company ('Mt. Hawley') based on Mt. Hawley's disclaimer of coverage for liability which may result from the WMS Actions and for fees and expenses incurred in connection with the defense of the WMS Actions. The ultimate outcome of the litigation cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been recognized in the accompanying consolidated financial statements.

     (h) The Company is also party to various other litigations arising in the course of its business, the resolution of none of which, the Company believes, will have a material adverse effect on the Company's liquidity or Results of Operations.

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

20. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     (i) At August 31, 1996, the Company and its subsidiaries had outstanding letters of credit aggregating approximately $3,100 for the purchase of merchandise. The Company's subsidiaries had independent facilities totalling approximately $45,000 with various banks at August 31, 1996.

     (j) Trade accounts payable include $3,100 and $22,000 at August 31, 1996 and 1995, respectively, which were collateralized under outstanding letters of credit.

     (k) The Company has established an Employee Savings Plan (the 'Plan') effective January 1, 1995, which qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. The Plan is available to all U.S. employees who meet the eligibility requirements. Under the Plan, participating employees may elect to defer a portion of their pretax earnings, up to the maximum allowed by the Internal Revenue Service (up to the lessor of 15% of compensation or $9,240 for calendar year 1996). All amounts vest immediately. Generally, the Plan assets in a participant's account will be distributed to a participant or his or her beneficiaries upon termination of employment, retirement, disability or death. All Plan administrative fees are paid by the Company.

     The Company does not provide its employees any other post retirement or post employment benefits, except discretionary severance payments upon termination of employment.


     At August 31, 1996, the Company recorded severance costs of $5,000, included in other accrued expenses.

     (l) The Company has entered into employment agreements with certain of its directors and officers which provide for annual bonus payments based on consolidated income before income taxes, in addition to their base compensation.

21. OPERATIONS IN GEOGRAPHIC AREAS

     The Company is primarily engaged in one industry segment, the development, marketing and distribution of Software products. The following information sets forth geographic information on the Company's net revenues, (loss) earnings from operations and identifiable assets.

                                            UNITED STATES    EUROPE      JAPAN      OTHER     ELIMINATIONS    CONSOLIDATED
                                            -------------    -------    -------    -------    ------------    ------------
Year ended August 31, 1996:
  Sales to unaffiliated customers........     $  57,742      $86,043    $14,945    $ 3,215            --       $  161,945
  Transfers between geographic areas.....         6,368           --         --         91      $ (6,459)              --
                                            -------------    -------    -------    -------    ------------    ------------
  Total net revenues.....................     $  64,110      $86,043    $14,945    $ 3,306      $ (6,459)      $  161,945
                                            -------------    -------    -------    -------    ------------    ------------
  (Loss) earnings from operations........     $(281,159)     $ 6,041    $ 1,369    $  (727)     $     --       $ (274,476)
                                            -------------    -------    -------    -------    ------------    ------------
  Identifiable Assets at August 31,
    1996.................................     $ 204,749      $23,415    $ 9,442    $ 2,045      $     --       $  239,651
                                            -------------    -------    -------    -------    ------------    ------------
Year ended August 31, 1995:
  Sales to unaffiliated customers........     $ 428,868      $95,556    $27,274    $15,025      $     --       $  566,723
  Transfers between geographic areas.....        11,388          102         --         --       (11,490)              --
                                            -------------    -------    -------    -------    ------------    ------------
  Total net revenues.....................     $ 440,256      $95,658    $27,274    $15,025      $(11,490)      $  566,723
                                            -------------    -------    -------    -------    ------------    ------------
  Earnings from operations...............     $  45,457      $17,732    $ 1,872    $ 5,605      $     --       $   70,666
                                            -------------    -------    -------    -------    ------------    ------------
  Identifiable Assets at August 31,
    1995.................................     $ 410,873      $19,259    $10,462    $ 2,233      $     --       $  442,827
                                            -------------    -------    -------    -------    ------------    ------------
Year ended August 31, 1994:
  Sales to unaffiliated customers........     $ 367,271      $78,878    $17,338    $17,269      $     --       $  480,756
  Transfers between geographic areas.....        11,057          333     11,728         --       (23,118)              --
                                            -------------    -------    -------    -------    ------------    ------------
  Total net revenues.....................     $ 378,328      $79,211    $29,066    $17,269      $(23,118)      $  480,756
                                            -------------    -------    -------    -------    ------------    ------------
  Earnings from operations...............     $  56,295      $ 9,438    $ 4,425    $ 7,312      $     --       $   77,470
                                            -------------    -------    -------    -------    ------------    ------------
  Identifiable Assets at August 31,
    1994.................................     $ 295,649      $32,982    $ 5,292    $ 1,955      $     --       $  335,878
                                            -------------    -------    -------    -------    ------------    ------------
                                            -------------    -------    -------    -------    ------------    ------------

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

21. OPERATIONS IN GEOGRAPHIC AREAS--(CONTINUED)

     Export sales from the U.S. have been insignificant during each of the years in the three year period ended August 31, 1996.

22. QUARTERLY FINANCIAL DATA (UNAUDITED)

     During the second half of fiscal 1996, the deterioration of the 16-bit cartridge and portable software market accelerated. Retail inventories were higher than anticipated and the Company's sales of its 16-bit products, as well as its other software products, continued to require more retail incentives, including price concessions. As a result, the Company's financial statements in the fourth quarter include several adjustments to accrue additional sales credits and allowances, reduce inventory to its net realizable value and write off prepaid royalties. The Company also accrued the costs associated with a reduction in its work force and to increase goodwill amortization. On a pre-tax basis, these fourth quarter adjustments are as follows:

Adjustments to estimated net realizable value of 16-bit cartridge and
  portable software accounts receivable and inventory................   $ 65,000
Adjustments to estimated net realizable value of other accounts
  receivable and inventory...........................................     29,000
Write-offs of prepaid royalties......................................     31,000
Write-off of capitalized software costs..............................      8,000
Provision for severance costs........................................      5,000
Accelerated amortization of goodwill.................................        300
                                                                        --------
                                                                        $138,300
                                                                        --------
                                                                        --------

     A portion of these adjustments relate to prior quarters. However, the Company was unable to determine a reasonable method to allocate the adjustments since a combination of customer retail sales practices, sales concessions originating outside the Company's financial reporting process and changing 16-bit and portable software market conditions make more accurate estimates of the period in which these charges belong impractical to determine.

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

               FISCAL YEARS ENDED AUGUST 31, 1996, 1995 AND 1994
                        (IN 000s, EXCEPT PER SHARE DATA)

22. QUARTERLY FINANCIAL DATA (UNAUDITED)--(CONTINUED)

     The following table sets forth certain quarterly financial information for fiscal 1996:

                                                      QUARTER ENDED
                                  -----------------------------------------------------
                                  NOVEMBER 30,    FEBRUARY 29,    MAY 31,    AUGUST 31,
                                      1995            1996         1996         1996        TOTAL
                                  ------------    ------------    -------    ----------    --------
Gross Revenues.................     $154,162        $104,377      $66,310     $  51,175    $376,024
Sales credits and allowances...       19,715         *86,451        3,671      *104,242     214,079
                                  ------------    ------------    -------    ----------    --------
Net revenues...................      134,447          17,926       62,639       (53,067)    161,945
Cost of revenues...............       75,863         *54,553       24,456       *25,200     180,072
Net (loss) earnings............          595         (55,771)      (3,968)     (162,224)   (221,368)
Net (loss) earnings per share..     $   0.01        $  (1.12)     $ (0.08)    $   (3.28)   $  (4.47)

------------------
* Includes amounts relating to the special cartridge video charge as follows:

                                           QUARTER ENDED
                                           (IN MILLIONS)
                                     --------------------------
                                     FEBRUARY 29,    AUGUST 31,
                                         1996           1996       TOTAL
                                     ------------    ----------    ------
   Sales credits and allowances...      $ 28.8         $ 61.7      $ 90.5
   Cost of revenues...............        20.1            3.3        23.4
                                        ------       ----------    ------
                                        $ 48.9         $ 65.0      $113.9

                                                QUARTER ENDED
                            ------------------------------------------------------
                            NOVEMBER 30,    FEBRUARY 29,    MAY 31,     AUGUST 31,
                                1994            1995          1995         1995        TOTAL
                            ------------    ------------    --------    ----------    --------
Net revenues.............     $164,304        $161,273      $107,654     $ 133,492    $566,723
Cost of revenues.........       77,665          73,456        53,792        63,588     268,501
Net earnings.............       15,958          13,856         8,855         6,101      44,770
Net earnings per share...     $   0.34        $   0.28      $   0.17     $    0.11    $   0.86

     The sum of the quarterly net earnings per share amounts do not equal the annual amount reported, as per share amounts are computed independently for each quarter and for the twelve months based on the weighted average common and common equivalent shares outstanding in each such period.

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                        (IN 000s, EXCEPT PER SHARE DATA)

                                                                    NOVEMBER 30,
                                                                        1996
                                                                    ------------
                                                                    (UNAUDITED)
ASSETS
  Current assets
     Cash and cash equivalents...................................     $ 56,022
     Marketable equity securities................................          432
     Accounts receivable -- net..................................       40,534
     Inventories.................................................        8,171
     Prepaid expenses............................................       13,217
     Income taxes receivable.....................................        1,324
                                                                    ------------
       Total current assets......................................      119,700
                                                                    ------------
  Other assets
     Fixed assets -- net.........................................       41,334
     Excess of cost over net assets acquired -- net of
       accumulated amortization of $14,267.......................       52,724
     Other assets................................................       10,468
                                                                    ------------
       Total assets..............................................     $224,226
                                                                    ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities
     Trade accounts payable......................................     $ 31,855
     Short-term borrowings.......................................        5,398
     Accrued expenses............................................       80,975
     Income taxes payable........................................          642
     Current portion of long-term debt...........................       23,916
     Obligation under capital leases -- current..................        1,923
                                                                    ------------
       Total current liabilities.................................      144,709
                                                                    ------------

  Long-term liabilities
     Obligation under capital leases -- noncurrent...............        3,787
     Other long-term liabilities.................................          207
                                                                    ------------
       Total liabilities.........................................      148,703
                                                                    ------------
     Minority interest...........................................          292
     Stockholders' equity
       Preferred stock, $0.01 par value; 1,000 shares authorized;
         None issued.............................................           --
       Common stock, $0.02 par value; 100,000 shares
         authorized; 50,045 shares issued........................        1,001
       Additional paid-in capital................................      166,851
       Accumulated deficit.......................................      (89,642)
       Treasury stock, 348 shares................................       (1,813)
       Foreign currency translation adjustment...................       (1,009)
       Unrealized (loss) gain on marketable equity securities....         (157)
                                                                    ------------
          Total stockholders' equity.............................       75,231
                                                                    ------------
          Total liabilities and stockholders' equity.............     $224,226
                                                                    ------------
                                                                    ------------

           See notes to unaudited consolidated financial statements.

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS
                 (UNAUDITED AND IN 000s, EXCEPT PER SHARE DATA)

                                                            THREE MONTHS ENDED
                                                               NOVEMBER 30,
                                                           --------------------
                                                             1996        1995
                                                           --------    --------
NET REVENUES............................................   $ 53,338    $134,447
COST OF REVENUES........................................     23,442      75,863
                                                           --------    --------
GROSS PROFIT............................................     29,896      58,584
                                                           --------    --------
OPERATING EXPENSES
  Selling, advertising, general and administrative
    expenses............................................     35,344      47,494
  Research and development expenses.....................      7,545       5,089
  Operating interest....................................        960       1,032
  Depreciation and amortization.........................      4,158       3,497
                                                           --------    --------
     Total operating expenses...........................     48,007      57,112
                                                           --------    --------
(LOSS) EARNINGS FROM OPERATIONS.........................    (18,111)      1,472
                                                           --------    --------
OTHER INCOME (EXPENSE)
Interest income.........................................        291         831
Interest expense........................................       (734)       (592)
Other (expense).........................................       (676)       (836)
                                                           --------    --------
(LOSS) EARNINGS BEFORE INCOME TAXES.....................    (19,230)        875
Provision for income taxes..............................         --         350
                                                           --------    --------
NET (LOSS) EARNINGS BEFORE MINORITY INTEREST............    (19,230)        525
                                                           --------    --------
Minority interest.......................................       (230)        (70)
                                                           --------    --------
Net (loss) earnings.....................................   $(19,000)   $    595
                                                           --------    --------
Net (loss) earnings per common and common equivalent
  share.................................................   $  (0.38)   $   0.01
                                                           --------    --------
Weighted average number of common and common equivalent
  shares outstanding....................................     49,700      56,640
                                                           --------    --------

           See notes to unaudited consolidated financial statements.

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
                 (UNAUDITED AND IN 000s, EXCEPT PER SHARE DATA)

                                      PREFERRED
                                       STOCK(1)      COMMON STOCK                             (ACCUMULATED             FOREIGN
                                    --------------  --------------  ADDITIONAL                  DEFICIT)               CURRENCY
                                        ISSUED          ISSUED       PAID-IN      DEFERRED      RETAINED    TREASURY  TRANSLATION
                                    SHARES  AMOUNT  SHARES  AMOUNT   CAPITAL    COMPENSATION    EARNINGS     STOCK    ADJUSTMENT
                                    ------  ------  ------  ------  ----------  ------------  ------------  --------  -----------
Balance August 31, 1995............    --      --   46,281  $ 926    $168,785     $(10,652)     $153,141    $  (807)   $    811
                                                    ------  ------  ----------  ------------  ------------  --------  ----------
Net Loss...........................    --      --       --     --          --           --      (221,368)        --          --
Issuance of Common Stock and
 Options...........................    --      --      463      9       7,756       (7,765)           --         --          --
Deferred compensation expense......    --      --       --     --          --        3,304            --         --          --
Exercise of Stock Options and
 Warrants..........................    --      --      552     11       3,711           --            --         --          --
Pooling of Interests with
 Sculptured and Probe..............    --      --    2,745     55         (55)          --        (2,415)        --          --
Tax Benefit from Exercise of Stock
 Options...........................    --      --       --     --         698           --            --         --          --
Purchase of Treasury Stock.........    --      --       --     --          --           --            --     (1,006)         --
Foreign Currency Translation Loss..    --      --       --     --          --           --            --         --      (1,565)
Unrealized Loss on Marketable
 Equity Securities.................    --      --       --     --          --           --            --         --          --
                                                    ------  ------  ----------  ------------  ------------  --------  ----------
Balance August 31, 1996............    --      --   50,041  1,001     180,895      (15,113)      (70,642)    (1,813)       (754)
                                                    ------  ------  ----------  ------------  ------------  --------  ----------
Net Loss...........................    --      --       --     --          --           --       (19,000)        --          --
Deferred compensation expense......    --      --       --     --          --        1,050            --         --          --
Exercise of Stock Options and
 Warrants..........................    --      --        4     --          19           --            --         --          --
Foreign Currency Translation Loss..    --      --       --     --          --           --            --         --        (255)
Unrealized Loss on Marketable
 Equity Securities.................    --      --       --     --          --           --            --         --          --
                                                    ------  ------  ----------  ------------  ------------  --------  ----------
Balance November 30, 1996..........    --      --   50,045  $1,001   $180,914     $(14,063)     $(89,642)   $(1,813)   $ (1,009)
                                                    ------  ------  ----------  ------------  ------------  --------  ----------

                                       UNREALIZED
                                     GAIN (LOSS) ON
                                       MARKETABLE
                                         EQUITY
                                       SECURITIES     TOTAL
                                     --------------  --------
Balance August 31, 1995............      $2,503      $314,707
                                         ------      --------
Net Loss...........................          --      (221,368)
Issuance of Common Stock and
 Options...........................          --            --
Deferred compensation expense......          --         3,304
Exercise of Stock Options and
 Warrants..........................          --         3,722
Pooling of Interests with
 Sculptured and Probe..............          --        (2,415)
Tax Benefit from Exercise of Stock
 Options...........................          --           698
Purchase of Treasury Stock.........          --        (1,006)
Foreign Currency Translation Loss..          --        (1,565)
Unrealized Loss on Marketable
 Equity Securities.................      (2,488)       (2,488)
                                         ------      --------
Balance August 31, 1996............          15        93,589
                                         ------      --------
Net Loss...........................          --       (19,000)
Deferred compensation expense......          --         1,050
Exercise of Stock Options and
 Warrants..........................          --            19
Foreign Currency Translation Loss..          --          (255)
Unrealized Loss on Marketable
 Equity Securities.................        (172)         (172)
                                         ------      --------
Balance November 30, 1996..........      $ (157)     $ 75,231
                                         ------      --------

------------------
(1) The Company is authorized to issue 1,000 shares of preferred stock at a par value of $0.01 per share, none of which shares is presently issued and outstanding.

           See notes to unaudited consolidated financial statements.

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                 (UNAUDITED AND IN 000s, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED
                                                              NOVEMBER 30,
                                                          ---------------------
                                                            1996        1995
                                                          --------    ---------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
  Cash received from customers.........................   $ 54,969    $ 146,554
  Cash paid to suppliers and employees.................    (75,864)    (161,828)
  Interest received....................................        291          831
  Interest paid........................................     (1,694)      (1,624)
  Income taxes refunded................................     52,815          375
                                                          --------    ---------
    Net cash provided by (used in) operating
     activities........................................     30,517      (15,692)
                                                          --------    ---------
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
  Acquisition of subsidiaries, net.....................         --        7,161
  Sale of marketable equity securities.................      8,782           --
  Acquisition of fixed assets, excluding capital
   leases..............................................       (983)      (5,373)
  Disposal of fixed assets.............................         63           59
  Acquisition of other assets..........................       (170)        (674)
                                                          --------    ---------
    Net cash provided by investing activities..........      7,692        1,173
                                                          --------    ---------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
  Proceeds from short-term borrowings..................      4,322          128
  Repayment of short-term borrowings...................     (4,076)      (2,192)
  Payment of long-term debt............................     (1,500)      (1,500)
  Payment of mortgage..................................       (111)          --
  Exercise of stock options and warrants...............         19        3,202
  Payment of obligation under capital leases...........       (311)         (53)
  Other financing activities...........................        500           --
                                                          --------    ---------
  Net cash (used in) financing activities..............     (1,157)        (415)
                                                          --------    ---------
  Effect of exchange rate changes on cash..............        156         (281)
                                                          --------    ---------
  Net increase (decrease) in cash......................     37,208      (15,215)
  Cash at beginning of period..........................     18,814       44,749
                                                          --------    ---------
    Cash at end of period..............................   $ 56,022    $  29,534
                                                          --------    ---------

RECONCILIATION OF NET (LOSS) EARNINGS TO NET CASH (USED
 IN) PROVIDED BY OPERATING ACTIVITIES
 Net (loss) earnings...................................   $(19,000)   $     595
                                                          --------    ---------
  Adjustments to reconcile net (loss) earnings to net
   cash provided by (used in) operating activities:
    Depreciation and amortization......................      4,158        3,497
    Loss on sale of marketable securities..............        902           --
    Provision for returns and discounts................      9,757       19,715
    Deferred taxes.....................................       (108)        (151)
    Minority interest in net earnings of consolidated
     subsidiary........................................       (230)         (70)
    Deferred compensation expense......................      1,050          615
    Non-cash royalty charges...........................      3,425           --
    Other non-cash charges.............................         63           54
    Change in assets and liabilities, net of effects of
     acquisitions:
      (Increase) decrease in accounts receivable.......    (28,055)       5,312
      (Increase) in inventories........................       (140)     (18,104)
      Decrease (increase) in prepaid expenses..........      5,094       (3,237)
      Decrease (increase) in other current assets......         58         (276)
      Increase (decrease) in trade accounts payable....      1,825      (13,420)
      (Decrease) in accrued expenses...................     (1,130)     (10,948)
      Decrease in income taxes receivable..............     52,848          726
                                                          --------    ---------
      Total adjustments................................     49,517      (16,287)
                                                          --------    ---------
    Net cash provided by (used in) operating
     activities........................................   $ 30,517    $ (15,692)
                                                          --------    ---------
  Supplemental schedule of noncash investing and
   financing activities:
    Acquisition of equipment under capital leases......   $    213    $     153

           See notes to unaudited consolidated financial statements.

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED NOVEMBER 30, 1996
                        (IN 000s, EXCEPT PER SHARE DATA)

1. INTERIM PERIOD REPORTING

     The data contained in these financial statements are unaudited and are subject to year-end adjustments; however, in the opinion of management, all known adjustments (which consist only of normal recurring accruals) have been made to present fairly the consolidated operating results for the unaudited periods.

2. LIQUIDITY

     The accompanying consolidated financial statements have been prepared assuming that Acclaim Entertainment, Inc. ('Acclaim'), together with its subsidiaries (Acclaim and its subsidiaries are collectively hereinafter referred to as the 'Company'), will continue as a going concern. The Company's significant loss from operations in fiscal 1996 and in the three months ended November 30, 1996, the uncertainty as to whether the Company's products in development will achieve commercial success, the Company's default of certain financial covenants under its bank financings and uncertainty regarding the resolution of litigation, including various class action lawsuits, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might arise from the outcome of this uncertainty.

3. ACQUISITIONS

     On October 9, 1995, the Company acquired Sculptured Software, Inc. ('Sculptured') and, on October 16, 1995, the Company acquired Probe Entertainment Limited ('Probe'). Sculptured and Probe are developers of interactive video games. Both acquisitions were accounted for as poolings of interests and were effected through the exchange of an aggregate of 2,745 shares of common stock of the Company for all the issued and outstanding shares of Sculptured and Probe. The Company's consolidated financial statements for fiscal 1996 include the results of Sculptured and Probe.

4. ACCOUNTS RECEIVABLE

     Accounts receivable are comprised of the following:

                                          NOVEMBER 30,    AUGUST 31,
                                              1996           1996
                                          ------------    ----------
Receivables assigned to factor.........     $ 37,657       $ 55,099
Less advances from factor..............       10,607         23,487
                                          ------------    ----------
Due from factor........................       27,050         31,612
Unfactored accounts receivable.........        9,510         12,031
Accounts receivable -- foreign.........       30,818         20,229
Other receivables......................        3,961          5,472
Allowances for returns and discounts...      (30,805)       (48,866)
                                          ------------    ----------
                                            $ 40,534       $ 20,478
                                          ------------    ----------
                                          ------------    ----------

     Pursuant to a factoring agreement, the Company's principal bank acts as its factor for the majority of its North American receivables, which are assigned on a pre-approved basis. At November 30, 1996, the factoring charge amounted to 0.25% of the receivables assigned. The Company's obligations to the bank are collateralized by all of the Company's and its North American subsidiaries' accounts receivable, inventories and equipment. The advances for factored receivables are pursuant to a revolving credit and security agreement, which expires on January 31, 1999. Pursuant to the terms of the agreement, which can be cancelled by either party upon 90 days notice prior to the end of the term, the Company is required to maintain specified levels of working capital and tangible net worth, among other financial covenants.

     The Company draws down working capital advances and opens letters of credit (up to an aggregate maximum of $20 million) against the facility in amounts determined on a formula based on factored receivables, inventory and cost of imported goods under outstanding letters of credit. Effective November 8, 1996, interest is charged at the bank's prime lending rate (8.25% at November 30, 1996) plus one percent per annum on such advances.

     As of August 31, 1996, the Company was in default of certain financial covenants under its revolving credit facility, which defaults have been waived by the lender. The Company is also in default of the prohibitions on

                  ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

                      THREE MONTHS ENDED NOVEMBER 30, 1996
                        (IN 000s, EXCEPT PER SHARE DATA)

4. ACCOUNTS RECEIVABLE--(CONTINUED)

having a 'going concern' paragraph in the auditors' report on its financial statements under the revolving credit facility. As of November 30, 1996, the Company was also in default of certain financial and other covenants under its revolving credit facility. The Company is currently seeking a waiver and new financial covenants. The bank has continued to open collateralized letters of credit in respect of the Company's products.

     Sales credits and allowances for the three months ended November 30, 1996 and 1995 were $9,757 and $19,715, respectively.

     Adjustments in the fourth quarter of fiscal 1996, on a pre-tax basis, aggregated $138,300, a portion of which related to prior quarters. Accordingly, for comparative quarterly purposes, during fiscal 1997, the 1996 quarterly operating results may not necessarily be indicative of the results of operations for such quarterly periods if these year-end adjustments could be allocated to the respective quarters.

5. LONG TERM DEBT

     Long-term debt consists of the following:

                              NOVEMBER 30,    AUGUST 31,
                                  1996           1996
                              ------------    ----------
(A) Term Loan..............     $ 17,500       $ 19,000
(B) Mortgage note..........        6,416          6,527
                              ------------    ----------
                                  23,916         25,527
                              ------------    ----------
   Less: current portion...       23,916         25,527
                              ------------    ----------
                                $     --       $     --
                              ------------    ----------
                              ------------    ----------

     (A) In conjunction with the acquisition of Acclaim Comics, Inc., in July 1994, Acclaim Comics entered into a term loan guaranteed by the Company and collateralized by all the assets of Acclaim Comics. The loan is payable in quarterly installments of $1,500 through July 1998 and $1,750 through July 1999, and bears interest at a rate of LIBOR (5.59375% at November 30, 1996) plus 2.5%. The loan contains covenants which require the maintenance of certain financial ratios, restrict encumbrance of assets and limit the payment of dividends by the Company and Acclaim Comics. Interest and principal payments continue to be made on a timely basis.

     (B) The mortgage note bears interest at the bank's prime lending rate (8.25% at November 30, 1996), and is payable in quarterly installments that commenced March 1, 1996. The principal amount is payable in quarterly installments that commenced on May 1, 1996. On March 27, 2003, the unpaid principal sum of $3,559, together with all accrued and unpaid interest, will be due and payable. The mortgage note is collateralized by a building (Corporate Headquarters) with a carrying value of approximately $17,170. Interest and principal payments continue to be made on a timely basis.

     As of November 30, 1996, the Company has been advised by the lenders of the aforementioned long term debt that events of default have occurred and are continuing under clauses of the respective lending agreements regarding certain financial ratio requirements and prohibitions on cross defaults with other facilities. Although interest and principal payments continue to be made on a timely basis, the lenders have advised the Company that they reserve the right to take any and all actions including the option of accelerating and/or demanding immediate repayment of the obligations. Accordingly, both debts have been classified as current. The Company is in preliminary negotiations with respect to paying off the term loan. With respect to the mortgage note, the Company is discussing a waiver of the defaults with the Lender, including an immediate paydown of a portion of the loan and accelerated payment terms for the balance.

6. STOCK OPTIONS

     On October 28, 1996, the Company granted an aggregate of 5,055 options at an exercise price of $3.94 to certain employees, other than directors, which options were granted in lieu of, and upon the cancellation and acknowledgement by the optionholders of the cancellation of, previously granted options whose exercise price was higher than $3.94. The vesting schedule for the new options was identical to that of the old options except that it commenced on October 28, 1996, the grant date.

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Special Note Regarding Forward-Looking
  Statements...................................     2
Available Information..........................     2
Summary........................................     3
Risk Factors...................................     7
Market Price of and Dividends on the Company's
  Common Equity and Related Stockholder
  Matters......................................    18
Use of Proceeds................................    19
Capitalization.................................    19
Selected Financial Information.................    20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    22
Business.......................................    29
Legal Proceedings..............................    38
Management.....................................    41
Security Ownership of Certain Beneficial Owners
  and Management...............................    47
Certain Relationships and Related
  Transactions.................................    49
Selling Stockholders...........................    50
Plan of Distribution...........................    51
Description of Capital Stock...................    53
Legal Matters..................................    54
Experts........................................    54
Changes in and Disagreements with Accountants
  on Accounting and Financial Disclosure.......    54
Index to Consolidated Financial

  Statements...................................   F-1

                                    ACCLAIM
                              ENTERTAINMENT, INC.

                                3,014,725 SHARES

                                  COMMON STOCK
                                 MARCH   , 1997
                                       --
                          ------------------------------------------------------
                          ------------------------------------------------------
                          ------------------------------------------------------
                          ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of issuance and distribution of the Common Stock (excluding legal and accounting fees, if any, incurred by the Selling Stockholders, which will be borne in full by them) are to be paid by the Company. The following itemized list is an estimate of the expenses:

SEC Registration Fee.....................................................................   $  4,622.58
NASDAQ Registration Fee..................................................................        17,500
Legal fees and expenses..................................................................       100,000
Accounting fees and expenses.............................................................        65,000
Transfer Agent fees......................................................................         2,000
Blue Sky fees and expenses...............................................................         2,000
Miscellaneous............................................................................      8,877.42
                                                                                            -----------
     Total...............................................................................      $200,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation of the Registrant provides that any person may be indemnified against all expenses and liabilities to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     Section 145 of the General Corporation Law of Delaware, the law of the state in which the Registrant is incorporated, empowers a corporation within certain limitations to indemnify any person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any suit or proceeding to which he is a party by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as long as he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, he must have had no reasonable cause to believe his conduct was unlawful.

     The Registrant also has in effect directors' and officers' liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Pursuant to a confidential offering memorandum dated February 25, 1997, the Company issued and sold $50 million aggregate principal amount of 10% Convertible Subordinated Notes due 2002 (the 'Notes'). The Notes were offered and sold to accredited investors by the Company in a privately negotiated transaction pursuant to Section 4(2) and Regulation D promulgated under the Securities Act. The Company paid an aggregate of $2 million in placement agent commissions in respect of the transaction.

     On January 4, 1995, the Company issued an aggregate of 833,337 shares of Common Stock to the former shareholders of Iguana (collectively, the 'Iguana Stockholders') in a privately negotiated transaction pursuant to an exemption from registration provided under Section 4(2) of the Securities Act. Each of the Iguana Stockholders is an officer and/or employee or director or its subsidiary, Iguana Entertainment Ltd. ('Iguana UK'; Iguana USA and Iguana UK are collectively referred to as 'Iguana'). The shares of Common Stock issued to the Iguana Stockholders were issued pursuant to their existing employment agreements or employment arrangements, as applicable, without the payment of additional compensation therefor.

     Pursuant to the Exchange Agreement (the 'Exchange Agreement') between Tele-Communications, Inc. ('TCI'), TCI Gameco Holdings, Inc. ('TCI Sub') and the Company, dated as of October 19, 1994, the Company issued to TCI Sub 4,348,795 shares of Common Stock (the 'TCI Shares'), subject to adjustment upon the occurrence of certain events. In consideration for the TCI Shares, TCI issued and delivered to the Company 3,403,405 shares of TCI Class A Common Stock, par value $1.00 per share, subject to adjustment upon the occurrence of certain events. The TCI Shares were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act.

     On October 9, 1995, the Company issued 1,287,770 shares of Common Stock (the 'Sculptured Shares') to George C. Metos in connection with a privately negotiated transaction pursuant to an exemption from registration provided by
Section 4(2) of the Securities Act. Under the terms of the Merger Agreement, dated October 9, 1995 between Acclaim Utah, Inc. (a wholly-owned subsidiary of the Company) and Sculptured Software, Inc., the Company issued 1,012,500 of the Sculptured Shares to Mr. Metos in consideration for the merger of Acclaim Utah, Inc. into Sculptured Software, Inc. The remaining 270,270 Sculptured Shares were issued to Mr. Metos pursuant to the terms and conditions set forth in a five-year employment agreement entered into by Mr. Metos and the Company concurrently with the consummation of the merger.

     On October 10, 1995, the Company issued 1,732,405 shares of Common Stock (the 'Probe Shares') to Fergus McGovern as consideration for the acquisition by the Company of the entire share capital of Probe Entertainment Limited. The Probe Shares were issued pursuant to the exemption from registration provided by
Section 4(2) of the Securities Act.

     The Company made grants of options to purchase 3,167,000, 4,457,000 and 4,038,000 shares of Common Stock during the fiscal years ended August 31, 1994, 1995 and 1996, respectively. In addition, the Company has granted options to purchase [5,190,000] shares of Common Stock during fiscal 1997. All of the aforementioned options were granted to employees of the Company under the 1988 Stock Option Plan. On February 26, 1997, the Company granted to existing employees options to purchase an aggregate of 4,070,150 shares of Common Stock. The options described herein were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act.

     In addition, options to purchase 250,000 shares of Common Stock were granted as of August 31, 1994 outside the Plan to certain of the Company's sales representatives pursuant to an exemption from registration provided by Section 4(2) of the Securities Act.

     On February 19, 1997, the Company granted BNY Financial Corporation 200,000 warrants to purchase shares of Common Stock. The warrants issued to BNY were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS

     (a) The following documents are filed as a part of this Registration
Statement:

EXHIBIT
 NUMBER    DESCRIPTION
--------   ----------------------------------------------------------------------------------------------
     3.1    --   Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, filed on April 21, 1989, as amended
                 (Registration Number 33-28274) (the '1989 S-1'))
     3.2    --   Amendment to the Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the 1989 S-1)
     3.3    --   Amendment to the Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4(d) to the Company's Registration Statement on Form S-8, filed on May 19,
                 1995 (Registration Number 33-59483) (the '1995 S-8')
     3.4    --   Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 4(e)
                 to the 1995 S-8)
     4.1    --   Specimen form of the Company's Common Stock certificate (incorporated by reference to
                 Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended August 31,
                 1989, as amended (File No. 0-16986) (the '1989 10-K'))
     4.2    --   Specimen form of the Notes (incorporated by reference to Exhibit 4.2 to the Company's
                 Report on Form 8-K, filed on March 14, 1997 (File No. 0-16986) (the 'Note Description 8K')

     4.3    --   Indenture, dated as of February 26, 1997 between Acclaim Entertainment, Inc. and IBJ
                 Schroder Bank & Trust Company (incorporated by reference to Exhibit 4.3 to the Note
                 Description 8-K)

EXHIBIT
 NUMBER    DESCRIPTION
--------   ----------------------------------------------------------------------------------------------
    *5      --   Opinion of Rosenman & Colin LLP
  **10.1    --   Employment Agreement dated as of September 1, 1994 between the Company and Gregory
                 Fischbach; Amendment No. 1, dated as of December 8, 1996, between the Company and
                 Gregory Fischbach (incorporated by reference to Exhibit 10.1 to the Company's
                 Report for the year ended August 31, 1996 on Form 10-K filed on December 17, 1996
                 (File No. 0-16986) (the "1996 10-K")).
  **10.2    --   Employment Agreement dated as of September 1, 1994 between the Company and J.
                 Scoroposki; Amendment No. 1, dated as of December 8, 1996, between the Company and James
                 Scoroposki (incorporated by reference to Exhibit 10.2 to the 1996 10-K)
  **10.3    --   1988 Option Plan (incorporated by reference to Exhibit 4(a) to the Company's 1995 S-8)
    10.4    --   Revolving Credit and Security Agreement, dated as of January 1, 1993, between the
                 Company, Acclaim Distribution Inc., LJN Toys, Ltd., Acclaim Entertainment Canada, Ltd.
                 and Arena Entertainment Inc., as borrowers, and BNY Financial Corporation, as lender, as amended and restated on February 28, 1995 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1995
                 (File No. 0-16986) (the '1995 10-Q')) and as further amended and modified by the (i)
                 Waiver and Amendment dated November 8, 1996, (ii) Amendment dated November 15, 1996,
                 (iii) Blocked Account Agreement, dated November 14, 1996, (iv) Letter Agreement, dated
                 December 13, 1996 and (v) Letter Agreement dated February 24, 1997 (incorporated by reference to Exhibit 10.4 to the Company's Report on Form 8-K filed on March 14, 1997
                 (File No. 0-16986) (the 'Bank 8-K'))
    10.5    --   Restated and Amended Factoring Agreements, dated as of February 28, 1995, between the
                 Company and BNY Financial Corporation ('BNY') (incorporated by reference to Exhibit 10.2 to the 1995 10-Q), as amended and modified by the Amendment to Factoring Agreements, dated February 24, 1997, between the Company and BNY (incorporated by reference to
                 Exhibit 10.5 to the Bank 8-K)
 ***10.6    --   License Agreement, dated as of December 14, 1994, by and between Sony Computer
                 Entertainment of America and the Company (incorporated by reference to Exhibit 10.6 to the 1996 10-K.
    21      --   Subsidiaries of Registrant (incorporated by reference to Exhibit 21 to the Company's
                 Annual Report on Form 10-K for the year ended August 31, 1996 (File No. 0-16986)
   *23.1    --   Consent of KPMG Peat Marwick LLP
   *23.2    --   Consent of Grant Thornton LLP
   *23.3    --   Consent of Rosenman & Colin LLP (included in Exhibit 5)
   *24.1    --   Power of Attorney (included on page II-5)

------------------
        * Filed herewith.


       ** Management contract or compensatory plan or arrangement required to be identified pursuant to Item 14(a)3 of this report.

      *** Confidential treatment has been granted with respect to certain information contained in this exhibit.

     (b) Financial Statement Schedules.

     Schedule II--Allowance for Returns and Discounts. All other schedules have been omitted because they are not applicable, or not required, or because the required information is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10 (a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the
County of Nassau and State of New York on          , 1997.

                                          ACCLAIM ENTERTAINMENT, INC.

                                          By: /s/ Gregory E. Fischbach
                                              __________________________________
                                                    Gregory E. Fischbach
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory E. Fischbach and James Scoroposki, and each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------
/s/ Gregory E. Fischbach                    Co-Chairman of the Board; Chief Executive      March 14, 1997
------------------------------------------  Officer; President; Director
           Gregory E. Fischbach

/s/ James Scoroposki                        Co-Chairman of the Board; Senior Executive     March 14, 1997
------------------------------------------  Vice President; Treasurer; Secretary;
             James Scoroposki               Director

/s/ Bernard J. Fischbach                    Director                                       March 14, 1997
------------------------------------------
           Bernard J. Fischbach


/s/ Michael Tannen                          Director                                       March 14, 1997
------------------------------------------
              Michael Tannen

/s/ Robert H. Groman                        Director                                       March 14, 1997
------------------------------------------
             Robert H. Groman

/s/ James Scibelli                          Director                                       March 14, 1997
------------------------------------------
              James Scibelli

/s/ Bruce Ravenel                           Director                                       March 14, 1997
------------------------------------------
              Bruce Ravenel

 /s/ J. Mark Hattendorf                     Executive Vice President; Chief Financial      March 14, 1997
------------------------------------------  and Accounting Officer
            J. Mark Hattendorf

                                                                     SCHEDULE II

                          ACCLAIM ENTERTAINMENT, INC.
                                AND SUBSIDIARIES
                      ALLOWANCE FOR RETURNS AND DISCOUNTS
                                   (IN 000S)

                                                                BALANCE AT     PROVISIONS FOR    BALANCE AT
                                                               BEGINNING OF     RETURNS AND      RETURNS AND    END OF
PERIOD                                                            PERIOD         DISCOUNTS        DISCOUNTS     PERIOD
------------------------------------------------------------   ------------    --------------    -----------    -------
Year ended August 31, 1994..................................     $ 24,108         $ 40,015        $  28,796     $35,327
Year ended August 31, 1995..................................     $ 35,327         $ 25,081        $  40,773     $19,635
Year ended August 31, 1996..................................     $ 19,635         $214,079        $ 184,848     $48,866

                                 EXHIBIT INDEX

EXHIBIT                                                                                                     SEQUENTIAL
 NUMBER    DESCRIPTION                                                                                       PAGE NO.
--------   ----------------------------------------------------------------------------------------------   -----------
     3.1    --   Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, filed on April 21, 1989, as amended
                 (Registration Number 33-28274) (the '1989 S-1'))
     3.2    --   Amendment to the Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the 1989 S-1)
     3.3    --   Amendment to the Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4(d) to the Company's Registration Statement on Form S-8, filed on May 19,
                 1995 (Registration Number 33-59483) (the '1995 S-8')
     3.4    --   Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 4(e)
                 to the 1995 S-8)
     4.1    --   Specimen form of the Company's Common Stock certificate (incorporated by reference to
                 Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended August 31,
                 1989, as amended (File No. 0-16986) (the '1989 10-K'))
     4.2    --   Specimen form of the Notes (incorporated by reference to the Company's Report on Form
                 8-K, filed on March 14, 1997 (File No. 0-16986) (the 'Note Description 8K')
     4.3    --   Indenture, dated as of February 26, 1997 between Acclaim Entertainment, Inc. and IBJ
                 Schroder Bank & Trust Company (incorporated by reference to the Note Description 8-K)
    *5      --   Form of Opinion of Rosenman & Colin LLP
  **10.1    --   Employment Agreement dated as of September 1, 1994 between the Company and Gregory
                 Fischbach; Amendment No. 1, dated as of December 8, 1996, between the Company and
                 Gregory Fischbach (incorporated by reference to Exhibit 10.1 to the Company's
                 Report for the year ended August 31, 1996 on Form 10-K filed on December 17, 1996
                 (File No. 0-16986) (the "1996 10-K")).
  **10.2    --   Employment Agreement dated as of September 1, 1994 between the Company and J.
                 Scoroposki; Amendment No. 1, dated as of December 8, 1996, between the Company and James
                 Scoroposki (incorporated by reference to Exhibit 10.2 to the 1996 10-K)
  **10.3    --   1988 Option Plan (incorporated by reference to Exhibit 4(a) to the Company's 1995 S-8)
    10.4    --   Revolving Credit and Security Agreement, dated as of January 1, 1993, between the
                 Company, Acclaim Distribution Inc., LJN Toys, Ltd., Acclaim Entertainment Canada, Ltd.
                 and Arena Entertainment Inc., as borrowers, and BNY Financial Corporation, as lender, as amended and restated on February 28, 1995 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1995
                 (File No. 0-16986) (the '1995 10-Q')) and as further amended and modified by the (i)
                 Waiver and Amendment dated November 8, 1996, (ii) Amendment dated November 15, 1996,
                 (iii) Blocked Account Agreement, dated November 14, 1996, (iv) Letter Agreement, dated
                 December 13, 1996 and (v) Letter Agreement dated February 24, 1997 (incorporated by reference to Exhibit 10.4 to the Company's Report on Form 8-K filed on March 14, 1997
                 (File No. 0-16986) (the 'Bank 8-K'))
    10.5    --   Restated and Amended Factoring Agreements, dated as of February 28, 1995, between the
                 Company and BNY Financial Corporation ('BNY') (incorporated by reference to Exhibit 10.2 to the 1995 10-Q), as amended and modified by the Amendment to Factoring Agreements, dated February 24, 1997, between the Company and BNY (incorporated by reference to
                 Exhibit 10.5 to the Bank 8-K)

EXHIBIT                                                                                                     SEQUENTIAL
 NUMBER    DESCRIPTION                                                                                       PAGE NO.
--------   ----------------------------------------------------------------------------------------------   -----------
 ***10.6    --   License Agreement, dated as of December 14, 1994, by and between Sony Computer
                 Entertainment of America and the Company (incorporated by reference to Exhibit 10.6 to the 1996 10-K.
    21      --   Subsidiaries of Registrant (incorporated by reference to Exhibit 21 to the Company's
                 Annual Report on Form 10-K for the year ended August 31, 1996 (File No. 0-16986)
   *23.1    --   Consent of KPMG Peat Marwick LLP
   *23.2    --   Consent of Grant Thornton LLP
   *23.3    --   Consent of Rosenman & Colin LLP (included in Exhibit 5)
   *24.1    --   Power of Attorney (included on page II-5)

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        * Filed herewith.

       ** Management contract or compensatory plan or arrangement required to be identified pursuant to Item 14(a)3 of this report.

      *** Confidential treatment has been granted with respect to certain information contained in this exhibit.
                                       3